As filed with the Securities and Exchange Commission on July   , 1996

                                                        Registration No.  333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             --------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             --------------------
                                  ANACOMP, INC.
             (Exact name of registrant as specified in its charter)


        Indiana                                 3577                                 35-1144230
(State or other jurisdiction of         (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)           Classification Code Number)                 Identification No.)

                           11550 North Meridian Street
                                 P.O. Box 40888
                           Indianapolis, Indiana 46240
                                 (317) 844-9666
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             George C. Gaskin, Esq.
                                Corporate Counsel
                                  Anacomp, Inc.
                             2115 Monroe Drive N.2.
                             Atlanta, Georgia 30324
                                 (404) 876-3361
    (Name, Address, including zip   code, and telephone number, including area
               code, of agent for service)
                              Copy to:
                              Michael C. Ryan, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000
                              --------------------
                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                ---------------

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class of              Amount        Proposed Maximum      Proposed Maximum        Amount of
 Securities to be Registered      to be Registered  Offering Price per    Aggregate Offering   Registration Fee
                                                         Security              Price (1)
Common Stock, $.01 par value.....  ------ shares         None                 $-------(2)              $--------

11 5/8% Senior Secured Notes.....  $-----               None                  $-------(3)              $--------

13% Senior Subordinated Notes....  $-----               None                  $------(3)               $--------


(1) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Based on the last sale reported for the Common Stock on the Nasdaq Automated Quotation System on July 24, 1996.

(3)  Based on 100% of the principal amount outstanding as of July 24, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.




                                  ANACOMP, INC.

                      11 5/8% SENIOR SECURED NOTES DUE 1999

                              CROSS REFERENCE SHEET

                     Pursuant to Item 501 of Regulation S-K



                    S-1 Item Number and Caption                    Location or Heading in Prospectus


 1. Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus..................................    Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages of Prospectus...    Inside Front Cover Page; Outside Back Cover Page

  3. Summary of Information, Risk Factors and Ratio of
     Earnings to Fixed Charges.................................    Prospectus Summary; Risk Factors; Selected
                                                                   Consolidated Financial Data

  4. Use of Proceeds...........................................    Use of Proceeds

  5. Determination of Offering Price...........................    Outside Front Cover Page; Plan of Distribution

  6. Dilution..................................................    Not Applicable

  7. Selling Security Holders..................................    Selling Noteholders

  8. Plan of Distribution......................................    Outside Front Cover Page; Plan of Distribution

  9. Description of Securities to be Registered................    Outside Front Cover Page; Description of the
                                                                   Senior Secured Notes

 10. Interests of Named Experts and Counsel....................    Not Applicable

 11. Information with Respect to the Registrant................    Outside Front Cover Page; Prospectus Summary;
                                                                   Risk Factors; Capitalization; Selected
                                                                   Consolidated Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition
                                                                   and Results of Operations; The Company;
                                                                   Management; Security Ownership of Certain
                                                                   Beneficial Owners and Management; Certain
                                                                   Relationships and Related Transactions;
                                                                   Description of the Senior Secured Notes;
                                                                   Description of Other Obligations; Index to
                                                                   Financial Statements

 12. Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities................................    Not Applicable




                   Subject to Completion, Dated ________, 1996

PROSPECTUS

                                   $5,000,000

                                  ANACOMP, INC.

                         11 5/8% Secured Notes due 1999

     This Prospectus related to the offer and sale from time to time by each of the noteholders listed under "Selling Noteholders" (collectively, the "Selling Noteholders") of up to a total of $5,000,000 principal amount of 11 5/8% Senior Subordinated Notes due 1999 (the "Senior Secured Notes") of Anacomp, Inc. (the "Company"). Such Senior Secured Notes may be offered in amounts, at prices and on terms to be determined at the time of sale. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of Senior Secured Notes by the Selling Noteholders.

     The Senior Secured Notes were issued on June 4, 1996, in an aggregate principal amount of $112,190,000. The Senior Secured Notes mature on September 30, 1999. Interest on the Senior Secured Notes is payable semi-annually on each March 31 and September 30, commencing September 30, 1996. The Company is
required  to  redeem   $14,288,000,   $14,286,000,   $16,163,000,   $16,161,000,
$17,100,000, $17,100,000 and 17,092,000 aggregate principal amounts on each of the seven corresponding interest payment dates. The Senior Secured Notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount outstanding, plus accrued and unpaid interest. The Senior Secured Notes are senior obligations of the Company secured by substantially all the assets of the Company. They rank pari passu (on an equal basis) in right of payment with all existing and future senior obligations of the Company.

     The Company does not intend to list the Senior Secured Notes on any securities exchange. The Senior Secured Notes currently are traded over-the-counter. No assurance can be given as to the continuance or liquidity of any such market.

     See "Risk Factors" beginning on page 9 for a discussion of certain considerations relevant to an investment in the Senior Secured Notes.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

The Senior Secured Notes to which this Prospectus relates may be offered and sold from time to time by the Selling Noteholders to or through one or more brokers, dealers or agents or directly to purchasers. See "Plan of Distribution."

                           _____________________, 1996




Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              FOR CALIFORNIA RESIDENTS

     WITH RESPECT TO SALES OF THE SENIOR SECURED NOTES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS AS OF THE DATE OF THIS PROSPECTUS, SUCH SENIOR SECURED NOTES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING OR (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SENIOR SECURED NOTES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SENIOR SECURED NOTES OFFERED HEREBY OR (4) ANY PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000 OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES).

     [ANY OTHER LEGEND OR INFORMATION REQUIRED BY THE LAW OF ANY STATE IN WHICH THE SECURITIES ARE TO BE OFFERED.]

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Room 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Registration Statement can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov.).

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (collectively with any amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits filed as a part thereof and otherwise incorporated therein for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of each document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission or obtained at prescribed rates from the public reference facilities of the Commission at the addresses set forth above.



                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" means Anacomp, Inc. and its subsidiaries. References to a fiscal year refer in each case to the twelve-month period ended September 30.

                                   The Company

     The Company is the world's leading full-service provider of micrographics systems, services and supplies, with over 15,000 customers in more than 65 countries. The Company is also the world's largest provider of Computer Output Microfilm (COM) solutions for image and information management. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche, and Computer Output Microfilm (COM) converts textual and graphical digital information at high speed directly from a computer or magnetic tape to microfilm or microfiche.

     The Company offers a full range of micrographics services and supplies, including (i) micrographics processing services to customers on an outsourcing basis through its 45 data service centers nationwide, (ii) micrographics systems for users who perform their own data conversion, (iii) consumable supplies and equipment for micrographics systems, and (iv) maintenance services for micrographics equipment. It is a major manufacturer and distributor of computer tape products used by data processing operations, including open reel tape, 3480 tape cartridges and 3490E tape cartridges.

     In the fiscal year ended September 30, 1995, the Company's revenues were $591.2 million and operating income (income before special and restructuring charges, interest, other income and income taxes) was $41.4 million.

     The principal executive offices of the Company are located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46032, telephone number (317) 844-9666.

                              Recent Reorganization

     On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization ("Plan of Reorganization"). On such date, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999, $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 10.0 million shares of new common stock, par value $.01 per share, and warrants to purchase 362,694 shares of common stock at a price of $12.23 per share for a period of five years from June 4, 1996. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

                                  The Offering

     This Prospectus relates to the offer and sale from time to time by the Selling Noteholders of up to a total of $5,000,000 principal amount of Senior Secured Notes. The Company will not receive any of the proceeds from the sale of Senior Secured Notes by the Selling Noteholders.

                            The Senior Secured Notes

Securities...............$112,190,000  aggregate  principal  amount  of 11  5/8%
                         Senior Secured Notes due 1999.

Maturity Date............September 30, 1999.

Interest Payment Dates...March 31 and  September  30,  commencing  September 30,
                         1996.

Mandatory Redemption.....The  Company  is   required   to  redeem   $14,288,000,
                         $14,286,000,   $16,163,000,  $16,161,000,  $17,100,000,
                         $17,100,000 and $17,092,000 aggregate principal amount of Senior Secured Notes on each of the seven corresponding interest payment dates, in each case at a redemption price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest. See "Description of the Senior Secured Notes--Mandatory Redemption."

Optional Redemption......The Senior  Secured Notes are  redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus, accrued and unpaid interest. See "Description of the Senior Secured Notes--Optional Redemption."

Ranking..................The Senior Secured Notes are senior secured obligations of the Company and rank pari passu (on an equal basis) with all other existing and future senior obligations of the Company, and are senior to all existing and future subordinated or junior indebtedness of the Company.

Security.................The  collateral   securing  the  Senior  Secured  Notes
                         consists of substantially all the assets of the Company. The collateral includes after-acquired assets of the Company to the extent such assets are acquired by the Company without financing secured by a lien on such assets. See "Risk Factors--Potential Inadequacy of Security" and "Description of the Senior Secured Notes--Collateral."

Change of Control........Upon a change of  control,  the  Company is required to make an offer to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. See "Description of the Senior Secured Notes--Change of Control."

Asset Sale Proceeds......The  Company is required  in certain  circumstances  to make offers to purchase Senior Secured Notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other dispositions of assets by the Company or certain of its subsidiaries. See "Description of the Senior Secured Notes--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock."

Certain Covenants........The  indenture  relating  to the Senior  Secured  Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its Subsidiaries,
                         (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes and
                         (vii) consolidations and mergers and transfers of all or substantially all the Company's and certain of its subsidiaries' assets. However, all these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Senior Secured Notes--Certain Covenants" and
                         "Description       of      the      Senior      Secured
                         Notes--Consolidation, Merger and Sale of Assets."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1995, which were derived, except as otherwise noted, from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The table also summarizes selected unaudited consolidated historical operating and financial data for the six-month periods ended March 31, 1996 and 1995 and as of March 31, 1996, derived from unaudited interim condensed consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following table also includes certain pro forma unaudited financial data that reflect adjustments necessary to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996. The pro forma unaudited financial data do not purport to represent the Company's results of operations or financial condition had the Company's reorganization been effective for the periods indicated and do not purport to project the Company's results of operations and financial condition for any future period. This table should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's historical Consolidated Financial Statements and notes thereto and the "Pro Forma Unaudited Financial Information" appearing elsewhere in this Prospectus.


                                                                                         Six Months Ended
                                              Year Ended September 30                        March 31
                        -----------------------------------------------------------   ---------------------------
                                                                                           (unaudited)
                                                                                                             Pro Forma
                          1991        1992        1993         1994        1995        1995         1996        (c)
                          ----        ----        ----         ----        ----        ----         ----     ---------
                             (Dollars in thousands, except ratios and per share amounts)
- ---------------------
OPERATING DATA

Revenues.............  $635,361    $628,940    $590,208     $592,599    $591,189     $303,301     $256,176    $254,673
Cost of sales and
   services..........   423,956     428,308     404,752      420,483     440,667      203,562      175,099     173,941
Selling, general and
   administrative....   105,861     100,330      96,822       92,539     109,127       68,842       47,595      79,538
Special and
   restructuring
   charges (a).......        --          --          --           --     169,584           --           --          --
Operating income
   (loss)............   105,544     100,302      88,634       79,577    (128,189)      30,897       33,482       1,194
Interest expense.....    79,655      71,947      68,960       67,174      70,938       34,000       23,785      21,394
Reorganization items.        --          --          --           --          --           --       23,251          --
Income (loss) before
   extraordinary
   credit and
   cumulative effect
   of accounting
   change............    18,105      18,221      11,691        6,955    (238,326)      (7,383)      (9,678)    (22,524)
Net income (loss)....    29,205      26,921      18,591       14,955(b) (238,326)      (7,383)      (9,678)    (22,524)
Income (loss) per
   share (primary)
   before
   extraordinary
   item and
   cumulative effect
   of accounting
   change (net of
   preferred stock
   dividends and
   discount
   accretion)........       .38         .38         .22          .10       (5.22)        (.18)        (.22)      (2.25)
Weighted average
   shares
   outstanding       41,689,577  42,712,865  42,749,933   47,335,723  46,061,818   45,944,409    47,084,388 10,000,000



                                          Year Ended September 30                                 Six Months Ended March 31
                                                                                                         (unaudited)
                           --------------------------------------------------------------   -----------------------------------
                                                                                                                      Pro
                                1991        1992         1993         1994        1995       1995          1996     Forma (c)
                                ----        ----         ----         ----        ----       ----          ----     --------
                             (Dollars in thousands, except ratios and per share amounts)

SELECTED FINANCIAL RATIOS
   AND OTHER FINANCIAL DATA

Depreciation and
   amortization...........  $ 31,551     $ 34,569     $ 33,006     $ 34,615    $ 35,998     $17,187      $13,369       $45,518
EBITDA (d)................   137,095      134,871      121,640      114,192      77,393      48,084       46,851        46,712
Capital expenditures......    13,916       18,755       20,726       18,868      14,372       7,631        2,537         2,537
Ratio of EBITDA to
   interest expense ......     1.72x        1.87x        1.76x        1.70x       1.09x       1.41x        1.97x         2.18x
Ratio of total debt to
   EBITDA ................     3.75x        3.54x        3.61x        3.61x       5.04x       --            --           --
Ratio of earnings to
   fixed charges (e) .....     1.36x        1.41x        1.27x        1.21x        (e)        (e)          (e)          (e)




                                               As of March 31, 1996
                                               --------------------
                                                     (unaudited)
                                            Actual           Pro Forma (c)
                                        --------------     ---------------
BALANCE SHEET DATA

Cash...........................         $  49,259             $ 22,965
Property, plant, and equipment - net       36,663               36,663
Intangible assets (f)..........           155,473                   --
Reorganization value in excess of
 identifiable assets (g) ......                --              258,957
Total assets...................           391,991              472,580
Total current liabilities (h)..           178,910              124,532
Total debt (i).................           381,230              260,197
Redeemable preferred stock.....            21,340                   --
Shareholders' equity (deficit).          (195,037)              82,303


- ---------------------------------

(a) This item includes special charges of $136.9 million which represents a write-off of goodwill of $108.0 million and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(b) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to net income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from NOLs as an extraordinary item in the consolidated Statement of Operations.

(c) The pro forma balance sheet data gives effect to the transactions in connection with the consummation of the Plan of Reorganization as if they occurred on March 31, 1996. The pro forma operating data and selected financial ratios and other financial data gives effect to the transactions in connection with the consummation of the Plan of Reorganization as if they occurred on October 1, 1995. See "Capitalization."

(d)      EBITDA   represents   earnings  before  interest  income  and  expense,
         financial restructuring costs, reorganization items, other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP) as a measure of the Company's operating results or to cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. This item also excludes special and restructuring charges of approximately $169.6 million incurred in fiscal 1995.

(e)      For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the six months ended March 31, 1995 and 1996, and the pro forma six months ended March 31, 1996 income before income taxes was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $6.0 million, $6.0 million and $18.8 million, respectively.

(f) Intangible assets represent primarily the excess of purchase price over net assets of businesses acquired ("goodwill"). Goodwill is amortized on the straight-line method over 15 to 40 years. Effective June 30, 1995, the Company elected to modify its method of measuring goodwill impairment to a fair value approach. This revised accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business.

(g) For "fresh start" reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets will be reported as "Reorganization value in excess of identifiable assets."

(h)      Total current liabilities exclude current portion of long-term debt.

(i)      Total debt does not include accrued but unpaid interest.

                                  RISK FACTORS

     Prospective investors should carefully review the information set forth below, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment in the Senior Secured Notes.

     Dependence of Values on Estimates of Future Performance. The Company's pro forma unaudited financial statements have been prepared in accordance with the requirements of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires a determination of the Company's reorganization value, which is the estimated fair value of the reorganized entity as a going concern at the time it emerges from bankruptcy. The Company's estimate of its reorganization value is based on a number of assumptions, including the assumptions upon which the Company's estimates of future operating results are based. The valuation necessarily assumes that the Company will achieve the estimates of future operating results in all material respects. If these results are not achieved, the resulting values could be materially different. See "Pro Forma Unaudited Financial Information."

     Adverse Effect of Growth of Digital Technologies. Revenues for the Company's micrographic services and products have been adversely affected for each of the past four fiscal years (see "Business Risks--Recent Declines in Revenues") and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. Micrographics represented 78% of the Company's fiscal 1995 revenues and is expected to remain the Company's primary source of revenues for the foreseeable future. The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including the Company's XFP 2000 system) and the utilization of micrographics data service centers while evaluating the abilities of digital and other technologies.

     The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in at least some Anacomp customers changing their use of micrographics from data storage and retrieval to primarily data storage. The Company believes this is at least part of the reason for the declines in the past three fiscal years in sales of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in intense price competition in certain of the Company's markets, particularly micrographics services. The Company's operating margins were 13.1% in the first half of fiscal 1996 compared to 7% in fiscal 1995, 13.4% in fiscal 1994 and 15% in 1993.

     Recent Declines in Revenues. As a result of the rapidly changing nature of the data storage and management industry, the Company has experienced declining or flat revenues in each of the last five fiscal years. Revenues for fiscal 1995 decreased $32.2 million from 1994 and revenues decreased $47.1 million for the first half of fiscal 1996 when compared to the same period for the previous year. The 41.1 million decrease is primarily due to the discontinuance and downsizing of certain product lines. Fiscal 1994 revenues decreased $29.1 million from 1993, and 1993 revenues decreased $42.6 million compared to the prior year, excluding, in each case, acquisitions made by the Company during such fiscal year. For further discussion by product line of recent trends in revenues and operating margins, see "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     The Company has used acquisitions in the past to try to offset declining revenues and increase market share. If the Company continues to experience declining revenues, it may depend, in part, on acquisitions to try to offset such declines, and there can be no assurance that the Company will be able to effect any such further acquisitions. For example, revenues for the Company's micrographics services business increased 5% in fiscal 1994 from 1993 largely because of the acquisition of 14 data service centers or related customer bases. Revenues for micrographics services declined 2% in fiscal 1993 from 1992, a period during which only four data service centers were acquired. Acquisitions generally have been of companies in markets in which the Company already competes. The Company's substantial leverage limits the amount of cash flow available for investment. The indenture for the Senior Subordinated Notes and the terms of the Company's other indebtedness will restrict the Company's ability to make acquisitions. See "Substantial Leverage."

     Quarterly Earnings Fluctuations. Sales of the Company's COM (Computer Output to Microfilm) systems, including its XFP 2000 systems, vary significantly from quarter to quarter depending on various factors, including the level and timing of orders and shipments, customer requirements, the mix of product features selected and pricing changes, some of which are not within the control of the Company. Additionally, as is the case with many technology companies, a significant portion of the Company's sales of its COM systems typically occurs in the last few weeks of a quarter. As a result, the Company's COM systems revenues may shift from one quarter to the next, having a significant effect on reported results, and quarterly revenues and reported results cannot be accurately estimated even a few weeks prior to the end of a quarter. See note 20 to the Company's audited consolidated financial statements appearing elsewhere in this Prospectus.

     Availability  of Polyester  and Certain  Other  Supplies.  Polyester is the
basic raw material for the Company's film and magnetics products. Large increases in the price of polyester are likely to affect the Company's operating margins adversely as the maturity of the Company's markets makes it difficult to effect price increases. Increased polyester prices also could result in the loss of certain customers. The Company and its principal polyester and duplicate film vendor, SKC Limited and SKC America, Inc. (collectively, "SKC"), from time to time negotiate polyester price increases relating to these products, and there can be no assurance as to the outcome of any such negotiations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

     Certain third parties are the sole suppliers of some of the Company's raw materials and products. Any disruption in the supply relationship between the Company and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect the Company's operating results in any given period. In the event of any such disruption, there can be no assurance that the Company could develop alternative sources at acceptable prices and within reasonable times. For a further description of the Company's raw material needs and supply relationships, see "The Company--Raw Materials and Suppliers."

     New Products. The Company is attempting to introduce new data storage and management products and services incorporating digital technologies. These products and services are currently being introduced and, accordingly, have limited or no revenues to date. The markets for such new products and services are very competitive, and there can be no assurances that the Company's products and services will achieve market acceptance. The Company has no experience in the manufacture, sale or marketing of these new products and services. The Company currently is in the process of reeducating and refocusing its sales force to sell its new products and services, as well as its more traditional COM products and services, and there can be no assurance that this will be successfully achieved. The Company's substantial leverage also may hinder the development and deployment of new technologies. See "Substantial Leverage."

     International. The Company's financial results are dependent in part on its international operations, which represented 32% of revenues for fiscal 1995. The Company expects that its international operations will continue to be a significant portion of the Company's business as the Company seeks to expand its international presence. Certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, the Company's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Future unfavorable fluctuations in currency exchange rates also may have an adverse impact on the Company's revenues and operating results. The Company does not currently enter into hedging arrangements, although it may do so in the future.

     Substantial Leverage. The Company has significant debt service obligations. The Company's high level of indebtedness presents substantial risks to the holders of the Senior Secured Notes, including the risk that the Company might not generate sufficient cash to service the Senior Secured Notes and its other debt obligations. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control.

     In the event that internally generated funds are not sufficient to fund the Company's capital expenditures and its debt service obligations, including the Senior Secured Notes, the Company would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of its indebtedness or the sale of assets. Each of these alternatives is dependent upon financial, business and other general economic factors affecting the Company, many of which are beyond the control of the Company, and there can be no assurance that any such alternatives would be available to the Company, if at all, on satisfactory terms. While the Company believes that cash flow generated by operations will provide adequate sources of long-term liquidity, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond the Company's control could increase the need for refinancing or new capital.

     The indenture governing the Senior Secured Notes ("Senior Secured Indenture") and the indenture governing the Senior Subordinated Notes ("Senior Subordinated Indenture") impose restrictions on the operations and activities of the Company. The most significant restrictions relate to debt incurrence, investments, sales of assets and cash distributions by the Company. The failure to comply with any of these restrictions could result in an event of default under the Senior Secured Indenture or the Senior Subordinated Indenture, as applicable.

     Potential Inadequacy of Security. The proceeds of any sale of the collateral under the Senior Secured Indenture following an event of default under the Senior Secured Indenture may not be sufficient to repay the Senior Secured Notes in full. The Senior Secured Notes will be secured with a lien on the collateral, which will consist of substantially all the Company's assets. The collateral will include after-acquired assets of the Company to the extent that such assets are acquired by the Company without financing secured by such assets. The Senior Secured Indenture permits the collateral to be subject to Permitted Liens (as defined below).

     Although the collateral consists of substantially all the assets of the Company, 56% of the Company's assets (on a pro forma basis) consist of reorganization value in excess of identifiable assets, using the principles of "fresh start" reporting required following the Company's reorganization and other intangibles. Excluding working capital collateral, the tangible assets comprising the collateral, which, as of March 31, 1996, had a book value of approximately $59.7 million, consist primarily of processing equipment, manufacturing equipment and tooling, long-term receivables and office furniture. The only real property owned by the Company that is part of the collateral is the Graham, Texas site on which the Company's U.S. magnetics manufacturing facility is located. The collateral does not include facility leases under which the Company operates data service centers and maintains certain other operations. The common stock and assets (other than accounts receivable, inventory and the proceeds thereof) of certain U.S. subsidiaries of the Company are part of the collateral. However, such subsidiaries are non-operating companies and have no significant assets. The collateral also includes, subject to certain restrictions of foreign law, all of the common stock of certain foreign subsidiaries that are owned directly by the Company or a U.S. subsidiary. Although certain of the foreign subsidiaries are operating companies, they have few assets, other than accounts receivables and inventory, which may be pledged to secure foreign currency revolving credit facilities. There is no public market for the common stock of either such U.S. or foreign subsidiaries.

     In addition, SKC America, Inc. has a security interest in up to $10 million of products purchased by the Company pursuant to the supply agreement between the Company and SKC. See "Description of Other Obligations--SKC Trade Payable due 2001."

     If a bankruptcy proceeding were to be commenced by or against the Company and the bankruptcy court were to conclude that the Senior Secured Notes were inadequately secured, the holders of the Senior Secured Notes would have only an unsecured deficiency claim to the extent of such inadequacy and would not be entitled to post-petition interest. Any deficiency claim (whether or not in a bankruptcy proceeding involving the Company) of the holders of the Senior Secured Notes would rank pari passu with any deficiency claims of other general unsecured creditors. In addition, the ability of the holders of the Senior Secured Notes to effect a sale of the collateral may be subject to certain bankruptcy limitations in the event of a bankruptcy proceeding involving the Company. See "Description of the Senior Secured Notes--Certain Bankruptcy Limitations" and "Description of the Senior Secured Notes--Collateral."

     Conflicts Between the Senior Subordinated Indenture and the Senior Secured Indenture. The indenture for the Senior Subordinated Notes (the "Senior Subordinated Indenture") requires the Company to offer to repurchase the Senior Subordinated Notes upon the failure to comply with certain covenants including:
(i) changes of control; (ii) sales of assets or subsidiary stock; and (iii) incurrence of indebtedness (collectively, the "Mandatory Repurchase Offers"). In the event that the Company is required to make certain Mandatory Repurchase Offers, the Senior Subordinated Indenture requires that the Company first obtain the consent of the holders of the Senior Secured Notes or prepay in full the Senior Secured Notes. In addition, the Company will be prohibited under the Senior Secured Indenture from making any payment pursuant to any Mandatory Repurchase Offer unless the Company can satisfy the conditions for making a Restricted Payment (as defined herein) in the amount of such payment.

     Failure to make any Mandatory Repurchase Offer or payment pursuant thereto, including as a result of the failure to satisfy the consent or prepayment condition described above, could result in an acceleration of the maturity of the Senior Subordinated Notes, thereby triggering an event of default under the Senior Secured Indenture. Conversely, if the Company makes a payment pursuant to a Mandatory Repurchase Offer without satisfying the conditions for making a Restricted Payment under the Senior Subordinated Indenture, the maturity of the Senior Secured Notes may be accelerated, thereby triggering cross-acceleration under the Senior Subordinated Indenture. Any such default or acceleration also could result in the acceleration of other debt of the Company under agreements that contain cross-default or cross-acceleration provisions. See "Description of Other Obligations--Senior Subordinated Notes due 2002--Mandatory Repurchase Offers."

     Covenant Compliance. The terms and conditions of the Senior Secured Indenture and the instruments applicable to the Company's other indebtedness impose restrictions that limit, among other things, the Company's ability to:
(i) incur additional indebtedness (including indebtedness incurred by means of guarantees); (ii) create liens on assets; (iii) sell assets; (iv) engage in mergers or consolidations; (v) make acquisitions and investments; (vi) engage in certain transactions with affiliates; and (vii) make dividends, payments and certain other distributions.

     The ability of the Company to comply with such covenants will be dependent on the future financial performance of the Company which will be subject to prevailing economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with any of these covenants could result in a default or event of default under the relevant debt agreements (including the Senior Secured Indenture), permitting lenders to accelerate the maturity of the indebtedness under such agreements, to foreclose upon the collateral securing such indebtedness and to terminate their commitments (if any) with respect to additional funding obligations under such agreements. Any such default, event of default, acceleration or failure to comply also could result in the acceleration of other debt of the Company under agreements that may contain cross-default or cross-acceleration provisions. Under any of these circumstances, there can be no assurance that the Company would have sufficient funds or other resources to satisfy all such obligations on a timely basis.

     Public Market. The Company does not intend to list the Senior Secured Notes on any securities exchange. The Senior Secured Notes currently are traded over-the-counter. No assurance can be given as to the continuance or liquidity of any such market. The price for the Senior Secured Notes may increase or decrease depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Secured Notes. There can be no assurance that the non-investment grade debt market will not continue to be subject to such disruptions.

                                 USE OF PROCEEDS

     All of the Senior Secured Notes offered by this Prospectus are being offered for sale by the Selling Noteholders. The Company will not receive any portion of the net proceeds of this offering.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1996 on a historical basis and as adjusted to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996, as if they occurred on March 31, 1996. This table should be read in conjunction with the Company's historical Consolidated Financial Statements and the related notes thereto, the Pro Forma Unaudited Financial Information and related notes, and the other information contained in this Prospectus, including the information set forth in "Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."


                                                     As of March 31, 1996
                                                     --------------------
                                                          (unaudited)
                                                   Historical       As Adjusted
                                                   ----------       -----------
                                                     (Dollars in thousands)
Senior Debt:
     Revolving Loan                                 $28,043         $      --
                                                                           --
     Multicurrency Revolving Loan                     26,056               --
     Term Loans                                       11,863               --
     Series B Senior Notes                            53,595               --
     11 5/8% Senior Secured Notes                         --          112,190
     Capitalized Leases and Other                        549              549
Subordinated Debt:
     15% Subordinated Notes                          224,900               --
     13 7/8% Convertible Subordinated Debentures      23,232               --
     Installment Notes                                 2,513            1,200
     9% Convertible Subordinated Debentures           10,479               --
       Senior Subordinated Notes                       --             146,258
                                                     -------           -------
     Total Debt                                      381,230          260,197
Redeemable Preferred Stock                            21,340               --
Stockholders' equity                                (195,037)           82,303
                                                    --------         --------
                  Total Capitalization              $207,533         $342,500
                                                    ========         ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1995, and as of September 30, 1995, which were derived, except as otherwise noted, from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The table also sets forth selected unaudited consolidated historical operating and financial data for the six-month periods ended March 31, 1996 and 1995 and as of March 31, 1996, derived from unaudited interim condensed consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following table also includes certain pro forma unaudited financial data that reflect adjustments necessary to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996. The pro forma financial data do not purport to represent the Company's results of operations or financial condition had the Company's reorganization been effective for the periods indicated and do not purport to project the Company's results of operations and financial condition for any future period. This table should be read in conjunction with, and is qualified in its entirety by reference to, "Summary Consolidated Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's historical Consolidated Financial Statements and notes thereto and the "Pro Forma Unaudited Financial Information" appearing elsewhere in this Prospectus.


                                                                                             Six Months Ended
                                                                                                 March 31
                                       Year Ended September 30                     ------------------------------------
                                                                                               (unaudited)
                                                                                   -------------------------------------
                                                                                                             Pro Forma
                          1991        1992        1993         1994        1995        1995         1996        (c)
                          ----        ----        ----         ----        ----        ----         ----     ---------
                      (Dollars in thousands, except ratios and per share amounts)

OPERATING DATA

Revenues.............  $635,361    $628,940    $590,208     $592,599    $591,189     $303,301     $256,176    $254,673
Cost of sales and
   services..........   423,956     428,308     404,752      420,483     440,667      203,562      175,099     173,941
Selling, general and
   administrative....   105,861     100,330      96,822       92,539     109,127       68,842       47,595      79,538
Special and
   restructuring
   charges (a).......        --          --          --           --     169,584           --           --          --
Operating income
   (loss)............   105,544     100,302      88,634       79,577    (128,189)      30,897       33,482       1,194
Interest expense.....    79,655      71,947      68,960       67,174      70,938       34,000       23,785      21,394
Reorganization items.        --          --          --           --          --           --       23,251          --
Income (loss) before
   extraordinary
   credit and
   cumulative effect
   of accounting
   change............    18,105      18,221      11,691        6,955    (238,326)      (7,383)      (9,678)    (22,524)
Net income (loss)....    29,205      26,921      18,591       14,955(b) (238,326)      (7,383)      (9,678)    (22,524)
Income (loss) per
   share (primary)
   before
   extraordinary
   item and
   cumulative effect
   of accounting
   change (net of
   preferred stock
   dividends and
   discount
   accretion)........       .38         .38         .22          .10       (5.22)        (.18)        (.22)      (2.25)
Weighted average
   shares
   outstanding ......41,689,577  42,712,865  42,749,933   47,335,723  46,061,818   45,944,409   47,084,388  10,000,000



                                                                                                    Six Months Ended
                                                                                                        March 31
                                            Year Ended September 30                                   (unaudited)
                          ----------------------------------------------------------   --------------------------------------------
                              1991         1992        1993        1994        1995       1995        1996        Pro Forma (c)
                          ----------------------------------------------------------   --------------------------------------------
SELECTED FINANCIAL RATIOS    (Dollars in thousands, except ratios and per share amounts)
   AND OTHER FINANCIAL
   DATA
Depreciation and
amortization...........     $ 31,551     $ 34,569    $ 33,006    $ 34,615     $ 35,998   $17,187    $13,369         $45,518
EBITDA (d)................   137,095      134,871     121,640     114,192       77,393    48,084     46,851          46,712
Capital expenditures......    13,916       18,755      20,726      18,868       14,372     7,631      2,537           2,537
Ratio of EBITDA to
   interest expense ......     1.72x        1.87x       1.76x       1.70x        1.09x     1.41x      1.97x           2.18x
Ratio of total debt to
   EBITDA.................     3.75x        3.54x       3.61x       3.61x        5.04x        --         --              --
Ratio of earnings to
   fixed charges (e) .....     1.36x        1.41x       1.27x       1.21x          (e)       (e)        (e)             (e)



                                                                                                      As of March 31
                                                                                                      --------------
                                             Year Ended September 30,                                  (unaudited)

                                           ---------------------------                                --------------
                               1991         1992         1993         1994       1995        1995        1996      Pro Forma (c)
                               ----         ----         ----         ----       ----        ----        ----      -------------
BALANCE SHEET                                                      (Dollars in thousands)

Cash......................  $  19,811    $  29,881    $  24,922    $  19,871   $  19,415     $6,232    $49,259         $22,965
Property, plant, and
   equipment - net........     70,609       67,872       66,399       66,769      44,983     56,160     36,663          36,663
Intangible assets (f).....    318,575      310,333      296,426      279,607     160,315    274,644    155,473              --
Reorganization value in
   excess of identifiable
   assets (g).............         --           --           --           --          --         --         --         258,957
Total assets..............    686,062      681,561      643,548      658,639     421,029    639,020    391,991         472,580
Total current liabilities
   (h)....................    139,824      150,522      152,727      163,091     188,957    171,389    132,072         124,532
Total debt (i)............    514,749      477,303      439,093      411,847     389,900    392,128    381,230         260,197
Redeemable preferred stock     24,191       24,287       24,383       24,478      24,574     24,526     21,340              --
Shareholders' equity
   (deficit)..............    (25,017)       8,290       13,799       49,756    (188,243)    43,378   (195,037)         82,303


- ---------------------------------

(a) This item includes special charges of $136.9 million which represents a write-off of goodwill of $108.0 million and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(b) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to net income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from NOLs as an extraordinary item in the consolidated Statement of Operations.

(c) The pro forma balance sheet data gives effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996, as if they occurred on March 31, 1996. The pro forma operating data and selected financial ratios and other financial data gives effect to the transactions with the consummation of the Plan of Reorganization as if they occurred on October 1, 1995.

(d)      EBITDA   represents   earnings  before  interest  income  and  expense,
         financial restructuring costs, reorganization items, other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP) as a measure of the Company's operating results or to cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. This item also excludes special and restructuring charges of approximately $169.6 million incurred in fiscal 1995.

(e)      For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the six months ended March 31, 1995 and 1996, and the pro forma six months ended March 31, 1996, income before income taxes was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $6.0 million, $6.0 million and $18.8 million, respectively.

(f) Intangible assets represent primarily the excess of purchase price over net assets of businesses acquired ("goodwill"). Goodwill is amortized on the straight-line method over 15 to 40 years. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. This revised accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business.

(g) For "fresh start" reporting purposes, any portion of the reorganization value of the Company not attributable to specific identifiable assets will be reported as "Reorganization value in excess of identifiable assets."

(h)      Total current liabilities exclude current portion of long-term debt.

(i)      Total debt does not include accrued but unpaid interest.

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

         The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities has been recorded as stockholders' equity with retained earnings restated to zero.

         The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on March 31, 1996. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1995. The unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1994.

         Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                                          ANACOMP, INC. AND SUBSIDIARIES
                                       PRO FORMA CONSOLIDATED BALANCE SHEET
                                               AS OF MARCH 31, 1996

                                                                      March 31, 1996 (unaudited)
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                           (Dollars in thousands, except per share amounts)

ASSETS
Current assets:
     Cash..........................................         $49,259            $(1,250)   (a)          $26,965
                                                                                (6,994)   (b)
                                                                                (3,000)   (h)
                                                                               (11,050)   (i)
     Receivables, net of reserves..................          78,574                 --                  78,574
     Inventories...................................          42,535                 --                  42,535
     Prepaid expenses and other....................           6,412                 --                   6,412
                                                              -----             -------                  -----
Total current assets...............................         176,780            (22,294)                154,486


Property and equipment (net).......................          36,663                 --                  36,663
Long-term receivables..............................           9,133                 --                   9,133
Excess of purchase price over net assets of
     businesses acquired and other  intangibles....         155,473           (155,473)   (l)               --
Other assets.......................................          13,942               (601)   (c)           13,341
Reorganization value in excess of identifiable assets            --            258,957    (m)          258,957
                                                            -------            -------                 -------
                                                           $391,991            $80,589                $472,580
                                                           ========            =======                ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt.............        $381,230          $(350,905)   (d)          $30,325
     Accounts payable..............................          52,894             (5,094)   (b)           44,800
                                                                                (3,000)   (h)
     Accrued compensation, benefits and withholdings         14,369                 --                  14,369
     Accrued income taxes..........................          11,334                 --                  11,334
     Accrued interest..............................          51,726            (47,134)   (d)            4,592
     Other liabilities.............................          48,587             (1,250)   (a)           49,437
                                                                                (1,900)   (b)
                                                                                 4,000    (h)          -------
                                                             ------              -----
Total current liabilities..........................         560,140           (405,283)                154,857
                                                            -------           --------                 -------

Long-term debt, net of current.....................              --            229,872    (d)          229,872
Other noncurrent liabilities.......................           5,548                 --                   5,548
                                                              -----              -----                   -----

Total Noncurrent Liabilities.......................           5,548            229,872                 235,420
                                                              -----            -------                 -------
Redeemable preferred stock.........................          21,340            (21,340)   (f)               --
                                                             ------            -------

Stockholders' equity (deficit):

Common stock.......................................             480               (480)   (g)              100
                                                                                   100    (e)
Capital in excess of par value.....................         187,512             82,203    (e)           82,203
                                                                                21,340    (f)
                                                                                   480    (g)
                                                                              (312,764)   (j)
                                                                                   (52)   (k)
                                                                              (155,473)   (l)
                                                                               258,957    (m)
Cumulative translation adjustment..................             (52)                52    (k)               --
Retained earnings (deficit)........................        (382,977)            (4,000)   (h)               --
                                                                               312,764    (j)
                                                                                74,213    (i)
                                                           ----------          -------               ---------
Total Stockholders' equity (deficit) ..............        (195,037)           277,340                  82,303
                                                           --------            -------                  ------
                                                           $391,991            $80,589                $472,580
                                                           ========            =======                ========

              See Notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 1996
           (Unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

(a) Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization ("Effective Date") to settle certain disputed claims.

(b) Represents cash paid to SKC America ("SKC"), a supplier to the Company, on the Effective Date related to certain amounts payable to SKC.

(c) For financial reporting purposes, old deferred financing costs of $601 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

(d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the consummation of the Plan of Reorganization. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The change in debt consists of the following:

                                                                Current Portion
                                                  Accrued        of Long-Term        Long-Term
                                                  Interest            Debt             Debt             Total
                                                  --------            ----             ----             -----
Historical Balance                                $51,726           $381,230         $   --             $432,956
                                                  -------           --------         ------             --------
Cancellation of Old Revolving Loan                                   (28,043)                           (28,043)
Cancellation of Old Multicurrency Revolving
Loan                                                                 (26,056)                           (26,056)
Cancellation of Old Term Loan                                        (11,863)                           (11,863)
Cancellation of Old Series B Senior Notes                            (53,595)                           (53,595)
Cancellation of Old Senior Subordinated
Notes                                                               (224,900)                          (224,900)
Cancellation of Old 9% Subordinated Notes                            (10,479)                           (10,479)
Cancellation of Old 13.875% Subordinated
Debentures                                                           (23,232)                           (23,232)
Cancellation of Old Installment Note                                  (1,313)                            (1,313)
Cancellation of Old Accrued Interest              (47,134)                                              (47,134)
New 11 5/8% Senior Secured Notes due 1999                             28,576            83,614          112,190
New 13% Senior Subordinated Notes due 2002                                             146,258          146,258
    --                                            --------           --------          -------          -------
Total Pro Forma adjustments                       (47,134)          (350,905)          229,872         (168,167)
                                                  --------          ---------          -------         ---------
Pro Forma balance                                 $ 4,592           $ 30,325          $229,872         $264,789
                                                  =======           ========          ========         ========


Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the Senior Subordinated Notes.

(e) Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01 per share) at an estimated market price of $82,303 under the terms of the restructuring set forth in the Plan of Reorganization (the "Restructuring").

                                                      Capital in
                                                       Excess of
                                       Common Stock   Par Value   Total
                                       ------------   ---------   -----
         To Holders of Old Senior
         Subordinated Notes and Old
         Subordinated Debentures ....   $ 100         $82,203   $82,303

(f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

           Historical carrying value                $19,793
           Accrued dividends                          1,547
                                                      -----
           Capital in excess of par value
           adjustment                               $21,340
                                                    =======


(g) Reflects the transfer from common stock to capital in excess of par value of $480, resulting from the cancellation of 48,013,246 shares of Old Common Stock.

(h) Reflects a $3,000 cash payment and the recognition of a $4,000 liability related to certain non-recurring fees and expenses incurred in connection with consummating the Plan of Reorganization.

(i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of
           old debt securities...........................         $381,230
           Historical carrying value of related
           accrued interests.............................           47,134
           Write-off of old deferred
           financing costs................................            (601)
           Market value of consideration exchanged for
           the Old Debt:
                  Plan Securities (Face Value $272,190)...        (258,448)
                  New Common Stock (New shares issued
                  10,000,000).............................         (82,303)
                  Installment Note and other..............          (1,749)
                  Cash*...................................         (11,050)
                                                                   -------
                                                                    74,213
           Tax provision..................................              --
                                                                   -------
           Extraordinary gain.............................         $74,213
                                                                   =======

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on Senior Secured Notes and $800 related to payment on the Installment Note.


For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

(j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

(k) In accordance with SOP 90-7, this adjustment reflects the elimination of deferred translation against capital in excess of par value.

(l) Reflects the write-off of "Excess of Purchase price Over Net Assets of Businesses Acquired and Other Intangibles" of $155,473. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets." (See note
         (m)).

(m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities, excluding debt, is being used to implement "fresh start" reporting. The Reorganization Value in excess of identifiable assets is calculated below.

           Reorganization Value.............................         $350,000
           Plus:    Current liabilities excluding
                    debt (Pro Forma)........................          124,532
                    Noncurrent liabilities excluding
                    debt (Pro Forma)........................            5,548
           Less:    Current assets (Pro Forma)..............         (154,486)
                    Payment on Senior Secured Notes on
                    Effective Date..........................           (7,500)
                    Noncurrent tangible assets (Pro Forma)..          (59,137)
                                                                      -------
           Reorganization value in excess of
           identifiable assets..............................          $258,957
                                                                      ========

         Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

         The valuation methodologies considered by the Financial Advisor are described below:

         Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the Reorganization Value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

         Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies and valuation multiples of revenues, EBITDA, EBIT, net income and book value.

         Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions and acquisition multiples of revenues, EBITDA, EBIT and net income.

         The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

         The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                                                  Six Months ended March 31, 1996 (unaudited)
                                                                  -------------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments                Pro Forma
                                                          ----------       -----------                ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:
     Services provided.............................         $99,190            $(1,402) (a)             $97,788
     Equipment and supplies........................         156,986               (101) (a)             156,885
         Total revenues............................         256,176             (1,503)                 254,673
                                                            -------             ------                  -------
Operating costs and expenses:
     Costs of services provided....................          54,525             (1,078) (a)              53,447
     Cost of equipment sold........................         120,574                (80) (a)             120,494
     Selling, general and administrative...........          47,595               (332) (a)              79,538
                                                                                 32,275 (f)
                                                            -------             ------
                                                            222,694             30,785                  253,479
                                                            -------             ------                  -------
Income (loss) before interest, other income,
     reorganization items and income taxes.........          33,482            (32,288)                   1,194
                                                             ------            -------                    -----


Interest income....................................             932                 --                      932
Interest expense and fee amortization..............         (23,785)             2,391  (b)             (21,394)
Other income.......................................           6,644             (6,200) (a)                 444
                                                              -----             ------                      ---
                                                            (16,209)            (3,809)                 (20,018)
                                                            -------             ------                  -------
Income (loss) before reorganization items and
     income taxes..................................          17,273            (36,097)                 (18,824)
Reorganization items...............................         (23,251)            23,251  (c)                  --
Provision for income taxes.........................           3,700                ---                    3,700
                                                              -----             ------                    -----

Net loss ..........................................          (9,678)           (12,846)                 (22,524)


Preferred stock dividends and discount accretion...             540               (540) (e)                  --
                                                             ------             ------                   -------
Net loss available to common stockholders .........        $(10,218)          $(12,306)                ($22,524)
                                                           ========           ========                 ========
Net loss available to common
     stockholders per share........................                                                      ($2.25)
                                                                                                       ========

Weighted average common shares outstanding.........                                                  10,000,000 (d)
                                                                                                     ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                     For the six months ended March 31, 1996
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division during the six-month period ended March 31, 1996 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses, and the one-time gain during the period.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

           Interest expense on new debt:
                11 5/8% Senior Secured Notes
                (Face Value $112,190)...................            $6,521
                13% Senior Subordinated Notes
                (Face Value $160,000)...................            10,400
                Interest on other debt and trade
                credit arrangements.....................             3,328
                Interest accretion on new
                debt discount...........................             1,145
                                                                     -----
                      Subtotal..........................            21,394

                Reversal of actual expense during
                     the six-month period ended
                     March 31, 1996......................          (23,785)
                                                                    -------
                Pro forma adjustment.....................            $2,391
                                                                   ========

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

(c) Represents $23,251 of costs incurred during the six-month period ended March 31, 1996 related to the Reorganization which is being excluded from the pro forma results for the period.

(d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the six-months ended March 31, 1996 as if the Effective Date under the Plan of Reorganization had occurred on October 1, 1995.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                     Amortization   Six-Month
                                            Amount      Period     Amortization
                                            ------      ------     ------------

    New Intangible Assets................  $258,957    3.5 Years      $36,994

    Historical Intangible Assets
    Amortization.........................                              (4,719)
                                                                       ------
                                                                      $32,275
                                                                      =======


Fees in connection with the Plan of Reorganization directly attributable to the Restructuring of $4,000 have been excluded from pro forma operating results for the six-month period ended March 31, 1996.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

   Historical carrying value of Old Securities................ $381,230
   Historical carrying value of related accrued interests.....   47,134
   Write-off of old deferred financing costs..................     (601)
   Market value of consideration exchanged for the old debt:
          Plan Securities (Face Value $272,190)............... (258,448)
          New Common Stock (New shares issued 10,000,000).....  (82,303)
          Installment Note and other..........................   (1,749)
          Cash*...............................................  (11,050)
                                                                -------
                                                                 74,213
   Tax provision..............................................       --
                                                                -------
   Extraordinary gain.........................................  $74,213
                                                                =======

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on the new Senior Secured Notes, and $800 related to payment on the Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the Warrants are assumed to have no value.

                                          ANACOMP, INC. AND SUBSIDIARIES
                                  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                       FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                  Year Ended September 30, 1995 (unaudited)
                                                                  -----------------------------------------
                                                                               Pro Forma
                                                          Historical          Adjustments              Pro Forma
                                                          ----------          -----------              ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:

     Services provided.............................        $219,881           $(20,357) (a)            $199,524
     Equipment and supplies........................         371,308             (1,164) (a)             370,144
                                                            -------             ------                  -------
         Total revenues............................         591,189            (21,521)                 569,668
                                                            -------            -------                  -------
Operating costs and expenses:
     Costs of services provided....................         161,211            (17,585) (a)             143,626
     Costs of equipment sold.......................         279,456               (737) (a)             278,719
     Selling, general and administrative...........         109,127             (1,691) (a)             173,747
                                                                                66,311  (f)
     Special and restructuring charges.............         169,584                 --                  169,584
                                                            -------                                     -------
                                                            719,378             46,298                  765,676
                                                            -------             ------                  -------
                                                                                                       (196,008)

Loss before interest, other income, and income taxes       (128,189)           (67,819)
                                                           --------            -------



Interest income....................................           2,000                 --                    2,000
Interest expense and fee amortization..............         (70,938)            27,047 (b)              (43,891)
Other expenses.....................................          (6,199)             5,987 (c)                 (212)
                                                             ------              -----                     ----
                                                            (75,137)            33,034                  (42,103)
                                                            -------             ------                  -------
Loss before income taxes...........................        (203,326)           (34,785)                (238,111)
Provision for income taxes.........................          35,000                 --                   35,000
                                                             ------                                      ------

Net loss ..........................................        (238,326)           (34,785)                (273,111)

Preferred stock dividends and discount accretion...           2,158             (2,158) (e)                 --
                                                              -----             ------                  --------

Net loss available to common stockholders..........       $(240,484)          $(32,627)               $(273,111)
                                                          =========           ========                =========

Net loss available to common stockholders per share                                                     $(27.31)
                                                                                                        =======

Weighted average common shares outstanding.........                                                  10,000,000 (d)
                                                                                                     ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                      For the year ended September 30, 1995
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division subsequent to September 30, 1995 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses during the year ended September 30, 1995.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

         Interest expense on new debt:
           11 5/8%  Senior Secured Notes (Face Value $112,190)......$13,042
           13% Senior Subordinated Notes (Face Value $160,000)...... 20,800
           Interest on other debt and trade credit arrangements.....  7,759
           Interest accretion on new debt discount..................  2,290
                                                                      -----
                 Subtotal........................................... 43,891

           Reversal of actual expenses during the twelve month
                period ended September 30, 1995.....................(70,938)
                                                                    -------
           Pro forma adjustment.....................................$27,047
                                                                    =======

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.


(c) Represents $5,987 of costs incurred during fiscal 1995 related to the Restructuring costs which are being excluded from the pro forma results for the year ended September 30, 1995.

(d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the year ended September 30, 1995 as if the Effective date had occurred on October 1, 1994.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 9-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                  Amortization     Annual
                                        Amount       Period      Amortization
                                        ------       ------      ------------

    New Intangible Assets.............  $275,018   3.5 Years       $78,577
    Historical Intangible Assets
    Amortization......................                             (12,266)
                                                                   -------
                                                                   $66,311
                                                                   =======

Reorganization fees directly attributable to the Restructuring totaling $7,000 have been excluded from pro forma operating results for the year ended September 30, 1995.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting in the Restructuring has been estimated as follows:

    Historical carrying value of Old Securities................. $389,900
    Historical carrying value of related accrued interests......   37,806
    Write-off of old deferred financing costs...................  (12,721)
    Market value of securities exchanged for the old debt:
           Plan Securities (Face Value $272,190)................ (258,448)
           New Common Stock (10,000,000 shares).................  (79,468)
    Installment note and other..................................   (4,584)
    Cash used to reduce debt
           Proceeds from the sale of ICS division...............  (12,700)
           Payment on New Senior Secured Notes on Effective
           Date...............                                     (7,500)
           Payment on Installment Note on Effective Date........     (800)
    Senior Restructuring Premium................................   (2,750)
                                                                   ------
                                                                   48,735

    Tax provision...............................................     --
                                                                  -------
    Extraordinary gain..........................................  $48,735
                                                                  =======

The Company believes that it will not recognize any gain for tax purposes due to any cancellation of indebtedness resulting from the Restructuring. The gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1995, and as of September 30, 1995, which were derived, except as otherwise noted, from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The table also sets forth selected unaudited consolidated historical operating and financial data for the six-month periods ended March 31, 1996 and 1995 and as of March 31, 1996, derived from unaudited interim condensed consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following table also includes certain pro forma unaudited financial data that reflect adjustments necessary to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996. The pro forma financial data do not purport to represent the Company's results of operations or financial condition had the Company's reorganization been effective for the periods indicated and do not purport to project the Company's results of operations and financial condition for any future period. This table should be read in conjunction with, and is qualified in its entirety by reference to, "Summary Consolidated Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's historical Consolidated Financial Statements and notes thereto and the "Pro Forma Unaudited Financial Information" appearing elsewhere in this Prospectus.


                                                                                             Six Months Ended
                                                                                                 March 31
                                       Year Ended September 30                                  (unaudited)
                   ----------------------------------------------------------------------------------------------------------------
                                                                                                             Pro Forma
                          1991        1992        1993         1994        1995        1995         1996        (c)
                          ----        ----        ----         ----        ----        ----         ----     ---------
                      (Dollars in thousands, except ratios and per share amounts)

OPERATING DATA

Revenues.............  $635,361    $628,940    $590,208     $592,599    $591,189     $303,301     $256,176    $254,673
Cost of sales and
   services..........   423,956     428,308     404,752      420,483     440,667      203,562      175,099     173,941
Selling, general and
   administrative....   105,861     100,330      96,822       92,539     109,127       68,842       47,595      79,538
Special and
   restructuring
   charges (a).......        --          --          --           --     169,584           --           --          --
Operating income
   (loss)............   105,544     100,302      88,634       79,577    (128,189)      30,897       33,482       1,194
Interest expense.....    79,655      71,947      68,960       67,174      70,938       34,000       23,785      21,394
Reorganization items.        --          --          --           --          --           --       23,251          --
Income (loss) before
   extraordinary
   credit and
   cumulative effect
   of accounting
   change............    18,105      18,221      11,691        6,955    (238,326)      (7,383)      (9,678)    (22,524)
Net income (loss)....    29,205      26,921      18,591       14,955(b) (238,326)      (7,383)      (9,678)    (22,524)
Income (loss) per
   share (primary)
   before
   extraordinary
   item and
   cumulative effect
   of accounting
   change (net of
   preferred stock
   dividends and
   discount
   accretion).........      .38         .38         .22          .10       (5.22)      (.18)        (.22)       (2.25)
Weighted average
   shares outstanding  41,689,577  42,712,865  42,749,933   47,335,723  46,061,818  45,944,409   47,084,388  10,000,000



                                                                                                    Six Months Ended
                                                                                                        March 31
                                            Year Ended September 30                                   (unaudited)
                          ----------------------------------------------------------   --------------------------------------------
                              1991         1992        1993        1994        1995       1995        1996        Pro Forma (c)
                          ----------------------------------------------------------   --------------------------------------------
SELECTED FINANCIAL RATIOS    (Dollars in thousands, except ratios and per share amounts)
   AND OTHER FINANCIAL
   DATA
   Depreciation and         $ 31,551     $ 34,569    $ 33,006    $ 34,615     $ 35,998   $17,187    $13,369         $45,518
   amortization...........
EBITDA (d)................   137,095      134,871     121,640     114,192       77,393    48,084     46,851          46,712
Capital expenditures......    13,916       18,755      20,726      18,868       14,372     7,631      2,537           2,537
Ratio of EBITDA to
   interest                     1.72x        1.87x       1.76x       1.70x       1.09x      1.41x      1.97x           2.18x
   expense................
Ratio of total debt to          3.75x        3.54x       3.61x       3.61x       5.04x         --         --              --
   EBITDA.................
Ratio of earnings to
   fixed                        1.36x        1.41x       1.27x       1.21x         (e)        (e)        (e)             (e)
   charges (e)............




                                             Year Ended September 30,                                  As of March 31
                                                                                                        (unaudited)
                               -------------------------------------------------------       -----------------------------------
                               1991         1992         1993         1994       1995        1995        1996      Pro Forma (c)
                               ----         ----         ----         ----       ----        ----        ----      -------------
BALANCE SHEET                                                      (Dollars in thousands)

Cash......................  $  19,811    $  29,881    $  24,922    $  19,871   $  19,415     $6,232    $49,259         $22,965
Property, plant, and
   equipment - net........     70,609       67,872       66,399       66,769      44,983     56,160     36,663          36,663
Intangible assets (f).....    318,575      310,333      296,426      279,607     160,315     274,644    155,473              --
Reorganization value in
   excess of identifiable
   assets (g).............        --           --           --           --          --          --         --         258,957
Total assets..............   686,062      681,561      643,548      658,639     421,029     639,020    391,991         472,580
Total current liabilities    139,824      150,522      152,727      163,091     188,957     171,389    132,072         124,532
   (h)....................
Total debt (i)............   514,749      477,303      439,093      411,847     389,900     392,128    381,230         260,197
Redeemable preferred stock    24,191       24,287       24,383       24,478      24,574      24,526     21,340              --
Shareholders' equity
   (deficit)..............   (25,017)       8,290       13,799       49,756    (188,243)     43,378   (195,037)         82,303


- ---------------------------------

(a) This item includes special charges of $136.9 million which represents a write-off of goodwill of $108.0 million and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(b) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to net income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from NOLs as an extraordinary item in the consolidated Statement of Operations.

(c) The pro forma balance sheet data gives effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996, as if they occurred on March 31, 1996. The pro forma operating data and selected financial ratios and other financial data gives effect to the transactions with the consummation of the Plan of Reorganization as if they occurred on October 1, 1995.

(d)      EBITDA   represents   earnings  before  interest  income  and  expense,
         financial restructuring costs, reorganization items, other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP) as a measure of the Company's operating results or to cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. This item also excludes special and restructuring charges of approximately $169.6 million incurred in fiscal 1995.

(e)       For  purposes of  computing  the ratio of  earnings to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the six months ended March 31, 1995 and 1996, and the pro forma six months ended March 31, 1996, income before income taxes was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $6.0 million, $6.0 million and $18.8 million, respectively.

(f) Intangible assets represent primarily the excess of purchase price over net assets of businesses acquired ("goodwill"). Goodwill is amortized on the straight-line method over 15 to 40 years. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. This revised accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business.

(g) For "fresh start" reporting purposes, any portion of the reorganization value of the Company not attributable to specific identifiable assets will be reported as "Reorganization value in excess of identifiable assets."

(h)      Total current liabilities exclude current portion of long-term debt.

(i)      Total debt does not include accrued but unpaid interest.

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

         The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities has been recorded as stockholders' equity with retained earnings restated to zero.

         The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on March 31, 1996. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1995. The unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1994.

         Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                                          ANACOMP, INC. AND SUBSIDIARIES
                                       PRO FORMA CONSOLIDATED BALANCE SHEET
                                               AS OF MARCH 31, 1996

                                                                      March 31, 1996 (unaudited)
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                           (Dollars in thousands, except per share amounts)

ASSETS
Current assets:
     Cash..........................................         $49,259            $(1,250)   (a)          $26,965
                                                                                (6,994)   (b)
                                                                                (3,000)   (h)
                                                                               (11,050)   (i)
     Receivables, net of reserves..................          78,574                 --                  78,574
     Inventories...................................          42,535                 --                  42,535
     Prepaid expenses and other....................           6,412                 --                   6,412
                                                              -----             -------                  -----
Total current assets...............................         176,780            (22,294)                154,486


Property and equipment (net).......................          36,663                 --                  36,663
Long-term receivables..............................           9,133                 --                   9,133
Excess of purchase price over net assets of
     businesses acquired and other  intangibles....         155,473           (155,473)   (l)               --
Other assets.......................................          13,942               (601)   (c)           13,341
Reorganization value in excess of identifiable assets            --            258,957    (m)          258,957
                                                            -------            -------                 -------
                                                           $391,991            $80,589                $472,580
                                                           ========            =======                ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt.............        $381,230          $(350,905)   (d)          $30,325
     Accounts payable..............................          52,894             (5,094)   (b)           44,800
                                                                                (3,000)   (h)
     Accrued compensation, benefits and withholdings         14,369                 --                  14,369
     Accrued income taxes..........................          11,334                 --                  11,334
     Accrued interest..............................          51,726            (47,134)   (d)            4,592
     Other liabilities.............................          48,587             (1,250)   (a)           49,437
                                                                                (1,900)   (b)
                                                                                 4,000    (h)          -------
                                                             ------              -----
Total current liabilities..........................         560,140           (405,283)                154,857
                                                            -------           --------                 -------

Long-term debt, net of current.....................              --            229,872    (d)          229,872
Other noncurrent liabilities.......................           5,548                 --                   5,548
                                                              -----              -----                   -----

Total Noncurrent Liabilities.......................           5,548            229,872                 235,420
                                                              -----            -------                 -------
Redeemable preferred stock.........................          21,340            (21,340)   (f)               --
                                                             ------            -------

Stockholders' equity (deficit):
Common stock........................                            480               (480)   (g)              100
                                                                                   100    (e)
Capital in excess of par value.....................         187,512             82,203    (e)           82,203
                                                                                21,340    (f)
                                                                                   480    (g)
                                                                              (312,764)   (j)
                                                                                   (52)   (k)
                                                                              (155,473)   (l)
                                                                               258,957    (m)
Cumulative translation adjustment..................             (52)                52    (k)               --
Retained earnings (deficit)........................        (382,977)            (4,000)   (h)               --
                                                                               312,764    (j)
                                                                                74,213    (i)
                                                           ----------          -------               ---------
Total Stockholders' equity (deficit)...............        (195,037)           277,340                  82,303
                                                           --------            -------                  ------
                                                           $391,991            $80,589                $472,580
                                                           ========            =======                ========

              See Notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 1996
           (Unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

(a) Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization ("Effective Date") to settle certain disputed claims.

(b) Represents cash paid to SKC America ("SKC"), a supplier to the Company, on the Effective Date related to certain amounts payable to SKC.

(c) For financial reporting purposes, old deferred financing costs of $601 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

(d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the consummation of the Plan of Reorganization. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The change in debt consists of the following:

                                                  Accrued       Current Portion      Long-Term
                                                  Interest        of Long-Term          Debt             Total
                                                                      Debt
                                                  --------         ------------     ------------         -----
Historical Balance                                $51,726           $381,230         $   --             $432,956
                                                  --------           -------         --------           --------
Cancellation of Old Revolving Loan                                   (28,043)                           (28,043)
Cancellation of Old Multicurrency Revolving
Loan                                                                 (26,056)                           (26,056)
Cancellation of Old Term Loan                                        (11,863)                           (11,863)
Cancellation of Old Series B Senior Notes                            (53,595)                           (53,595)
Cancellation of Old Senior Subordinated
Notes                                                               (224,900)                          (224,900)
Cancellation of Old 9% Subordinated Notes                            (10,479)                           (10,479)
Cancellation of Old 13.875% Subordinated
Debentures                                                           (23,232)                           (23,232)
Cancellation of Old Installment Note                                  (1,313)                            (1,313)
Cancellation of Old Accrued Interest              (47,134)                                              (47,134)
New 11 5/8% Senior Secured Notes due 1999                             28,576            83,614          112,190
New 13% Senior Subordinated Notes due 2002                                             146,258          146,258
                                                 --------           --------          -------          -------
Total Pro Forma adjustments                       (47,134)          (350,905)          229,872         (168,167)
                                                 --------           --------          -------          -------
Pro Forma balance                                 $ 4,592           $ 30,325          $229,872         $264,789
                                                  =======           ========          ========         ========


Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the Senior Subordinated Notes.

(e) Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01 per share) at an estimated market price of $82,303 under the terms of the restructuring set forth in the Plan of Reorganization (the "Restructuring").

                                                      Capital in
                                                       Excess of
                                       Common Stock   Par Value   Total
                                       ------------   ---------   -----
         To Holders of Old Senior
         Subordinated Notes and Old
         Subordinated Debentures ....   $ 100         $82,203   $82,303

(f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

           Historical carrying value                $19,793
           Accrued dividends                          1,547
                                                      -----
           Capital in excess of par value
           adjustment                               $21,340
                                                    =======


(g) Reflects the transfer from common stock to capital in excess of par value of $480, resulting from the cancellation of 48,013,246 shares of Old Common Stock.

(h) Reflects a $3,000 cash payment and the recognition of a $4,000 liability related to certain non-recurring fees and expenses incurred in connection with consummating the Plan of Reorganization.

(i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of
           old debt securities...........................         $381,230
           Historical carrying value of related
           accrued interests.............................           47,134
           Write-off of old deferred
           financing costs................................            (601)
           Market value of consideration exchanged for
           the Old Debt:
                  Plan Securities (Face Value $272,190)...         (258,448)
                  New Common Stock (New shares issued
                  10,000,000).............................          (82,303)
                  Installment Note and other..............           (1,749)
                  Cash*...................................          (11,050)
                                                                    -------
                                                                     74,213
           Tax provision..................................              --
                                                                    --------
           Extraordinary gain.............................           $74,213
                                                                    =========

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on Senior Secured Notes and $800 related to payment on the Installment Note.


For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

(j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

(k) In accordance with SOP 90-7, this adjustment reflects the elimination of deferred translation against capital in excess of par value.

(l) Reflects the write-off of "Excess of Purchase price Over Net Assets of Businesses Acquired and Other Intangibles" of $155,473. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets." (See note
         (m)).

(m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities, excluding debt, is being used to implement "fresh start" reporting. The Reorganization Value in excess of identifiable assets is calculated below.

           Reorganization Value.............................         $350,000
           Plus:    Current liabilities excluding
                    debt (Pro Forma)........................          124,532
                    Noncurrent liabilities excluding
                    debt (Pro Forma)........................            5,548
           Less:    Current assets (Pro Forma)..............         (154,486)
                    Payment on Senior Secured Notes on
                    Effective Date..........................           (7,500)
                    Noncurrent tangible assets (Pro Forma)..          (59,137)
                                                                      -------
           Reorganization value in excess of
           identifiable assets..............................          $258,957
                                                                      ========

         Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

         The valuation methodologies considered by the Financial Advisor are described below:

         Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the Reorganization Value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

         Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies and valuation multiples of revenues, EBITDA, EBIT, net income and book value.

         Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions and acquisition multiples of revenues, EBITDA, EBIT and net income.

         The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

         The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                                                  Six Months ended March 31, 1996 (unaudited)
                                                                  -------------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments                Pro Forma
                                                          ----------       -----------                ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:
     Services provided.............................         $99,190            $(1,402)   (a)             $97,788
     Equipment and supplies........................         156,986               (101)   (a)             156,885
                                                            -------             ------                    -------
         Total revenues............................         256,176             (1,503)                   254,673
                                                            -------             ------                    -------
Operating costs and expenses:
     Costs of services provided....................          54,525             (1,078)   (a)              53,447
     Cost of equipment sold........................         120,574                (80)   (a)             120,494
     Selling, general and administrative...........          47,595               (332)   (a)              79,538
                                                                                 32,275    (f)
                                                            -------             ------
                                                            222,694             30,785                    253,479
                                                            -------             ------                    -------
Income (loss) before interest, other income,
     reorganization items and income taxes.........          33,482            (32,288)                     1,194
                                                             ------            -------                      -----


Interest income....................................             932                 --                        932
Interest expense and fee amortization..............         (23,785)             2,391    (b)             (21,394)
Other income.......................................           6,644             (6,200)   (a)                 444
                                                              -----             ------                        ---
                                                            (16,209)            (3,809)                   (20,018)
                                                            -------             ------                    -------
Income (loss) before reorganization items and
     income taxes..................................          17,273            (36,097)                   (18,824)
Reorganization items...............................         (23,251)            23,251    (c)                  --
Provision for income taxes.........................           3,700                --                      3,700
                                                              -----             ------                      -----

Net loss ..........................................          (9,678)           (12,846)                   (22,524)


Preferred stock dividends and discount accretion...             540               (540)   (e)                  --
                                                             ------             ------                     -------
Net loss available to common stockholders                  $(10,218)          $(12,306)                  ($22,524)
                                                           ========           ========                   ========
Net loss available to common
     stockholders per share........................                                                         ($2.25)
                                                                                                          ========

Weighted average common shares outstanding.........                                                    10,000,000  (d)
                                                                                                       ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                     For the six months ended March 31, 1996
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division during the six-month period ended March 31, 1996 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses, and the one-time gain during the period.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

           Interest expense on new debt:
                11 5/8% Senior Secured Notes
                (Face Value $112,190)...................            $6,521
                13% Senior Subordinated Notes
                (Face Value $160,000)...................            10,400
                Interest on other debt and trade
                credit arrangements.....................             3,328
                Interest accretion on new
                debt discount...........................             1,145
                                                                     -----
                      Subtotal..........................            21,394

                Reversal of actual expense during
                     the six-month period ended
                     March 31, 1996......................          (23,785)
                                                                    -------
                Pro forma adjustment.....................            $2,391
                                                                   ========

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

(c) Represents $23,251 of costs incurred during the six-month period ended March 31, 1996 related to the Reorganization which is being excluded from the pro forma results for the period.

(d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the six-months ended March 31, 1996 as if the Effective Date under the Plan of Reorganization had occurred on October 1, 1995.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                     Amortization   Six-Month
                                            Amount      Period     Amortization
                                            ------      ------     ------------

    New Intangible Assets................  $258,957    3.5 Years      $36,994

    Historical Intangible Assets
    Amortization.........................                              (4,719)
                                                                       ------
                                                                      $32,275
                                                                      =======


Fees in connection with the Plan of Reorganization directly attributable to the Restructuring of $4,000 have been excluded from pro forma operating results for the six-month period ended March 31, 1996.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

   Historical carrying value of Old Securities................ $381,230
   Historical carrying value of related accrued interests.....   47,134
   Write-off of old deferred financing costs..................     (601)
   Market value of consideration exchanged for the old debt:
          Plan Securities (Face Value $272,190)............... (258,448)
          New Common Stock (New shares issued 10,000,000).....  (82,303)
          Installment Note and other..........................   (1,749)
          Cash*...............................................  (11,050)
                                                                -------
                                                                 74,213
   Tax provision..............................................       --
                                                                -------
   Extraordinary gain.........................................  $74,213
                                                                =======

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on the new Senior Secured Notes, and $800 related to payment on the Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the Warrants are assumed to have no value.

                                          ANACOMP, INC. AND SUBSIDIARIES
                                  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                       FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                  Year Ended September 30, 1995 (unaudited)
                                                                  -----------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:

     Services provided.............................        $219,881           $(20,357)   (a)          $199,524
     Equipment and supplies........................         371,308             (1,164)   (a)           370,144
                                                            -------             ------                  -------
         Total revenues............................         591,189            (21,521)                 569,668
                                                            -------            -------                  -------
Operating costs and expenses:
     Costs of services provided....................         161,211            (17,585)   (a)           143,626
     Costs of equipment sold.......................         279,456               (737)   (a)           278,719
     Selling, general and administrative...........         109,127             (1,691)   (a)           173,747
                                                                                66,311    (f)
     Special and restructuring charges.............         169,584                 --                  169,584
                                                            -------                                     -------
                                                            719,378             46,298                  765,676
                                                            -------             ------                  -------


Loss before interest, other income, and income taxes       (128,189)           (67,819)                 (196,008)
                                                           --------            --------                  --------



Interest income....................................           2,000                 --                    2,000
Interest expense and fee amortization..............         (70,938)            27,047    (b)           (43,891)
Other expenses.....................................          (6,199)             5,987    (c)              (212)
                                                             ------              -----                     ----
                                                            (75,137)            33,034                  (42,103)
                                                            -------             ------                  -------
Loss before income taxes...........................        (203,326)           (34,785)                (238,111)
Provision for income taxes.........................          35,000                 --                   35,000
                                                             ------                                      ------

Net loss ..........................................        (238,326)           (34,785)                (273,111)

Preferred stock dividends and discount accretion...           2,158             (2,158)   (e)                --
                                                              -----             ------                  --------

Net loss available to common stockholders..........       $(240,484)          $(32,627)               $(273,111)
                                                          =========           ========                =========

Net loss available to common stockholders per share                                                   $  (27.31)
                                                                                                         =======

Weighted average common shares outstanding.........                                                   10,000,000  (d)
                                                                                                      ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                      For the year ended September 30, 1995
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division subsequent to September 30, 1995 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses during the year ended September 30, 1995.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

         Interest expense on new debt:
           11 5/8%  Senior Secured Notes (Face Value $112,190)......$13,042
           13% Senior Subordinated Notes (Face Value $160,000)...... 20,800
           Interest on other debt and trade credit arrangements.....  7,759
           Interest accretion on new debt discount..................  2,290
                                                                      -----
                 Subtotal........................................... 43,891

           Reversal of actual expenses during the twelve month
                period ended September 30, 1995.....................(70,938)
                                                                    -------
           Pro forma adjustment.....................................$27,047
                                                                    =======

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.


(c) Represents $5,987 of costs incurred during fiscal 1995 related to the Restructuring costs which are being excluded from the pro forma results for the year ended September 30, 1995.

(d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the year ended September 30, 1995 as if the Effective date had occurred on October 1, 1994.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                  Amortization     Annual
                                        Amount       Period      Amortization
                                        -------     ----------   ------------
    New Intangible Assets.............  $275,018   3.5 Years       $78,577
    Historical Intangible Assets
    Amortization......................                             (12,266)
                                                                   -------
                                                                   $66,311
                                                                   =======

Reorganization fees directly attributable to the Restructuring totaling $7,000 have been excluded from pro forma operating results for the year ended September 30, 1995.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting in the Restructuring has been estimated as follows:

    Historical carrying value of Old Securities................. $389,900
    Historical carrying value of related accrued interests......   37,806
    Write-off of old deferred financing costs...................  (12,721)
    Market value of securities exchanged for the old debt:
           Plan Securities (Face Value $272,190)................ (258,448)
           New Common Stock (10,000,000 shares).................  (79,468)
    Installment note and other..................................   (4,584)
    Cash used to reduce debt:
           Proceeds from the sale of ICS division...............  (12,700)
           Payment on New Senior Secured Notes on Effective
           Date........................                            (7,500)
           Payment on Installment Note on Effective Date........     (800)
           Senior Restructuring Premium.........................   (2,750)
                                                                   ------
                                                                   48,735

    Tax provision...............................................     --
                                                                  -------
    Extraordinary gain..........................................  $48,735
                                                                  =======

The Company believes that it will not recognize any gain for tax purposes due to any cancellation of indebtedness resulting from the Restructuring. The gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Recent Reorganization

     On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization ("Plan of Reorganization"). On such date, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes"), $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 10.0 million shares of new common stock, par value $.01 per share, and warrants to purchase 362,694 shares of common stock at a price of $12.23 per share for a period of five years from June 4, 1996. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

Results of Operations -- Six Months Ended March 31, 1996 Compared with Six Months Ended March 31, 1995

     General

     The Company incurred a loss of $10.2 million for the six months ended March 31, 1996, compared to a loss of $8.5 million for the comparable period of the prior year. Included in the loss for the six months ended March 31, 1996 was $23.3 million of reorganization items, including a write-off of deferred debt issue costs and discounts of $17.6 million and restructuring costs of $5.9 million. Operating income (income before interest, other income, reorganization items and income taxes) increased $2.6 million compared to the same period of the prior year. As a percentage of total revenues, operating income was 13.1% for fiscal 1996 and 10.2% for fiscal 1995. EBITDA was $46.9 million compared to $48.1 million for the same period in the prior year.

     Total revenues for the six months ended March 31, 1996 decreased $47.1 million over the same period of the prior year. The decrease was primarily due to the discontinuance or downsizing of certain product lines including ICS ($8.5 million), flexible diskette media ($9.8 million), reader and reader printer products ($5.4 million) and source document film ($3.5 million).

     Costs of services provided as a percent of services revenue were 55% for both the six months ended March 31, 1996 and the six months ended March 31, 1995. Costs of equipment and supplies sold as a percent of equipment and supplies sales were 77% in the current period compared to 74% in the same period of the prior year. The increase in cost of equipment and supplies sold was primarily due to product mix and increased costs of raw materials.

     Selling, general and administrative expenses were 19% of revenue in the current period compared to 23% in the same period of the prior year. The decrease of $21.2 million was reflective of the cost reductions the Company has been implementing over the past year and is consistent with the cost reductions contemplated in the Company's business plan.

     Interest expense and fee amortization was $23.8 million for the six months ended March 31, 1996 compared to $34.0 million in the prior period. The decrease in interest expenses related to the discontinuance of interest accrued on the Company's subordinated debt subsequent to the bankruptcy proceedings.

     Other income for the first six months of fiscal 1996 included a $6.2 million gain on the sale of the ICS Division in November 1995. This compares favorably to a $630,000 loss on the sale of an idle facility in the first six months of fiscal 1995.

     Products and Services

     Micrographics service revenues decreased $3.7 million in the first six months of fiscal 1996 compared to the same six months of fiscal 1995 excluding the effect of ICS sale. COM services volumes decreased 8%, and average selling prices decrease approximately 1%. The decrease in volume and pricing is a continuation of a trend that the Company has experienced over recent periods. Operating margins as a percent of revenue decreased slightly as the reduction in selling prices exceeded reductions in production costs.

     Maintenance service revenues decreased $1.4 million, primarily due to the effect of replacing older generation COM systems with the XFP which has a capacity significantly greater than the previous generation systems. Gross margins as a percent of revenue were unchanged.

     COM systems revenues for the first six months of fiscal 1996 decreased $8.4 million compared to the same period of the prior year. The Company sold or leased 51 XFP 2000 COM systems to third party users in the current period compared to 76 systems in the same period of the prior year. The first six months of fiscal 1995 included $3.5 million of sales of equipment for Anacomp data centers under sale and leaseback arrangements compared to zero in the current period. Gross margins as a percent of revenue were unchanged.

     Micrographics supplies and equipment revenues for the first six months decreased $16.3 million compared to the same period of the prior year, primarily as a result of the discontinuance and downsizing of product lines mentioned above. Micrographics supplies and equipment gross margins as a percent of revenues increased 2%.

     Magnetics revenues decreased $10.0 million in the first six months of fiscal 1996 compared to the same six months of fiscal 1995. The decrease was attributable to the closure of the Omaha, Nebraska factory which produced flexible diskette media, as well as reduced sales of open reel tape. Magnetics gross margins as a percent of revenue decreased 2% period to period.

Results of Operations-Fiscal 1995, 1994 and 1993

     General

     The Company incurred a loss of $238.3 million for the year ended September 30, 1995 as compared to income of $15.0 million and $18.6 million for the years ended September 30, 1994 and 1993, respectively. Included in the fiscal 1995 loss were special charges of $136.9 million, representing a write-off of goodwill of $108.0 million and $28.9 million of costs associated with software investments (See notes 2 and 5 to the accompanying Consolidated Financial Statements and discussion above). Also included in the loss was a $29.0 million deferred tax provision and $32.7 million of restructuring charges which included severance costs, inventory write-downs, excess facilities and other reserves. Further contributing to the overall loss was a decrease in operating income of $38.2 million compared to the prior year and $6.0 million of expenses associated with the reorganization.

     Operating income, i.e., income before special and restructuring charges, interest, other income and income taxes, decreased $38.2 million in fiscal 1995 compared to fiscal 1994 and $9.1 million in fiscal 1994 compared to the previous fiscal year. Both declines were largely attributable to a change in product mix as the relatively less profitable magnetics products represented a greater portion of total sales, as well as reduced supplies and COM services margins due to lower selling prices.

     Total revenues for fiscal 1995 decreased $1.4 million from the prior fiscal year. Revenues from sales of magnetics products increased $29.5 million resulting from the acquisition of Graham Magnetics in May 1994. In addition, the acquisition of the COM services customer base of 14 data service centers from National Business Systems, Inc. ("NBS") on January 3, 1994 contributed incremental revenues of approximately $2.7 million to the fiscal 1995 results. Offsetting these contributions were decreases in micrographics supplies, COM systems, maintenance services and other revenues.

     The Company's fiscal 1994 revenues totaled $592.6 million compared to $590.2 million in fiscal 1993. The Graham acquisition contributed $22.4 million and NBS contributed $9.1 million to fiscal 1994 revenues. Excluding the contributions from these two acquisitions, fiscal 1994 revenues decreased $29.1 million from fiscal 1993 principally due to decreased sales of COM systems, duplicate film and retrieval devices.

     Selling, general and administrative expenses were 18.5% of revenues in fiscal 1995 compared to 15.6% in fiscal 1994. The increase is due in part to the acquisitions of Graham Magnetics and the NBS customer base and the impact of amortization of the intangible assets recorded on those transactions. Also contributing to the increase was a fiscal 1994 $4.7 million environmental reserve adjustment resulting from the receipt of insurance proceeds related to Environmental Protection Agency ("EPA") liabilities. In addition, the sale-leaseback of data center equipment increased equipment rental costs by $2.5 million more than the reduction in depreciation costs compared to the prior period.

     Selling, general and administrative expenses were 16.4% of revenues in 1993. Selling, general and administrative costs in fiscal 1994 decreased $4.3 million compared to fiscal 1993 due in part to the receipt of insurance proceeds related to the EPA liabilities described above.

     Operating income before special and restructuring charges, interest, other income, income taxes, extraordinary credit and cumulative effect of accounting change as a percent of revenues were 7% in fiscal 1995, 13.4% in fiscal 1994, and 15% in fiscal 1993. The decrease was largely attributable to a change in product mix as the relatively less profitable magnetics products represented a greater portion of total sales and a reduction in supplies and COM services margins due to the drop in selling prices.

     1995 Special Charges

     As mentioned above, included in the operating results for fiscal 1995 were special charges totaling $136.9 million including the write-off of a portion of goodwill related to micrographics products.

     In connection with the change in accounting discussed in Note l to the accompanying Consolidated Financial Statements, the Company determined that goodwill had been impaired and measured the impairment based on the fair value approach discussed in Note 1. As required by GAAP, this accounting change, which amounted to a charge of $108.0 million, was recorded as a change in estimate and was included in the results of operations for the quarter ended June 30, 1995.

     Over the three-year period ended September 30, 1995, the Company invested and capitalized over $20.0 million related to the development of software to provide advanced capabilities for the XFP 2000 related to the processing of Xerox and IBM print streams. These software enhancements are referred to as the Xerox Compatibility Feature ("XCF") and Advance Function Presentation ("AFP") feature. XCF was introduced at the beginning of the second quarter and AFP at the beginning of the fourth quarter of fiscal 1995. Initial sales of the XCF product were significantly below expectations. Based upon that experience, the Company updated its sales forecast for both products and adjusted the carrying amount of the software investment to net realizable value. That adjustment resulted in a software write-off of $20.3 million (included on the balance sheet under the category other assets) and the establishment of a $8.6 million reserve (of which $7.7 million was outstanding at September 30, 1995) for future payments to Pennant Systems for software license (included on the balance sheet under the category accrued liabilities) and maintenance obligations which are not recoverable based upon the revised sales forecasts.

     Operating Plan

     Also included in the operating results for fiscal year 1995 were restructuring charges of $32.7 million resulting from the Company's New Operating Plan. The restructuring charges included severance costs of $5.9 million, inventory write-downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10.0 million.

     The Company's strategy for ongoing financial improvement is to eliminate unprofitable product lines and outsource manufacturing for low-margin products while continuing to offer similar products on an OEM or reseller basis. The New Operating Plan resulted in a determination to exit certain business or product lines. Specifically, the Company: (i) sold its Image Conversion Services Division ("ICS"); (ii) closed its Omaha, Nebraska factory which produces the magnetic media for flexible diskettes; and (iii) discontinued the manufacture of readers and reader/printers. In view of the Company's New Operating Plan, the Company also announced a Company-wide reduction in work force. Costs relating to the reduction in work force, the closing of the Omaha factory and the discontinuance of manufacturing of readers and reader/printers appear in the financial results for the year under "Restructuring Charges."

     The market price of the magnetic media manufactured in the Company's Omaha factory had been decreasing significantly. In addition, the Company's primary customer continued to experience liquidity shortfalls which placed this product line at increased business risk. As a result, the Company announced the closure of this facility on July 28, 1995 and recorded a loss of approximately $8.4 million in the fourth quarter including equipment and inventory write-downs, severance and close down expenses.

     During the fourth quarter, the Company reached agreement with Eye Communication Systems, Inc. ("Eye Com") to manufacture the Company's general requirements for readers and certain reader/printers. In addition, the Company announced the discontinuation of those reader/printer models that will not be manufactured by Eye Com. During the first few months of fiscal year 1996, the Company continued to build the discontinued models to utilize remaining inventories; transferred inventory and tooling to Eye Com; and generally exited the manufacturing process for these products. The Company recorded a loss of $10.0 million in the fourth quarter resulting from the decision to discontinue manufacturing reader and reader/printers reflecting equipment and inventory write-downs, severance and close down expenses.







Results of Operations - Products and Services

     Micrographics Supplies and Equipment

     Micrographics supplies and equipment revenues, which accounted for 32% of the Company's revenues in fiscal 1995, decreased 7% compared to fiscal 1994. Original film sales decreased 6% on lower unit volumes while duplicate film sales increased 3%. The duplicate film increase was due primarily to the reacquisition of First Image Management Company ("First Image") as a duplicate film customer and the addition of Eastman Kodak Company's ("Kodak") European duplicate film business. Retrieval products sales decreased 13% compared to fiscal 1994 and are expected to decrease further as a result of the decision to exit the manufacturing of these products.

     Micrographics supplies revenues decreased 8% in fiscal 1994, principally due to reduced demand for duplicate film, readers and reader/printers. As the Company's supplies and equipment business partly depends on sales of the Company's COM systems to generate repeat business, revenues from this business unit will be readily affected by the declines in COM systems sales.

     Micrographics supplies and equipment operating margins as a percent of revenue decreased 4% in fiscal 1995 as a result of lower average selling prices and increased costs of production. Micrographics supplies and equipment operating margins in fiscal 1994 were comparable to fiscal 1993. In fiscal 1993, micrographics supplies operating margins were down 2% to 3%, due in part to currency fluctuations affecting both revenues and costs as well as pricing competition in certain product lines.

     Micrographics Services

     Micrographics services revenues, which accounted for 22% of the Company's revenues in fiscal 1995, were level compared to fiscal 1994 despite a 10% increase in volume, 3% of which was attributable to the acquisition of the COM services customer base of 14 data service centers from NBS. COM service revenues were adversely affected by a decline in average selling prices reflecting a continuation of market price erosion which the Company expects to continue for at least the near future.

     Micrographics services revenues increased 5% in fiscal 1994 and decreased 2% in fiscal 1993, on volume increases of 10% in fiscal 1994 and 13% in fiscal 1993. The increase in fiscal 1994 volume was the result of the NBS acquisition. Decreasing prices adversely affected the Company's micrographics services business in fiscal 1994 and fiscal 1993.

     Micrographics services operating margins as a percent of revenue decreased 5% in fiscal 1995 and 2% in fiscal 1994 as reductions in average selling prices exceeded reductions in production costs. In fiscal 1993, reductions in operating costs kept margins steady despite intense price competition.

     Maintenance Services

     Maintenance services revenues, which accounted for 15% of the Company's revenues in fiscal 1995, are derived principally from COM recorders and duplicators. Such revenues decreased 5% in fiscal 1995 when compared to fiscal 1994 primarily due to the effect of replacing older generation COM systems with the XFP 2000 which has a capacity significantly greater than the previous generation COM systems. In addition, reduced pricing and credits issued to a major customer contributed to the decrease.

     Maintenance revenues increased $3.1 million in fiscal 1994 and decreased $4.8 million in fiscal 1993. The improvement in fiscal 1994 was largely the result of the addition of a national data service center company to the Company's customer base. Approximately one-half of the decline in fiscal 1993 was caused by currency fluctuations. The remaining decline was caused in part by the improved capacity and efficiency of the XFP 2000. The Company's maintenance revenues were adversely affected by the replacement of older COM systems with XFP 2000 systems because fewer XFP 2000 systems are required to process the same volume as older COM systems. Operating margins decreased modestly in fiscal 1995 and fiscal 1994 after remaining level in fiscal 1993.

     COM Systems

     COM systems revenues, which accounted for 9% of the Company's revenues in fiscal 1995, decreased $7.0 million with the sale or leasing of 153 XFP 2000 systems in fiscal 1995 compared to 165 systems in fiscal 1994. Also included in COM systems revenues in fiscal 1995 was $3.5 million of sales of equipment for use in Anacomp data centers under sale and leaseback arrangements compared to $5.6 million in fiscal 1994.

     COM systems revenues decreased 22% in fiscal 1994 because of the decline in sales and operating leases of XFP 2000 COM systems from 274 systems in fiscal 1993 to 165 systems in fiscal 1994. This decline was partly the result of reduced original equipment manufacturer ("OEM") shipments (25 systems in fiscal 1994 compared to 67 in fiscal 1993).

     COM systems revenues increased slightly in fiscal 1993 after consideration of currency effects.

     COM systems operating margins improved in fiscal 1995 and fiscal 1994 despite reduced revenues as a result of higher average selling prices. Operating margins in fiscal 1993 improved significantly both as a result of higher XFP 2000 volumes and the benefits from the facility consolidation that took place in fiscal 1992.

     Magnetics

     Magnetics revenues, which accounted for 22% of the Company's revenues in fiscal 1995, increased $29.5 million, or 23% compared to fiscal 1994. The increase was due to the contribution from the acquisition of Graham Magnetics in May 1994. The acquisition of Graham in May 1994 was the primary reason for a 36% increase in fiscal 1994 magnetics revenues over fiscal 1993. Graham manufactured certain magnetics products at its facility in Graham, Texas. The Company shifted all its U.S. production of those products from its Omaha, Nebraska plant to the Graham facility. The costs associated with this relocation were not significant. The consolidation resulted in improved manufacturing efficiencies and overall headcount reduction.

     Magnetics revenues decreased $16.5 million in fiscal 1993. Almost half of the decrease was due to the completion of one-time OEM arrangement, which contributed $9.7 million in revenues in fiscal 1992 and only $1.1 million in fiscal 1993. In addition, the Company experienced decreased demand of 3480 and TK 50/52 cartridge tapes as well as open reel tape, as these products continued to mature. The Company introduced the high-compression 3490E cartridge tape in mid-1993, which contributed over $8.0 million of revenues in fiscal 1994.

     The revenues added in fiscal 1995 and fiscal 1994 from the Graham acquisition resulted in increased operating profits in those years. The reduced revenues in fiscal 1993 resulted in a significant reduction in operating profits.

     Other revenues decreased $6.0 million in fiscal 1995 compared to fiscal 1994 due to reduced revenues from the Company's A-New product.

Results of Operations - Other

     Interest

     Interest expense and fee amortization totaling $70.9 million in fiscal 1995 increased compared to 1994 due to $3.3 million of default interest and interest on unpaid scheduled interest on the senior secured debt as well as the Old Senior Subordinated Notes which was required by the terms of the various debt agreements.

     The reduction in interest expense in fiscal 1994 resulted from lower debt levels, partly offset by the increase in short-term interest rates. Interest expense in fiscal 1993 declined as a result of debt repayments as well as reduced interest rates.

     Income Taxes

     The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. In addition, the Company recorded a deferred tax asset of $95.0 million representing the U.S. federal and state tax savings from net operating loss carry forwards ("NOLs") and tax credits. The Company also recorded a valuation allowance of $60.0 million, reducing the deferred tax asset to $35.0 million. In determining the valuation allowance, the Company assumed pre-tax income at present levels and considered the impact of the reversal of temporary differences and the periods in which NOL carryforward benefits expire.

     Included in the provision for income taxes in fiscal 1995 was a deferred tax provision of $29.0 million. The deferred tax provision includes U.S. tax on undistributed foreign earnings of $9.0 million and a write-off of net deferred tax assets of $20.0 million. This write-off resulted from the uncertainty regarding the reorganization and, accordingly, the uncertainty regarding the ultimate benefit to be derived from the Company's tax loss carry forwards. The remaining components of the provision for income taxes were taxes of $4.8 million on earnings of the Company's foreign subsidiaries and a tax reserve adjustment of $1.2 million.

     Income taxes as a percentage of income from operations were 55% in fiscal 1994 and 43% in fiscal 1993. In fiscal 1994 and fiscal 1993, income tax expense was reduced $1.2 million and $3.7 million, respectively, as a result of the favorable settlement and disposition of previously established tax reserves. The effective tax rate was higher than the U.S. statutory rate because of amortization of goodwill which is not deductible for tax purposes and generally higher foreign tax rates. See note 14 to the Company's audited consolidated financial statements included elsewhere herein.

     Liquidity and Capital Resources

     The Company's cash balance as of March 31, 1996 was $49.3 million compared to $19.4 million at September 30, 1995. The increase in the Company's cash balance was due primarily to the non-payment of subordinated debt principal and interest during the bankruptcy proceedings. On the Effective Date, approximately $22 million of cash was used to make a $7.5 million paydown against senior secured notes, certain professional fees, senior secured debt fees and other trade claims.

     The Company's working capital at March 31, 1996, excluding the current portion of long-term debt and accrued interest, amounted to $49.9 million compared to $27.0 million at September 30, 1995. As discussed above, substantially all of the accrued interest was exchanged for new securities pursuant to the Plan of Reorganization. As disclosed in the Condensed Consolidated Statements of Cash Flows, net cash provided by operating activities increased to $32.9 million for the six months ended March 31, 1996 compared to $1.9 million in the comparable period due, in part, to significant reductions in receivables and inventories as well as the non-payment of interest on subordinated debt. Net cash provided by investing activities increased to $11.0 million in the current period, compared to $5.6 million in the comparable prior period, primarily as a result of reduced capital expenditures. Net cash used in financing activities in the current period include $13.0 million repayment of debt with proceeds from the sale of the ICS Division.

     Prior to the Company's Chapter 11 filing, the Company was experiencing a liquidity shortfall caused by continued declining revenues and a highly leveraged balance sheet. The Company's pre-petition liquidity problems improved as a result of the deferral of principal and interest payments that were due under the Company's senior secured debt and eliminating a significant portion of the payment obligations under the 15% Subordinated Notes, all payment obligations under the 9% Convertible Subordinated Debentures and all payment obligations under the Company's preferred stock. While the Plan of Reorganization significantly reduced the Company's debt obligations, the Company remains highly leveraged. The Company's management believes that the Company has sufficient cash flow from operations to pay interest on all of its presently outstanding debt as those payments become due. However, the Company's ability to meet its debt service obligations will depend on a number of factors, including its ability to achieve the results of the New Operating Plan.


                                   THE COMPANY

General

     The Company is the world's leading full-service provider of micrographics systems, services and supplies, with over 15,000 customers in more than 65 countries. The Company is also the world's largest provider of COM solutions of image and information management. "Micrographics" is the conversion of information stored in digital form or on paper to microfilm or microfiche. Computer Output Microfilm (COM) converts textual and graphical digital information at high speed directly from a computer or magnetic tape to microfilm or microfiche. The Company offers a full range of micrographics services and supplies, including (i) micrographics processing services to customers on an outsourcing basis through its 45 data service centers nationwide; (ii) micrographics systems for users who perform their own data conversion; (iii) consumable supplies and equipment for micrographics systems; and (iv) maintenance services for micrographics equipment.

     The Company was incorporated in Indiana in 1968. By 1986, the Company had become, through acquisitions and internal growth, the leading company in the data service center segment of the micrographics industry.

     In 1987, the Company acquired the stock of DatagraphiX, Inc., the world's leading manufacturer of COM systems, from General Dynamics Corporation. The acquisition of DatagraphiX, which developed the first COM system in 1954, made the Company the world's leading provider of COM products and services by adding COM systems and maintenance to the Company's product line.

     In 1988, the Company acquired Xidex Corporation, the leading manufacturer and distributor of duplicate microfilm (a consumable supply used in the COM process) and microfilm readers and reader/printers. Xidex was also a manufacturer and marketer of computer tape products.

     In the early 1990's, the Company, recognizing the evolution of technologies competing with COM, modified its strategic objective to becoming a provider of information and image management products and services. Today, in addition to being the world's largest provider of COM solutions for image and information management, the Company offers electronic image management products and services. The Company is also a major manufacturer and distributor of computer tape products used by data processing operations, including open-reel tape, 3480 tape cartridges and 3490E tape cartridges.

The Information and Image Management Industry

     The Information and Image Management ("I & IM") industry consists of companies whose products and services store information in a compacted format. The trend toward increased emphasis on efficient management of information is driven by several factors. First, companies understand that effective information management is an important competitive advantage and allows them to better serve their customers. Second, the increasing amounts of data processing output and stored information have made cost-effective and flexible information management more important. Finally, information itself is coming to be viewed as a strategic corporate asset and managing this asset is therefore crucial.

     The two major technologies applied in the I & IM industry are: (a) micrographics, which includes COM and source document micrographics and (b) electronic image management, which includes magnetic and optical technologies for both data and image storage and retrieval.

     Micrographics

     Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. The Company's primary micrographics business is the sale of COM services, systems and related maintenance and supplies.

     COM is sophisticated application of micrographics in which information is directly converted at high speed from magnetic or electronic forms to microfilm. COM systems, also known as COM recorders, create an image which is transferred to microfilm. During this process, the COM recorder organizes the information and inserts indexing, output formatting, titling and other retrieval aids tailored to specific customer applications.

     COM recorders are data processing peripherals which record computer-generated data and graphics onto microfilm or microfiche at high speeds. COM was initially developed as an information management system that would reduce the cost and increase the speed of computer output by "printing" computer-generated data on microfilm. Since then, COM recorders have become a standard computer-output peripheral.

     Compared to paper, COM has a number of benefits. COM recorders can print reports substantially faster than typical impact printers and multiple copies can be made easily and economically on high-speed duplicators. COM has other important cost advantages as well. A COM recorder can print a 1,000 page report on just 4" by 6" microfiche. Mailing COM reports represents a substantial cost savings over the shipment and handling of paper output. With correct indexing, retrieval of information is easier and faster with COM than with paper storage.

     The Company offers a complete line of micrographics services and products, including: (i) COM processing services provided to customers on an outsourcing contract basis; (ii) COM systems for users who perform their own data conversion to microfilm; (iii) maintenance services for COM and other micrographics equipment; and (iv) consumable supplies used by micrographics systems. The Company also sells certain computer tape and other magnetic media products.

     By providing a full range of services, the Company can customize its offerings of products and services to meet the specific needs of any customer. Once a customer purchases a COM system from the Company, the Company has the opportunity to provide follow-up service, including maintenance and supplies, as well as to sell additional compatible hardware.

     Despite the continual decline in the cost of magnetic and optical storage media and systems, micrographics technology is expected to retain significant cost and functional advantages which will keep it competitive in a wide range of applications beyond the year 2000. In addition, micrographics technology can complement other storage media systems to meet the information management needs of many companies.

     Electronic Data and Image Management

     Electronic data and image management is the application of various technologies, including magnetic media and optical disks, to the storage and retrieval of information and image data. Storage media include magnetic tape, magnetic disks, writable/erasable magneto-optical disks, CD-R optical disks, and CD-ROM optical disks. Data that is created during data processing activities is directly written to the chosen media for later retrieval. Data and images that are inhuman readable documents are scanned and digitized in binary form and then recorded on the media of choice.

     Electronic storage and management of image data provides users with improved data retrieval access time and storage density as a trade off for increased cost versus other storage technologies such as COM.

     The Company's offerings in the electronic data and image management field include systems incorporating magneto optical disks for use in large, high output volume data centers, and CD-R storage systems intended for operations with only a few users. The Company is also a major manufacturer and distributor of magnetic storage media used by data processing operations, including open reel, 3480 cartridge and 3490E cartridge computer tape.

     The Company, through its Image Conversion Services Division, provided data and image conversion services where original source documents or other human readable forms and images are scanned, digitized and stored in binary form on any of a variety of magnetic or optical storage media. This division was sold in November of 1995.

Recent Reorganization

     By early 1995, revenues for the Company's core micrographics business had been declining for the last several fiscal years. The Company, however, believed that these declines would stabilize. In addition, the Company sought to increase revenue through opportunities related to the consolidation of the micrographics industry: the development of new micrographics and digital products and services such as the DS 300, VELLOS, XSTAR, and SCF and AFP capabilities; and investment in emerging digital technologies.

     Based on this growth strategy, in March 1995, the Company attempted to refinance certain of its existing indebtedness through a public offering of $225.0 million of senior secured notes. The new notes would have deferred an aggregate of $153.0 million in scheduled principal payments in fiscal years 1995 through 1998, resulting in increased liquidity and cash for product development. The Company was unable to complete the refinancing and announced the withdrawal of the proposed offering on April 6, 1995.

     As a result of the withdrawn offering and weaker than anticipated second quarter results, including disappointing sales performance for the Company's new products, the Company did not have sufficient cash available to make both its $20.0 million scheduled principal payment due in April, 1995 on its secured debt and the $16.9 million scheduled interest payment due May, 1995 on its 15% Senior Subordinated Notes. The Company sought an agreement with its senior secured lenders to reschedule its April, 1995 principal payment but was unable to obtain such an agreement.

     The Company engaged in continued efforts since May 1995 to formulate a restructuring plan to satisfy its various investor constituencies. Such efforts included the retention of various financial advisers to assist in the restructuring process and the development by the Company of a new business plan and strategy to address the Company's current financial situation and disappointing recent financial performance.

     After months of discussions and negotiations with representatives of the Company's senior secured lenders and with unofficial committees representing the 15% Senior Subordinated Notes and the 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, the Company reached an agreement in principle with an unofficial committee representing holders of the 15% Senior Subordinated Notes. On January 5, 1996, the Company filed a prenegotiated plan of reorganization with the U.S. Bankruptcy Court in Delaware under Chapter 11 of the Bankruptcy Code.

     On March 28, 1996, the Company submitted a Plan of Reorganization and a Disclosure Statement to the Bankruptcy Court. The Disclosure Statement was approved by the Bankruptcy Court on such date and was transmitted to the creditors and preferred stockholders of the Company for solicitation of ballots for acceptance or rejection of the Plan of Reorganization. Ballots were cast by May 8, 1996. The Plan of Reorganization, as amended, was confirmed by the Bankruptcy Court on May 20, 1996, and on June 4, 1996 the Company emerged from bankruptcy under its Plan of Reorganization.

     On June 4, 1996, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, for cash, new debt securities and new equity securities. On such date, (i) the Company's secured debt was exchanged for $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and a cash payment, (ii) the Company's 15% Senior Subordinated Notes and related accrued interest was exchanged for $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 9,250,000 shares of new common stock and a cash payment,
(iii) the Company's 13.875% and 9% Convertible Subordinated Debentures and related accrued interest was exchanged for 750,000 shares of new common stock and warrants to purchase 259,068 shares of common stock, (iv) the Company's preferred stock and related accrued dividends were exchanged for warrants to purchase 62,176 shares of common stock and (v) the Company's common stock was exchanged for warrants to purchase 41,450 shares of common stock. Each of the warrants which is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share. The Company simultaneously distributed to creditors (including holders of Senior Secured Notes and Senior Subordinated Notes) approximately $22.0 million in cash. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

Description of Business Units

     Overview

     In fiscal 1995, micrographics accounted for 78% of the Company's revenues and magnetics generated 22%. The table below sets forth the Company's revenues by product and service line for the periods indicated:

                                       Year Ended September 30,
                               1993           1994              1995
                               ----           ----              ----
                                       (Dollars in Thousands)

Micrographics:
     Services               $125,226   21%  $132,042    22%  $132,314    22%
     COM Systems              75,900   13     58,831    10     51,829     9
     Equipment and Supplies  223,120   38    204,511    35    190,571    32
     Maintenance              86,777   15     89,911    15     85,732    15
Magnetics                     72,703   12     98,816    17    128,353    22
Other                          6,482    1      8,488     1      2,390     0
                               -----    -      -----     -      -----     -
     Total                  $590,208  100%  $592,599   100%  $591,189   100%
                            ========  ===   ========   ===   ========   ===


     With the appointment of P. Lang Lowrey III as President and Chief Operating Officer on May 15, 1995, the Company undertook a three-month planning process to reevaluate the Company's strategies in light of its current financial situation and the micrographics industry's future. The stated objective of this planning process was to transform the Company into a cash driven business focused on its balance sheet and debt-to-equity ratio. As a result of this thorough analysis of the Company and its markets, the Company adopted a new business strategy which focused on (i) reducing costs by centralizing administrative functions, merging numerous data service centers and offices, and reducing headcount; (ii) outsourcing or exiting low-margin, non-strategic businesses; and (iii) investing in high-margin products and services that are complementary to the Company's core micrographics business.


     The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in at least some Anacomp customers changing their use of micrographics from data storage and retrieval to primarily data storage. The Company believes this is at least part of the reason for the declines in the past two fiscal years in sales of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in price competition in certain of the Company's markets, particularly micrographics services. The Company's operating income as a percent of revenue (excluding restructuring and special charges) decreased to 7% in fiscal 1995 from 13.4% in fiscal 1994 and 15% in 1993.

     Products and Services

     Micrographics Services

     General. At present, COM services generate most of the Company's micrographics services revenues. The Company plans to generate additional revenue from a multitude of additional customer services including (i) Compact Disc-Recordable (CD-R) services, (ii) print and mail services, and (iii) archival services offered through the Company's 45 data service centers in the United States. The Company's data service centers, which generally operate 24 hours per day every day of the year, receive on a daily basis thousands of magnetic tapes or direct computer transmissions from more than 8,000 customers. The data service centers then convert the information on these tapes to 16mm microfilm or to microfiche, which is a 4" x 6" microfiche card capable of storing up to 1,000 pages of computer output. Together these services comprise the Company's most profitable business line. The Company's objective is to protect this highly profitable business, while introducing complementary, high-growth services such as CD-R output, print and mail, and archiving. The Company is marketing these new services as additional, not replacement, services to its core micrographics services. Pursuant to this strategy, the Company envisions selling each image it processes up to four times:

o Once to output the image to microfilm or microfiche for safe, long-term storage;

o Once to output the image to CD-R for short-term storage and frequent retrieval;

o Once to output the image to paper to be mailed directly to the clients' customers; and

o Once to store the image for a customer at an Anacomp site for archival purposes.

     The Company currently has an estimated 30% market share of the approximately $350 million COM services business. COM services have been facing increased pricing pressure due to competitive market conditions. To combat declining prices, the Company completed installation of the XFP 2000 COM systems in all of its data centers in 1995, increasing the efficiency of COM production. Additionally, the Company will upgrade some of these systems with Anacomp-developed emulation software for IBM and Xerox laser print streams, which expand the potential market for COM services and command higher average prices than other COM output. The Company believes that these technological improvements will partially offset the declining pricing trends in COM services.

     The Company also plans to use its existing data centers to expand into new markets, specifically CD-R, print and mail, and archival services.

     With CD-R services, the Company outputs the customer's data from magnetic tape or computer file to a recordable compact disc. For some CD-R customers, the Company also records their data onto microfilm or microfiche. The Company introduced this service at a selected number of its U.S. data centers in fiscal 1995 and is expanding this service during 1996.

     The Company plans to introduce print and mail services to its customers in late fiscal 1996 or early fiscal 1997. Print and mail services involves outputting customer data to paper usually on pre-printed forms then mailing the printed information directly to the customer's clients. The Company will also introduce archival services, which involves storing the customer's images at an Anacomp facility, to its customers in 1996. Both of these services are highly compatible with the Company's existing COM services business. Archival services present a highly profitable new market for micrographics services since start-up costs will be held to a minimum by using available space within current Anacomp facilities.

     In addition, the Company offers External Facilities Management ("XFM") services. In a typical XFM arrangement, the Company sells an XFP 2000 system to a customer who then pays the Company to operate and manage the customer's COM output. The Company charges the customer monthly fees based on the volume of COM products produced and also receives additional income from supplies and maintenance charges.

     Customers and Distribution. The Company has a large customer base which has proved to be loyal to the Company in the past. The Company's micrographics services customers include a majority of the Fortune 500 companies, banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies, such as Automatic Data Processing, Inc. ("ADP"), Citicorp, Electronic Data Systems Co. ("EDS"), General Electric Capital Corporation, The Home Depot, Inc. and IBM (none of which accounted for more than 5% of the Company's micrographic services revenues in fiscal year 1995). The typical service contract is exclusive, lasts one year with a one-year automatic renewal period and provides for usage-based monthly fees, subject to increase on 30 days' notice. Approximately 75% of the Company's micrographics services customers are subject to contracts and more than 95% of such contracts are renewed annually.

     Competitors. Data service center industry competition is primarily limited to service centers within a 50-mile radius of a customer because of the emphasis on rapid turnaround. The Company and First Image (which has 66 data service centers) are the two largest national data service center organizations with approximately 30% and 40% of the market, respectively. The remainder of the market is served by numerous small data service centers.

     COM Systems

     General. The Company is the world's leading manufacturer and distributor of COM systems (a $50 million market worldwide), offering a complete line of COM recorders, processors, duplicators and related software. The Company's installed base of COM systems, approximately 55% of those in use worldwide, is more than twice as large as its nearest competitor, and related sales of COM services and supplies to the installed base provide the Company with a recurring revenue stream that constitutes a significant portion of its annual revenues.

     The XFP 2000, which is manufactured by the Company, is the most advanced COM recorder on the market and has enabled the Company to capture an estimated 55% of all new COM systems sold or leased. The XFP 2000 is faster and more reliable than previous COM recorders and, through its laser technology, has the capability to generate precise reproductions of any image. The Company sold or leased 153 new XFP 2000 systems in fiscal 1995 compared to 165 in 1994. Pursuant to an OEM agreement entered into in 1990, Kodak is obligated to purchase an additional 151 XFP 2000 systems by October 1997 or pay a cash penalty to the Company. In fiscal 1996, the Company has introduced an XFP 2000 ("DragonCOM") for the Asian market which is capable of processing Chinese, Korean, Taiwanese, Japanese and other ideographic languages utilizing the popular IBM Advanced Function Presentation ("AFP") architecture. The Company is marketing the DragonCOM to customers in Asia given the great demand for micrographics in Asian countries, particularly China.

     The Company also developed two new software products that emulate IBM and Xerox laser print streams. AFP software developed in conjunction with IBM enables the XFP 2000 to process and image AFP formatted data streams used by IBM high-speed mainframe laser printers. Xerox Compatibility Feature ("XCF") software developed in partnership with Xerox enables the XFP 2000 to process the same data stream used by Xerox high-speed, high-volume laser printers. The Company believes these enhancement features will expand the potential market for COM output both by the sale of upgrade kits and additional XFP 2000 systems.

     The Company had offered two host output digital products -- XSTAR hardware and XSTAR software. The Company sold only one XSTAR hardware system in 1995 and going forward will put more focus on XSTAR software. In addition, the Company seeks to establish strategic alliances with leading technology companies in order to gain access to digital technologies and reduce development time and expense. The Company's technological leadership in micrographics, large customer base and worldwide distribution network will continue to make it an attractive strategic alliance partner.

     Customers and Distribution. Principal customers for the Company's COM systems include information intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers, and government agencies, and non-Anacomp COM data service centers. Recent purchasers of the XFP 2000 include Aetna, American Airlines, Inc., AT&T Corp., Chemical Banking Corporation, CIGNA Corporation, Cincinnati Bell Inc., EDS, GTE Corporation, NYNEX Corporation, PepsiCo, Inc., the State of Washington, The Travelers Inc. and Westinghouse Electric Corporation. While the majority of COM systems are sold outright, the Company does offer customers three or five-year lease options.

     International sales accounted for 41% of the Company's fiscal 1995 sales of COM system units. In foreign markets, the Company sells COM systems through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through dealers and agents. In 1994, Kodak became the Company's exclusive distributor in Asia (other than Japan) and Australia.

     Competitors. The Company's primary competitors in the sale of COM systems are Agfa-Gevaert AG ("Agfa") and Micrographic Technology Corporation ("MTC"). The Company manufactures, on a private label basis, the COM systems sold by Kodak through an OEM agreement. In some instances, the Company and Kodak compete directly for the same COM system sales. Competition is based principally on product features, as well as on such factors as product quality, service and price. The Company sells approximately 55% of all new COM systems sold worldwide. The Company's large installed base is an important competitive advantage in the sale of new COM systems because changing from one manufacturer's COM system to another is difficult due to software conversion and operator training costs.

     Micrographics Equipment and Supplies

     General. The Company sells the most comprehensive line of micrographics supplies in the world, offering original halide film, duplicate film, chemicals for microfilm processing, paper and toners for reader/printers, micrographics lamps and bulbs, and other consumables. In addition to offering supplies, the Company markets a complete line of microfilm/microfiche readers and reader/printers. With the exception of proprietary wet and dry original halide film used in its COM systems, many of these products have become only marginally profitable in recent years.

     To increase profitability, the Company signed an agreement to outsource the manufacture of readers and reader/printers beginning in fiscal 1996 as demand and margins for these products continue to decline. Additionally, the Company ceased production of the DS 300 (a PC-connected workstation introduced in fiscal 1993 that scans, digitizes and electronically converts micrographic images on demand) in fiscal 1996 after completing a build-out of inventory. These decisions resulted in a significant one-time write-off in fiscal 1995. However, the Company continues to offer these types of products to its customers on a reseller basis.

     The Company supplies proprietary wet and dry original halide film used in its XFP series of COM systems and proprietary dry original halide film for its X Series, an earlier generation of Anacomp COM systems. All original microfilm for the Company's COM systems is manufactured for the Company by Kodak in what the Company considers to be a proprietary package.

     The proprietary film used in the XFP 2000 represents the only original COM film segment that is currently growing. The Company also believes it can maintain its market share of XFP 2000 dry film sales going forward because of the complexity of the manufacturing process, the Company's patents on its proprietary canister and the industry's interest in other segments of the film business.

     The Company is the world's largest supplier of duplicate microfilm, which is used to create one or more additional copies of original microfiche and microfilm masters. The Company's share of this estimated $75 million worldwide market is approximately 67%, which includes sales to its own data centers. The total market for duplicate film has declined as the ratio of duplicates to masters declines and as customers convert to digital technologies.

     The cost of producing all microfilm products has risen because of a worldwide shortage of polyester, which is the principal raw material for microfilm products. See "The Company -- Raw Materials and Suppliers."

     Customers and Distribution. The Company sells its consumable supplies directly to more than 90% of its worldwide installed base. In addition, the Company's indirect sales operation sells supplies to dealers and distributors throughout the United States.

     Original microfilm sales include film sold for the Company's COM systems and for other manufacturers' COM systems, with film sold for the Company's systems representing the vast majority of original microfilm sales.

     International sales in fiscal 1995 accounted for 29% of the Company's total micrographics supplies and equipment revenues. In foreign markets, the Company offers supplies through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through a network of dealers and distributors.

     Competitors. For non-OEM sales of the XFP 2000, the Company is the exclusive supplier for original microfilm because of the proprietary nature of the canister in which the film is placed. The Company competes in sales of non-proprietary original COM microfilms with other manufacturers, including Agfa, Fuji Photo Film Co., Ltd. ("Fuji"), Kodak and Minnesota Mining &
Manufacturing Company ("3M"). The Company's worldwide market share for COM microfilms is approximately 55%.

     The Company is the world's largest supplier of duplicate microfilm with an estimated 70% share of the U.S. market and an estimated 65% share of the non-U.S. market. The Company's primary competitor in the duplicate microfilm market is Rexham Graphics Ltd. ("Rexham") with an estimated 25% share of the worldwide duplicate film market.

     The Company has an estimated 33% of the micrographics supplies and equipment market in Europe and estimated 39% of the supplies and equipment market in the Americas (excluding the United States) and Asia. In Europe, the Company's primary competitors for micrographics supplies and equipment are Kalle Microfilm Division of Hoechst AG ("Kalle"), A. Messerli AG and Rexham. Its primary competitors in Japan are Kodak and Fuji.

     Maintenance Services

     General. The Company provides 24-hour a day maintenance services through approximately 700 service employees operating in various countries worldwide. In such countries, the Company maintains approximately 2300 of the COM recorders in use. Increased maintenance margins usually result from incremental COM systems sold to the same customer site because the Company is able to provide maintenance without adding maintenance centers or a significant number of personnel. COM maintenance services are facing increased pressure with the improved capacity and efficiency of the XFP 2000 resulting in reduced maintenance revenues as customers are able to process more volume on fewer COM systems. However, the Company believes that operating margins will benefit from sales of additional XFP 2000 systems because XFP 2000 systems require less maintenance than older COM systems. The Company also believes additional maintenance services for AFP and XCF enhancement upgrades to the XFP 2000 should partially offset this decline. Additionally, the Company plans to continue adding selected non-micrographics products to its service base while restructuring its maintenance organization in 1996 to reduce costs.

     Customers and Distribution. The Company's maintenance services division encompasses the Company's maintenance services operations in the United States as well as a field support group for the Company's data service centers. This department consists of approximately 500 field service engineers and managers who provide geographic coverage through ten districts in the United States. The Company provides maintenance services primarily to its installed base of COM systems, although the Company has begun to service non-Anacomp COM systems and selected data processing products. The Company's standard maintenance contract is an exclusive, two-year contract with an automatic two-year renewal period. The prices under a standard maintenance contract are fixed for nine months and thereafter are subject to up to 10% annual increases upon 90 days' notice. Maintenance contracts on the XFP 2000 also provide for incremental charges for every image over a certain number of images processed.

     To lower costs, the Company reduced maintenance headcount and operating expenses. In addition, the Company has reduced field support costs by consolidating its hardware and software analysts. The Company also has consolidated its two U.S. customer service centers for micrographics customers in its Poway, California facility. The Company expects the synergies created by this consolidation to improve customer support while also reducing costs.

     International  operations  accounted for 38% of the  Company's  maintenance revenues in fiscal 1995. COM systems sold directly in foreign markets are maintained by Anacomp employees operating through the Company's foreign subsidiaries. COM systems sold in foreign markets through distributors are generally maintained by the employees of such distributors.

     Competitors. Historically, competition in maintenance has been limited as most customers tend to use the maintenance services of the vendor that installed their system, though some customers choose to employ in-house maintenance staffs. Thus, revenues are primarily a function of new COM system sales and the size of the installed base.

     The Company has the infrastructure to compete for service contracts on other COM products or selected data processing products, and the Company is actively seeking such business. In March 1992, the Company acquired the COM maintenance service operations of TRW Inc. ("TRW"), the last major third party provider of such services. The TRW operations were integrated into the Company's existing maintenance organization. These operations expanded the Company's maintenance service base and created new opportunities for COM system and supplies sales.

     The Company's COM maintenance market share is approximately 65% in the United States, 50% in Europe and 15% in the Americas (excluding the United States) and Asia.

     Magnetics

     General. The Company manufactures, sells and distributes a broad range of magnetics products such as open reel tape, 3480 data tape cartridges, TK 50/52 "CompacTape" data tape cartridges and 3490E data tape cartridges. The Company is the world's largest manufacturer of half-inch tape products, which includes 3480 and 3490E tape cartridges, open reel tape and CompacTape. However, with the exception of 3490E cartridges, the Company has faced declining demand for these products along with steady increases in raw material costs, particularly polyester.

     To address these overall trends, the Company is cutting costs aggressively in fiscal 1996. The Company also is partially offsetting cost increases with higher market prices in selected product lines, particularly open reel tape and 3480 cartridges. Additionally, continued synergies from the Company's acquisition in 1994 of Graham Magnetics along with the Company becoming a distributor of Memorex branded magnetic media products is partially offsetting market trends.

     The Company also is seeking new applications and markets based on its magnetics coating capacity. In 1995, the Company introduced voice logging tape and instrumentation tape. Voice logging tape is used by brokerage companies, "911" emergency service providers and other entities to record telephone conversations. Instrumentation tape is used by various government agencies to measure and record sensitive data. Both of these products cost little to develop since they use a slightly modified version of tape already manufactured for other magnetics products. In fiscal 1996, the Company began to use magnetic coated media to manufacture transfer tape, which is found on the back of transaction media (similar to credit and phone cards). Each of these new products was inexpensively introduced and absorbs a substantial amount of fixed factory costs. The Company is actively seeking partnerships that will enable the Company to participate in the next generation of magnetic media products including half-inch metal particle tape.

     Due to decreasing demand and falling prices, the Company ceased production of "cookies," which are the magnetic media used in manufacturing flexible (or "floppy") diskettes. As a result, the Company closed its Omaha, Nebraska facility in October 1995, absorbing a one-time shut-down charge in fiscal 1995.

     To reduce costs, the Magnetics Group's senior management has been reduced 30% through the creation of a European organization and a U.S. & Asia/Pacific organization. In October 1995, the Company closed its Bedford, Texas office, reducing headcount significantly and consolidating the remaining functions into existing Anacomp facilities in Atlanta, Georgia and Grand Prairie, Texas.

     Customers and Distribution. The Company primarily sells its magnetics products through its worldwide distributor and dealer network and, to a lesser extent, through parts of its 196-person direct sales force. In addition, the Company also manufactures its open reel, 3480 and 3490E tape products on an OEM basis for internationally recognized brands. The Company markets its products under the "Dysan," "StorageMaster," "Memorex" and "Graham" trademarks.

     Competitors. The Company has no significant competitors with respect to the manufacture of open reel tape, and its worldwide market share is estimated at 92%. The Company competes with 3M and BASF AG in the sale of open reel tape, 3480 and 3490E data cartridges. The Company's worldwide market share for 3480 and 3490E data cartridges is estimated to be 38% and 35%, respectively.

Sales Force

     The Company employs approximately 200 salespeople worldwide. The Company maintains two separate domestic sales forces: (i) the U.S. Group, which employs 130 salespeople, is comprised of 10 regions responsible for sales of micrographics and CD-R services, COM systems and related maintenance services, supplies and equipment, sales of digital products and direct sales of magnetics products and (ii) the Magnetics Division responsible for sales of magnetics products primarily to dealers and distributors.

     The Company employs approximately 60 salespeople who sell to customers located abroad. In countries in which the Company does not have a subsidiary, the Company sells through approximately 100 distributors and agents.

Raw Materials and Suppliers

     Polyester is the principal raw material used in the manufacture of microfilm and magnetic media products. The Company believes that the recent worldwide shortage of polyester is likely to continue, and that the cost of polyester-based products will continue its recent increases over the next several years. To date, the Company has had little success in its efforts to limit the amount of the cost increases that its microfilm and magnetics polyester vendors have imposed upon the Company. The Company is uncertain whether it can pass along to its film customers all of the cost increases that it has experienced and may in the future experience, and the Company's inability to do so could adversely affect the Company's profitability.

     In October 1993, SKC purchased Anacomp's Sunnyvale, California duplicate microfilm facility and entered into a ten-year supply agreement (the "Supply Agreement") with the Company pursuant to which SKC became the Company's sole duplicate microfilm supplier. In connection therewith, SKC invested several million dollars to consolidate and to enhance the Sunnyvale facilities in order to improve both productivity and film quality. SKC's duplicate film production is dedicated exclusively to the Company and, during fiscal 1995, the Company purchased approximately 490 million square feet of duplicate microfilm from SKC, costing approximately $40 million. In connection with the Supply Agreement, SKC also provided the Company with a $25 million trade credit facility (secured by up to $10 million of products sold to the Company by SKC). In connection with an amendment to the Supply Agreement as of the effective date under the Plan of Reorganization, the Company agreed to certain price increases retroactive to 1994 and agreed to make the following deferred payments to SKC: (a) $400,000 in 1997; (b) $600,000 in 1998; (c) $800,000 in 1999; (d) $800,000 in 2000; and (e)
$1,000,000 in 2001.

     Pursuant to the Supply Agreement, SKC also provides the Company with a substantial portion of its polyester requirements for its magnetic media products. In fiscal 1995, the Company used more than 7.6 million pounds of polyester, costing approximately $13.7 million, in its magnetic business. While the Company could purchase certain of these magnetics polyester products from vendors other than SKC, SKC is currently the sole available source for polyester used by the Company to manufacture many magnetics products, including open reel tape. SKC's inability or refusal to supply this polyester in the future might force the Company to cease manufacturing open reel tape or other magnetics products, which would negatively impact the Company's profitability and prevent the Company from fulfilling its contractual obligations to its customers.

     The Company's XFP 2000 COM recorder utilizes a proprietary, patented original film canister, and the original film used in that canister is supplied exclusively by Kodak. The Company also purchases from Kodak substantially all of the Company's requirements for original microfilm for earlier-generation COM recorders manufactured by the Company and others, although the Company has from time to time purchased the original microfilm utilized in those older COM systems from other vendors.

Research and Development

     The Company has reduced engineering costs substantially by shifting away from the research and development of various micrographics products in fiscal 1996. Going forward, research and development expenditures can be expected to grow as the Company focuses its effort on new digital products.

     The Company owns various patents and licenses covering aspects of its products and production processes, as well as proprietary trade secret information with respect to such products and processes. While the Company believes that the protection provided by these patents, licenses and proprietary information is important to the Company, it also believes that of equal significance is the knowledge and experience of its management and personnel and their abilities to develop and market the Company's products and to provide value-added services in connection with such products.

Employees and Labor Relations

     As of June, 1996, the Company employed approximately [2,600] people who were engaged in management, sales and services, manufacturing, computer and micrographics operations. In October, 1995, the Company employed approximately 3,600 people.

Industry Segment and Foreign Operations

     As discussed in Note 1 to the Consolidated Financial Statements, the Company operates in a single business segment - providing equipment, supplies and services for information management, including storage, processing and retrieval. Financial information concerning the Company's operations in different geographical areas is included in Note 19 to the Consolidated Financial Statements.

Facilities

     The Company maintains corporate offices at 11550 North Meridian Street in Carmel, Indiana (a suburb of Indianapolis). Micrographics manufacturing, engineering, micrographics, customer service and marketing, and product maintenance facilities are all located in Poway, California near San Diego. The Company's magnetics manufacturing facilities are located in Graham, Texas and Brynmawr, Wales.

     During 1994, Anacomp's Graham and Brynmawr facilities received international recognition for quality standards, earning International Standards Organization (ISO) 9002 certification. Anacomp's Poway facility earned ISO 9002 certification in September 1995.

     The following table indicates the square footage of Anacomp's facilities:


                          Operating    Other        Corporate
                          Facilities   Facilities   Facilities    Total
                          ----------   ----------   ----------    ---------
United States:
     Leased............   702,448       343,349      76,115        1,121,912
     Owned.............   147,420        15,630      ------          163,050
                          -------        ------      ------          -------
                          849,868       358,979      76,115         1,284,962
                          =======       =======      ======         =========
International:
     Leased............   143,834         ---         ---           143,834
     Owned.............   145,000         ---         ---           145,000
                          -------         ---         ---              ---
                          288,834         ---         ---           288,834
                        ---------       -------      ------          ---------
              Total.... 1,138,702       353,979      76,115         1,573,796
                        =========       =======      ======         ==========


     Other facilities consists primarily of leased space of abandoned facilities. Approximately 109,246 square feet of the other facilities have been sublet to others and an additional 249,733 square feet has been vacant since September 1995. The Company also leases standard office space for its sales and service centers in a variety of locations. The Company considers its facilities adequate for its present needs and does not believe that it would experience any difficulty in replacing any of its present facilities if any of its current agreements were terminated.


Legal Proceedings

     The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial statements of the Company.

     DTSC Matters. The California Department of Toxic Substances Control (the "DTSC") filed a civil complaint on January 5, 1996, in Alameda County Superior Court against Anacomp, Inc. and Xidex Corporation that seeks civil penalties and injunctive relief pursuant to the Hazardous Waste Control Law, Health and Safety Code Section 25100, et seq., and California Code of Regulations, Title 22, Div. 4.5, Section 66001, et seq., with respect to Anacomp's Sunnyvale, California facility (the "Sunnyvale Facility"). Among other things, the DTSC contends that:
(a) the Company has not yet completed regulatory closure of the Sunnyvale Facility, which (the DTSC contends) is required by law; (b) the closure actions that are required include collection and analysis of soil samples, evaluation of the risks associated with the contaminants found, and, depending on those risks, removal, treatment and/or disposal of contaminated soil and/or groundwater; and
(c) the Company has not fully complied with the requirement to demonstrate financial assurance for completing the required closure activities for the Sunnyvale Facility.

     An order of the California Regional Water Quality Control Board, San Francisco Bay Region (the "RWQCB") is also in effect with respect to the Sunnyvale Facility (the "RWQCB Order"). The RWQCB contends that the Company is obligated to characterize and clean up environmental contamination at the Sunnyvale Facility pursuant to the RWQCB Order. The Company's consultants submitted to the RWQCB a Remedial Action Plan for addressing environmental contamination at the Sunnyvale Facility that estimates potential environmental costs of as much as $998,000 for soil cleanup and $1,842,000 for groundwater cleanup, for total cleanup costs of $2,840,000. The DTSC and the RWQCB estimate the Company's environmental cleanup liabilities for the Sunnyvale Facility will total $3,453,900, and possibly as much as $5,008,155.

     The DTSC and the RWQCB also contend that: (a) all expenditures necessary to comply with environmental laws are administrative expenses that the Company is required to incur during the pendency of the Chapter 11 cases; and (b) to the extent the Company is required to hire professionals to comply with these obligations, the Company must seek bankruptcy court authorization for such expenditures, in addition to the authorization already received to pay holders of trade claims.

     The Company does not necessarily agree (and in most cases strongly disagrees) with the contentions of the DTSC in its civil complaint and the RWQCB Order. The Company has filed an answer to the DTSC complaint, and contends that DTSC's civil penalties action is enjoined. On June 21, 1996, the Company filed in the United States Bankruptcy Court for the District of Delware ("Bankruptcy Court") a limited objection to DTSC's $300,000 civil environmental penalty claim. The Company reserved its rights to object to the other claims of RWQCB against the Company.

     Customs Claim. On or about May 26, 1996, the United States Customs Service ("Customs") filed a Notice of Appeal from the order confirming the Plan of Reorganization (the "Confirmation Order") and also filed an emergency motion for a stay pending the appeal of the entry of the Confirmation Order with the Bankruptcy Court. On May 31, 1996, the Bankruptcy Court held a hearing on the Bankruptcy Court stay motion. After having reviewed legal briefs submitted by the parties and oral argument, the Bankruptcy Court denied the stay motion.

     On May 31, 1996 Customs filed in the United States District Court for the District of Delaware an emergency motion for a stay pending the appeal of the Confirmation Order and related memorandum of law. The Company filed an opposition to the stay motion and related memorandum of law. The District Court stay motion is still pending. In the interim, on or about July 10th, Customs filed its brief in support of its appeal of the order confirming the Plan of Reorganization. The Company's brief is due to be filed on July 24, 1996.



                                   MANAGEMENT

     The current directors and executive officers of the Company and their ages (as of June 4, 1996) and positions are listed below.


Name                   Age   Position
P. Lang Lowrey III     42    President, Chief Executive Officer and
                               Chairman of the Board
Donald L. Viles        50    Executive Vice President and
                               Chief Financial Officer
Ray L. Dicasali        47    Senior Vice President and Chief Technology Officer
Barry L. Kasarda       52    Senior Vice President--Manufacturing and Materials
Kevin M. O'Neill       41    Senior Vice President-- Global Marketing
William C. Ater        56    Vice President--Chief Administrative Officer
                               and Secretary
Jeffrey S. Withem      36    Vice President--Planning and Communications
                               and Chief of Staff
Thomas L. Brown        40    Vice President and Treasurer
K. Gordon Fife         50    Vice President--Tax
George C. Gaskin       37    Vice President--Legal and Assistant Secretary
Hasso Jenss            52    President--European Group
Thomas W. Murrel       56    President--Maintenance Group
Gary M. Roth           54    President--International Group
T. Randy  Simmons      49    President--U.S. Group
Peter Williams         43    President--Magnetics Group
Talton R. Embry        49    Director
Darius W. Gaskins, Jr. 58    Director
Jay P. Gilbertson      36    Director
Richard D. Jackson     59    Director
George A. Poole, Jr.   64    Director
Lewis Solomon          62    Director

     The Company has five divisions with the president of each division reporting to Mr. Lowrey.

     The current directors of the Company were appointed effective June 4, 1996. As part of the Plan of Reorganization, Directors hold office until the next annual meeting of stockholders of the Company. Each executive officer is elected for a term of one year and holds office until his successor is chosen and qualified or until his death, resignation or removal. The business experience of each director and executive officer for the past five years is described below.

     P. Lang Lowrey III was elected Chairman of the Board on June 4, 1996. Mr. Lowrey was elected President and Chief Operating Officer in May 1995 and subsequently assumed the duties of Chief Executive Officer, effective October 1, 1995. Prior to that, he served as Vice President -- Magnetics Group from November 1992 to May 1995. He served from October 1990 to October 1992 as Vice President -- Worldwide Marketing Division.

     Donald L. Viles was elected Executive Vice President and Chief Financial Officer on March 31, 1996. From October 1985 to March 1996, he served as Vice President and Controller.

     Ray L. Dicasali was elected Senior Vice President and Chief Technology Officer on June 3, 1996. From 1993 to 1996, Mr. Dicasali served as Senior Vice President of Technology and CIO of Plexel. From 1989 to 1993 Mr. Dicasali was Senior Vice President and CIO of Dun and Bradstreet Software.

     Barry L. Kasarda was elected Senior Vice President of Manufacturing and Materials on June 3, 1996. From 1993 to 1996, he served as Vice President of Materials. Prior to joining the Company, Mr. Kasarda served as Vice President and General Manager of ABEX Division of Parker Hannifin Corporation from 1989 to 1993.

     Kevin M. O'Neill was elected Senior Vice President of Global Marketing on June 3, 1996. Mr. O'Neill had previously served as Vice President of Global Marketing from 1995 until June 1996. From 1994 to 1995, Mr. O'Neill served as Vice President of Marketing, Strategic Resellers Group. Prior to joining the Company, Mr. O'Neill served as Senior Director, Marketing & Product Development for Fujitsu-ICL Systems, Inc. from 1982 to 1994.

     William C. Ater was elected Vice President and Chief Administrative Officer in February 1988. He has served as Secretary since March 1985.

     Jeffrey S. Withem was elected Vice President, Planning and Communications and Chief of Staff on June 3, 1996. Mr. Withem was Vice President, Strategic Planning and Corporation Communications from October 1995 to June 1996. From 1993 to 1995, Mr. Withem served as Vice President, Marketing, for the Company's Magnetics Group. Prior to that, he was Marketing Communications Manager for Worldwide Marketing for the Company from 1990 to 1992.

     Thomas L. Brown was elected Vice President and Treasurer on May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President of Financial Reporting and Analysis for the Company beginning in March 1991.

     K. Gordon Fife was elected Vice President of Tax in October 1985.

     George C. Gaskin was elected Vice President of Legal and Assistant Secretary on June 3, 1996. From June 1990 to June 1996, Mr. Gaskin served as Corporate Counsel and Assistant Secretary.

     Hasso Jenss was elected President of the European Group effective October 1, 1995. Mr. Jenss served as Vice President -- European Micrographics from November 1993 to September 1995. Prior to that, he served from October 1989 to October 1993 as Managing Director of Anacomp's German subsidiary.

     Thomas W. Murrel was elected President of the Maintenance Group on June 3, 1996. From October 1995 to June 1996, Mr. Murrel served a President of the Worldwide Operations Group. Previously, Mr. Murrel served as Vice President and General Manager of Poway Operations from January 1993 to September 1995. Prior to that, he served from February 1988 to December 1992 as Vice President -- Maintenance Division.

     Gary M. Roth was elected President of the International Group, effective October 1, 1995. Previously, Mr. Roth served as Vice President, Americas/Asia Division from November 1992 to September 1995. From October 1991 to October 1992, he served as Manager, LAAP/Canada Operations. From October 1988 to October 1991, he served as Vice President -- Data Systems Division.

     T. Randy Simmons was elected President of the U.S. Group, effective October 1, 1995. Previously, Mr. Simmons served as Vice President, Direct Sales Division
- -- East from November 1994 to September 1995. Prior to that, he served as Vice President -- Information Systems Division from November 1991 to November 1994. He served from 1987 to 1991 as Vice President -- Micrographics Services Division.

     Peter Williams was elected President of the Magnetics Group, effective October 1, 1995. Previously, he served as General Manager of the Magnetics European Group from 1993 to September 1995. Prior to that, he served from 1990 to 1993 as Vice President, Wales Operations -- Magnetics.

     Talton R. Embry has served as a director since June 4, 1996. Mr. Embry has been Chairman and Chief Investment Officer of Magten Asset Management Corporation, which is an investment advisory firm, since 1978. Mr. Embry is also a director of Capsure Holdings Corp., Varco International Inc., TSX Corporation, Combined Broadcasting, Inc., BDK Holdings, Inc., Thermadyne Holdings Corp. and Revco Drug Stores. Mr. Embry and Sam Zell were elected on July 27, 1992, as Co-Chairman of the Board of Directors of Revco Drug Stores.

     On September 9, 1993, Magten Asset Management Corp. and Talton R. Embry, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Advisor's Act of 1940 and the Investment Company Act of 1940. The final judgment to the action, Securities and Exchange Commission v. Talton R. Embry and Magten Asset Management Corp., 93 Civ. 6294 (LMM) (filed September 9, 1993 S.D.N.Y.), was entered on September 14, 1993.

     The Commission's complaint alleged principally that Mr. Embry failed to advise his clients of certain personal and proprietary trades relevant to the clients' holdings and to comply with certain reporting requirements. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

     At the same time, Mr. Embry, without admitting or denying the allegations in an order filed by the Commission, settled a parallel SEC administrative action against Mr. Embry. The administrative proceeding, the Matter of Talton R. Embry, Administrative Proceeding File No. 3-8153, was commenced by the Commission on September 16, 1993. In the settlement, Mr. Embry agreed to the appointment, for a period of five years, of an independent consultant approved by the SEC to oversee Mr. Embry's personal securities transactions and to conduct biannual compliance audits of Magten. Gerald Rath, Esq. of the law firm of Bingham Dana & Gould, Boston, Massachusetts, has been appointed and approved as the independent consultant.

     On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

     Darius W. Gaskins, Jr. has served as a director since June 4, 1996. Mr. Gaskins has been a partner of High Street Associates, Inc. since 1991. In addition, he served as President and Chief Executive Officer of the Burlington Northern Railroad from 1985 to 1989. Mr. Gaskins also serves as a director of UNR Industries, Inc. and Northwestern Steel and Wire Company.

     Jay P. Gilbertson has served as a director since June 4, 1996. Mr. Gilbertson has been the Chief Financial Officer of HBO & Company since April 1993. From December 1991 until April 1993, he served as Corporate Controller of HBO & Company.

     Richard D. Jackson has served as a director since June 4, 1996, and was elected Vice Chairman of the Board of Directors on that date. Mr. Jackson joined First Financial Management Corporation in 1993 as Chief Operating Officer and Senior Executive Vice President. He was elected Vice Chairman of First Financial Management Corporation in February 1995 and served in that position until August 1995. From 1990 to 1993, Mr. Jackson served as Vice Chairman and Chief Executive Officer of the Georgia Federal Bank.

     George A. Poole, Jr. has served as a director since June 4, 1996. Mr. Poole has been a private investor for more than the past five years and serves as a director of Spreckels Industries, Inc., Bucyrus-Erie Company, Rock Island Foods, Inc. and FCC Receivables Corporation, a wholly-owned subsidiary of Franklin Resources, Inc.

     Lewis Solomon has served as a director since June 4, 1996 and was elected Lead Director on that date. Mr. Solomon has been Chairman of G&L Investments for more than the past five years. He also serves as a director of Anadigics, Inc., Computer Products, Inc., Cybernetics Services, Inc., ICTV, Inc., Terayon Corporation and TSX Corporation.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and any exchange on which the Company's common stock is listed. Officers, directors and greater-than-ten-percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and former directors, the Company believes that, during the fiscal year ended September 30, 1995, all Section 16(a) filings were made on a timely basis.

Executive Compensation

     The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other four most highly compensated executive officers all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1995, 1994 and 1993, except as is otherwise specifically noted.


                                            Summary Compensation Table


                                                                                   Long-Term
                                                                                 Compensation
                                       Annual Compensation                           Awards
                                       -------------------                           ------
                                                                 Other Annual        Stock          All Other
                                   Fiscal    Salary     Bonus    Compensation       Options        Compensation
   Name and Principal Position      Year      ($)        ($)        ($)(1)           (#)(2)            ($)
   ---------------------------      ----      ---        ---        ------           ------            ---

P. Lang Lowrey III                  1995      289,692    87,750        0            375,000              0
   Vice   President, Magnetics      1994      147,500   180,836        0                  0              0
   Group President and              1993      147,500   130,243        0             80,000              0
   Chief Operating
   Officer (as of 5/15/95); Chief
   Executive   Officer   (as   of
   10/01/95)
Louis P. Ferrero                    1995      500,000         0        0                  0   1,844,253 (3)(4)
   Chairman and Chief Executive     1994      500,000   260,261        0                  0      53,122 (5)
   Officer (Separated as of         1993      500,000   347,735        0            300,000      68,012 (5)
   9/30/95)
J. Mark Woods                       1995      246,808    30,000        0                  0     949,000 (6)
   President and Chief Operating    1994      250,000   229,500        0                  0       1,000 (5)
   Officer (Separated as of         1993      250,000   219,250        0            200,000       1,000 (5)
   5/15/95)
Thomas R. Simmons                   1995      206,500    66,374        0                  0       1,680 (6)
   President, U.S. Group            1994      147,500   137,011        0                  0       2,082 (5)(7)
                                    1993      147,500   153,892        0            100,000       1,000 (7)

 Jack R. O'Donnell                  1995      224,000    31,954        0                  0               0
    Executive Vice President,       1994      160,000   170,331        0                  0               0
    Treasurer and Chief Financial   1993      160,000   161,080        0             50,000               0
    Officer (Separated as of
    12/31/95)
Hasso Jenss                         1995      172,771    72,006        0                  0               0
    President, European Group       1994      109,224    87,553        0                  0               0
                                    1993            0         0        0                  0               0


(1) The aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost of the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1995, 1994 and 1993.

(2) The Company has not issued any stock options subsequent to the Effective Date. Stock option grants made to the Named Executive Officers prior to the Effective Date of the Plan of Reorganization were canceled as of the Effective Date.

(3) $1,829,717 of this amount represents a severance payout to Mr. Ferrero pursuant to the terms of his employment agreement, as well as a $30,000 consulting fee for consulting services rendered from the period October through December 1995. Mr. Ferrero's outstanding loan of $1,087,000 was repaid to the Company out of this payout and substantially all of the balance of the severance payment was withheld for federal tax purposes.

(4) $54,536 of this amount represents the imputed interest in 1995 ($52,122 in 1994 and $67,012 in 1993) on Mr. Ferrero's loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

(5) These figures include a $1,000 contribution per year made by the Company to the Anacomp Savings Plus Plan for fiscal 1994 and fiscal 1993 for each of Messrs. Ferrero, Woods and Simmons.

(6) This amount represents a severance payout to Mr. Woods pursuant to the terms of his employment agreement.

(7) $1,680 represents the imputed interest in 1995 ($1,082 in 1994) on Mr. Simmons' loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

Compensation of Directors

     Directors who are not employees of the Company receive $1,000 for each directors' meeting attended, $750 for each directors' meeting attended by telephone, $500 for each committee meeting attended and an annual retainer of $20,000. Employee directors receive no fees.

Compensation Committee Interlocks and Insider Participation

     As of the Effective Date, the Company's existing Board of Directors was replaced by a new seven-person Board of Directors. The members of the new Compensation Committee of the Board of Directors are Messrs. Talton W. Embry (Chairman), Darius W. Gaskins and Richard D. Jackson, none of whom are employees of the Company.

Employment Contracts

     With the exception of Mr. Jenss, the Named Executive Officers who continue to be employed by the Company are party to employment agreements with the Company. Set forth below is a brief description of each such agreement.

     P. Lang Lowrey III. In connection with the promotion of Mr. Lowrey to President, Chief Operating Officer and Director effective October 1, 1995, Mr. Lowrey entered into an Amended and Restated Employment Agreement with the Company which expires on September 30, 1996. Such agreement was further amended on November 30, 1995. Mr. Lowrey's compensation plan for fiscal year 1996 is comprised of a base salary of $450,000 and (i) an annual incentive bonus equal to one-half of one percent of the Company's pre-tax income for the year, and
(ii) an annual stock-based bonus in the amount of $50,000 for each $1.00 increase in the closing sales price of the Company's Common Stock for the year, calculated by averaging the closing sales price of the Common Stock for the ten trading days ending on the last trading day of the fiscal year. Both bonuses may be paid to Mr. Lowrey in shares of the Company's Common Stock in lieu of cash. Mr. Lowrey also will be paid a monthly bonus in cash equal to .0005 of the Company's monthly EBITDA, as defined in the employment agreement. In July 1996, Mr. Lowrey received a bonus of $500,000 in recognition of his efforts during the Company's recently completed reorganization under Chapter 11.

     Mr. Lowrey's employment agreement further provides that, in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets if the surviving or controlling company does not agree to be bound by the terms of the employment agreement, or a change in control of the Company or a discontinuation of the business by the Company, Mr. Lowrey will receive a severance allowance equal to his prior twenty-four months' compensation, including bonuses and benefits (collectively, the "Severance Allowance"). In the event of such a change of control, Mr. Lowrey may elect to treat his employment agreement as terminated and receive the Severance Allowance, even if the surviving or controlling company agrees to be bound by the terms of the agreement. In addition, Mr. Lowrey is entitled to the Severance Allowance if he is terminated by mutual agreement or without cause by the Company, if he deems a termination to have occurred due to a demotion, transfer, reduction in compensation or intentional interference by the Company with the performance of his duties, or if his employment agreement is not renewed at the end of its current term or any extension thereof.

     Pursuant to Mr. Lowrey's employment agreement, Mr. Lowrey received a retention bonus equal to $200,000 in November, 1995, in order to induce him to serve as Chief Executive Officer of the Company, to continue his employment for one year from October 1, 1995, and to accept a temporary transfer to Poway, California. If Mr. Lowrey receives at any time an incentive bonus in cash (as opposed to shares of the Company's Common Stock pursuant to (i) or (ii) above), then the amount of the retention bonus due will first be offset against the incentive bonus. If Mr. Lowrey's employment is terminated so that the Severance Allowance vests, then the amount of the retention bonus will first be offset against the Severance Allowance. In July 1996, in lieu of the annual incentive and stock-based bonuses for fiscal 1996 discussed above, Mr. Lowrey's retention bonus was deemed fully earned and all conditions regarding future offset were removed.

     Mr. Lowrey also entered into a covenant not to compete with the Company for a period of one year following any termination of service.

     T. Randy Simmons. Mr. Simmons entered into a three-year employment agreement with the Company which expired on September 30, 1995, and which was subsequently renewed for a one-year term expiring on September 30, 1996. He has also entered into a covenant not to compete with the Company for a period of two years following any termination of employment. Mr. Simmons' compensation plan for fiscal year 1996 includes a base salary of $206,500 and up to $88,500 in bonus payments. One-half of the bonus is based on the U.S. Group's attaining certain revenue and profit goals. If achieved, this bonus would be paid monthly and adjusted at fiscal year end. The other half of the bonus is paid at year-end only if the Company meets 100% of its profit objectives for the year.

     Mr. Simmons' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Simmons will receive a severance allowance equal to his prior twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

Termination of Employment and Change of Control Arrangements

     As discussed above, the employment agreements of Messrs. Lowrey and Simmons provide for certain payments in the event of a termination of employment or a change of control of the Company. Mr. Jenss is entitled to termination pay and other benefits as provided by applicable German labor laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of June 4, 1996, concerning beneficial ownership of the Common Stock by (a) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each of the Company's directors, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by the stockholder.

                                             SHARES BENEFICIALLY OWNED(1)
                                             ----------------------------
Name                                      Number         Percent of Class
- ----                                      ------         ----------------

Magten Asset Management Corp.(2)           2,888,111          28.9
Merrill Lynch & Co., Inc.(3)               1,407,670          14.0
P. Lang Lowrey III                                 0             *
Louis P. Ferrero                                   0             *
J. Mark Woods                                      0             *
Thomas R. Simmons                                  0             *
Jack R. O'Donnell                                  0             *
Hasso Jenss                                       17             *
Talton R. Embry (4)                                0             *
Darius W. Gaskins, Jr.                             0             *
Jay P. Gibertson                                   0             *
Richard D. Jackson                                 0             *
George A. Poole, Jr.                               0             *
Lewis Solomon                                      0             *
All directors and executive officers as
a group (21 persons)(5)                           45             *


     * Less than 1%.

     1 The information contained in this table with respect to Common Stock ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, including securities such person has the right to acquire within sixty days. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group or persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

     2 The address of Magten Asset Management Corp. is 35 East 21st Street, New York, New York 10010. See also note 4 below. Magten may be deemed the beneficial owner of shares owned by its investment advisory clients. Magten has shared voting (with its investment advisory clients and Mr. Embry) and shared dispositive (with its investment advisory clients and Mr. Embry) power with respect to 2,208,630 and 2,888,111, shares of Common Stock, respectively. All of such shares which in the aggregate represents 28.9% of the Company's voting securities, are beneficially owned by the investment advisory clients of Magten and for which Magten disclaims beneficial ownership. The following investment advisory clients of Magten have an interest in more than five percent of the shares of Common Stock: General Motors Employees Domestic Group Pension Trust, Bankers Trust as Trustee for the Hughes Master Retirement Trust and Los Angeles Fire and Police Pension Systems - Fund 2525.

     3 The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

     4 Mr. Embry is a director, executive officer and sole stockholder of Magten, a registered investment advisor. Mr. Embry may be deemed to be the beneficial owner of shares owned by Magten and its investment advisory clients as discussed in footnote 2 above.

     Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten (including himself), also has sole voting power and dispositive power with respect to 38,653 shares of Common Stock held by such trusts and sole voting and investment power with respect to 1,028 shares of Common Stock held by his minor children. Mr. Embry disclaims beneficial ownership of all of the above shares.

     5 Excludes shares beneficially owned by Mr. Embry, as to which Mr. Embry disclaims beneficial ownership. See note 4 above.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There  are  no  relationships   and  related   transactions   that  require
disclosure.

                               SELLING NOTEHOLDERS

     The following table sets forth certain information furnished by each of the Selling Noteholders with respect the amount of Senior Secured Notes offered by such Selling Noteholder, which in each case is equal to the amunt of Senior Secured Notes beneficially owned by each of the Selling Noteholders as of June 4, 1996. The following table indicates by footnote reference any material relationship which the Selling Noteholder has had with the Company during the preceding three years.


 NAME OF REGISTERED HOLDER           PRINCIPAL AMOUNT OF SENIOR SECURED NOTES




                     DESCRIPTION OF THE SENIOR SECURED NOTES

     The Senior Secured Notes were issued under an indenture dated as of June 4, 1996 (the "Senior Secured Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The following summary, which describes certain material provisions of the Senior Secured Indenture and the Senior Secured Notes, does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the provisions of the Senior Secured Indenture and the Senior Secured Notes, including the definition therein of certain terms. The terms of the Senior Secured Notes include those set forth in the Senior Secured Indenture and those made part of the Senior Secured Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Senior Secured Indenture. Wherever particular provisions or definitions in the Senior Secured Indenture or the Senior Secured Notes are referred to in this Prospectus, such provisions or definitions are incorporated by reference. The definitions of certain capitalized terms used in the following summary are set forth in "Glossary of Terms" below. Other capitalized terms are used but not defined in the following summary, and are defined in the Senior Secured Indenture. For purposes of the following summary, the term "Company" refers to Anacomp, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

General

     The Senior Secured Notes were issued on June 4, 1996, the effective date of the Plan of Reorganization. The Senior Secured Notes are in an aggregate principal amount of $112,190,000, bear interest at the rate of 11 5/8% per annum and mature on September 30, 1999. Accrued and unpaid interest on the Senior Secured Notes is payable semi-annually on March 31 and September 30 of each year, beginning on September 30, 1996, to the person in whose name the Senior Secured Note is registered at the close of business on the preceding March 15 or September 15, as the case may be.

     Principal of, and interest on, the Senior Secured Notes are payable, and the Senior Secured Notes are exchangeable and transferable, at the Corporate Trust Office of the Trustee, at 101 Barclay Street, New York, New York, or such other office or agency permitted under the Senior Secured Indenture. The Senior Secured Notes are issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Senior Secured Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

     The Senior Secured Notes are senior secured obligations of the Company ranking pari passu (on an equal basis) in right of payment with all existing and future senior obligations of the Company and senior in right of payment to all existing and future indebtedness of the Company that is designated as subordinate or junior in right of payment to the Senior Secured Notes. The Senior Secured Notes are secured by a Lien on substantially all the assets of the Company and the U.S. Restricted Subsidiaries, including Accounts Receivable, Inventory, general intangibles, plant, property and, equipment 100% of the stock of Restricted Subsidiaries (collectively referred to as the "Collateral"). The Collateral includes after-acquired assets of the Company and the U.S. Restricted Subsidiaries to the extent that such assets are acquired by the Company or any such U.S. Restricted Subsidiary without financing secured by a lien on such assets.

Optional Redemption

     The Senior Secured Indenture permits the Company to redeem Senior Secured Notes in whole at any time or in part at any time and from time to time, on not less than 30 days nor more than 60 days' notice, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date.

Mandatory Redemption

     The Senior Secured Indenture requires the Company to redeem Senior Secured Notes pursuant to the following sinking fund schedule at a redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date:

            DATE                                       AMOUNT
           -------                                     -------
September 30, 1996                                   $14,288,000

March 31, 1996                                        14,286,000

September 30, 1997                                    16,163,000

March 31, 1997                                        16,161,000

September 30, 1998                                    17,100,000

March 31, 1998                                        17,100,000

September 30, 1999                                    17,092,000

     The Company will receive a credit against the principal amount of the Senior Secured Notes required to be redeemed equal to the principal amount of any Senior Secured Notes that the Company has acquired or redeemed and delivered to the Trustee for cancellation. Such credit shall be applied against required redemption payments in the order of their maturity, except that in the case of a credit for redemption of Senior Secured Notes pursuant clause (i)(y) of paragraph 5 under "Certain Covenants-Limitation on Sales of Assets and Restricted Subsidiary Stock, such credit shall be allocated pro rata to reduce all mandatory redemption payments and in the case of a credit for redemption pursuant to clause (ii) of paragraph 5 under "Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock", or pursuant to a pro rata offer to the Holders of all Senior Secured Notes at a price less that 100% of the principal amount of the Senior Secured Notes to be purchased (and not otherwise required or provided for pursuant to the terms of the Senior Secured Indenture), 50% of such credit shall be applied against redemption payments in the order of their maturity and 50% of such credit shall be allocated pro rata to reduce all mandatory redemption payments thereafter required. The Company may receive such credit only once for any Senior Secured Note.

Change of Control

     A "Change of Control" means the occurrence of any of the following  events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or a Restricted Subsidiary, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person is deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board then in office; or (iii) the Company, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, leases or otherwise transfers, or one or more of such Subsidiaries sell, convey, lease or otherwise transfer, all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary).

     In the event of a Change of Control, the Company will (i) within 30 days after the occurrence of such Change of Control, notify the Trustee, who will in turn notify the Holders, in writing of the occurrence of and the circumstances and relevant facts regarding such Change of Control and (ii) make an offer to purchase (the "Change of Control Offer") the Senior Secured Notes for cash at a purchase price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to the Change of Control Purchase Date (as defined below) (such price, together with such interest, the "Change of Control Purchase Price") on or before the date specified in such notice, which date can be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Purchase Date"). The Change of Control Offer will remain open from the time such offer is made until the Change of Control Purchase Date. The Company will purchase all Senior Secured Notes properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Senior Secured Notes must follow to accept the Change of Control Offer.

     The occurrence of certain of the events which would constitute a Change of Control could constitute a default under the Company's existing and future indebtedness. In addition, the exercise by the Holders of the Senior Secured Notes and of their right to require the Company to repurchase Senior Secured Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, if a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the Senior Secured Notes that might be delivered by Holders thereof seeking to accept the Change of Control Offer.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a change in a majority of the members of the Board of Directors of the Company which is approved by a majority of the then-present Board of Directors of the Company. One of the events that constitutes a Change of Control under the Senior Secured Indenture is a sale, conveyance, transfer or lease of all or substantially all the property of the Company and its Subsidiaries, taken as a whole, to any Person (other than a Restricted Subsidiary). The phrase "all or substantially all" is subject to judicial interpretation depending on the facts and circumstances of the subject transaction. The Senior Secured Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly in certain circumstances it may be unclear whether a Change of Control has occurred and whether the Company may therefore be required to make a Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control covenant by virtue thereof.

Certain Covenants

     The  Senior  Secured  Indenture  contains,   among  others,  the  following
covenants:

     Limitation on Indebtedness. Neither the Company nor any Restricted Subsidiary is permitted to Incur any Indebtedness unless (i) no Default or Event of Default has occurred and is continuing at the time of such Incurrence or would occur as a consequence of such Incurrence, and the Indebtedness is "Permitted Indebtedness."

     "Permitted Indebtedness" is defined as:

           (i) Indebtedness represented by the Senior Secured Notes and the Senior Subordinated Notes;

          (ii) Indebtedness to be outstanding immediately after the Issue Date and listed on Schedule I to the Senior Secured Indenture;

         (iii) Indebtedness owing to and held by any wholly owned subsidiary of the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such wholly owned subsidiary of the Company ceasing to be a wholly owned subsidiary of the Company or any subsequent transfer of any such Indebtedness (except to the Company or another wholly owned subsidiary of the Company) is deemed, in each case, to constitute the occurrence of such Indebtedness by the issuer thereof;

          (iv) Indebtedness in connection with a prepayment of the Senior Secured Notes pursuant to a Change of Control Offer: provided, however, that the aggregate principal amount of such Indebtedness does not exceed 100% of the aggregate principal amount of the Senior Secured Notes prepaid; provided, further, however, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Senior Secured Notes and
               (B) does not mature prior to the Stated Maturity of the Senior Secured Notes;

           (v) Indebtedness in respect of Guarantees by the Company of Indebtedness of any Restricted Subsidiary permitted to be Incurred under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock";

          (vi) Subordinated Indebtedness Incurred in connection with one or more acquisitions of assets or capital stock of a business or businesses in an aggregate principal amount not to exceed $10,000,000 Incurred in any Fiscal Year of the Company (or, for the period from the Issue Date until September 30, 1996, in an aggregate principal amount not to exceed $3,333,333); provided, however, that in the case of each such acquisition, the Subordinated Indebtedness Incurred cannot represent more than 37.5% of the aggregate purchase price payable upon consummation of such acquisition;

         (vii) Refinancing Indebtedness Incurred in respect of the Senior Secured Notes, or Indebtedness Incurred pursuant to clause (ii) (other than the Senior Subordinated Notes), (iv) or (vii) above; and

        (viii) in addition to any Indebtedness permitted by clauses (i) through (viii) above, Indebtedness at any one time outstanding not to exceed $20,000,000 during the period prior to the first anniversary of the Issue Date and thereafter $30,000,000.

     Limitation on Restricted Subsidiary Indebtedness and Preferred Stock. No Restricted Subsidiary is permitted to Incur any Indebtedness or issue any Preferred Stock unless (i) no Default or Event of Default has occurred and is continuing at the time of such Incurrence or would occur as a consequence of such Incurrence and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness.

     "Permitted Restricted Subsidiary Indebtedness" is defined as:


           (i) Indebtedness or Preferred Stock to be outstanding immediately after the Issue Date and listed on Schedule I of the Senior Secured Indenture;

          (ii) Indebtedness or Preferred Stock owing to and held by the Company or any wholly owned subsidiary of the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such wholly owned subsidiary of the Company ceasing to be a wholly owned subsidiary of the Company or any subsequent transfer of any such Indebtedness (except to the Company or a wholly owned subsidiary of the Company) is deemed, in each case, to constitute the occurrence of such Indebtedness by the issuer thereof;

          (iii)Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (i); and

          (iv) in addition to any Indebtedness  permitted by clauses (i) through
               (iii) above, up to an aggregate of $10,000,000 in principal amount of Indebtedness of Foreign Restricted Subsidiaries at any one time outstanding.

     Limitation on Restricted Payments. Neither the Company nor any Restricted Subsidiary is permitted to (i) declare or pay any dividend on, or make any distribution on or in respect of, its Capital Stock (including any such payment in connection with any merger or consolidation involving the Company), except dividends payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or any Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), any Subordinated Obligation or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment").

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. No Restricted Subsidiary is permitted to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except for (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was acquired by, the Company) and outstanding on such date, (c) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in such agreement relate solely to the property so acquired, (d) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (c) or contained in any amendment to any such agreement or amendment; provided, however, that any encumbrance or restriction contained in any such refinancing agreement or amendment is no less favorable to the Holders of the Senior Secured Notes than any encumbrance or restriction contained in such agreement; and (e) in the case of clause (iii), any encumbrance or restriction
(1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the terms of the Senior Secured Indenture or (3) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any such Restricted Subsidiary.

     Limitation on Liens and Impairment of Collateral. Neither the Company nor any Restricted Subsidiary is permitted to create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned or the Issue Date or thereafter acquired, or any right, title or interest thereto, other than Permitted Liens.

     Except as permitted by the Senior Secured Indenture or any of the other Collateral Documents, the Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, (i) take or omit to take any action which might or would have the result of adversely affecting or impairing the perfected first priority Lien of the Senior Secured Indenture and the other Collateral Documents with respect to the Collateral or any right, title or interest thereto or (ii) grant to any Person any interest in, or right, title or interest to, the Collateral, other than, in each case, Permitted Liens.

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company will not permit (i) any Restricted Subsidiary to issue any Capital Stock other than to the Company or a wholly owned subsidiary of the Company; or (ii) any Person (other than the Company or a wholly owned subsidiary of the Company) to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares); provided, however, that clauses (i) and (ii) will not prohibit (a) any sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any wholly owned subsidiary of the Company effected in accordance with "Limitation on Sales of Assets and Restricted Subsidiary Stock", (b) any Person from owning any of the Pledged Stock (as defined herein) subsequent to any foreclosure on or other transfer of such Pledged Stock in connection with an exercise of remedies under any of the Collateral Documents or (c) any issuance of Preferred Stock to any Person permitted under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock".

     Limitation on Sales of Assets and Restricted Subsidiary Stock. Neither the Company nor any Restricted Subsidiary is permitted to make any Asset Disposition unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares, property and assets subject to such Asset Disposition and (ii) at least 75% of such consideration (or, in the event of any Asset Disposition of all or any portion of the Company's Magnetics Division or any Foreign Subsidiary, at least 50% of such consideration) consists of cash or Temporary Cash Investments.

     Upon the closing of any such Asset Disposition, the Company will cause the Net Cash Proceeds from such Asset Disposition to be delivered to the Trustee and pledged to the Trustee for deposit in a collateral account in the name and under the sole dominion and control of the Trustee and will take such other actions, at the sole expense of the Company, as is reasonably requested by the Trustee to create in favor of the Trustee on behalf of the Holders of the Senior Secured Notes a perfected first priority Lien in respect of such Net Cash Proceeds and all other property and assets received in connection with such Asset Disposition and to insure that all such Collateral is free and clear of all Liens other than Permitted Liens. Any proceeds from an Asset Disposition, other than Net Cash Proceeds, will be subject to the Lien of the Senior Secured Indenture and the other Collateral Documents in accordance with the provisions of the Senior Secured Indenture.

     Within 365 days after the receipt of any Net Cash Proceeds in connection with any Asset Disposition, the Company or such Restricted Subsidiary, as the case may be, may, subject to the procedures set forth below, reinvest up to $3,500,000 of such Net Cash Proceeds in any 365-day period in Replacement Collateral (other than Inventory) at a purchase price which does not exceed the Fair Market Value of such Replacement Collateral so purchased (a "Replacement Collateral Purchase"). The Company will take such actions, at the sole expense of the Company, to create in favor of the Trustee for the benefit of the Holders of the Senior Secured Notes a perfected first priority Lien in respect of any Replacement Collateral concurrently with the acquisition thereof. Such Replacement Collateral will be free and clear of Liens other than Permitted Liens. Upon receipt by the Trustee of such documents and instruments in a form satisfactory to the Trustee and evidence of the taking of such actions satisfactory to the Trustee, as may be necessary or desirable, to create then in favor of the Trustee the Lien in respect of the related Replacement Collateral required by the Senior Secured Indenture and the other Collateral Documents and compliance with the provisions described under "Possession, Use and Release of Collateral", unless a Default or Event of Default has occurred at any time and be continuing, the Trustee will simultaneously release from the Lien of the Senior Secured Indenture and the other Collateral Documents, and deliver to the Company, the Net Cash Proceeds that were delivered to the Trustee, together with the proceeds thereof in the amount requested by the Company or such Restricted Subsidiary; provided, that such amount can not exceed the purchase price of the Replacement Collateral. In the event any Replacement Collateral is Capital Stock of any Person and such Person will be a Restricted Subsidiary, the Company must cause such Capital Stock to be pledged to the Trustee for the benefit of Holders of the Senior Secured Notes; provided, that, in the event such Person is a Foreign Restricted Subsidiary, such pledge will be limited to an amount equal to the lesser of: (i) 65% of the total voting power of shares of all the outstanding Capital Stock of such Person entitled to vote in the election of directors, managers or trustees of such Person and (ii) the percentage of the shares of such Capital Stock equal to the maximum percentage of such shares that can be pledged to the Trustee without constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code that would trigger an increase in the gross income of the Company or any of its Subsidiaries pursuant to Section 951 (or any successor provision) of the Code. In the event of any such pledge of Capital Stock, all the assets and property of the issuer of such Capital Stock will be considered, if such issuer is a U.S. Restricted Subsidiary, Replacement Collateral and the requirements described above relating to the pledge thereof to the Trustee will apply in full. Any Net Cash Proceeds that are not used within the time period specified in the provisions described in the first sentence of this paragraph and in accordance with the procedures referenced in such sentence will constitute "Excess Proceeds".

     To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition received by a Restricted Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected but may be retained by the applicable Restricted Subsidiary until such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law; such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth above.

     Each time that the aggregate amount of Excess Proceeds relating to Asset Dispositions equals or exceeds $2,000,000, taking into account income earned on such Excess Proceeds (the "Asset Disposition Trigger"), the Company will, at its option, either (i) apply (x) 50% of such Excess Proceeds to the payment as and when due of one or more scheduled installments of principal of the Senior Secured Notes in order of maturity and (y) 50% of such Excess Proceeds to the redemption of Senior Secured Notes in accordance with paragraph 6 of the Senior Secured Notes in the Senior Securied Indenture or (ii) make an offer to purchase (an "Asset Disposition Purchase Offer") an aggregate principal amount of outstanding Senior Secured Notes equal to the aggregate Excess Proceeds at such time (the "Asset Disposition Purchase Amount") for cash at a purchase price
(such price, the "Asset Disposition Purchase Price") equal to 100% of the principal amount of the Senior Secured Notes so purchased plus any accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures (including prorationing in the event of over subscription) set forth in the Senior Secured Indenture. Any such Excess Proceeds which remain after the acquisition by the Company of Senior Secured Notes tendered (and not withdrawn) by Holders of the Senior Secured Notes pursuant to any such Asset Disposition Purchase Offer in accordance with the procedures (including proration in the event of oversubscription) set forth in the Senior Secured Indenture ceases to be Excess Proceeds and, notwithstanding the restrictions set forth in paragraph 3 above, may be reinvested by the Company in Replacement Collateral.

     Within 30 days of the occurrence of an Asset Disposition Trigger, (i) the Company will notify the Trustee in writing of the occurrence of the Asset Disposition Trigger and will inform the Trustee as to whether the Company elects to make the Asset Disposition Purchase Offer, (ii) if the Company elects to make the Asset Disposition Purchase Offer, (x) the Company will make such offer to purchase Senior Secured Notes in an aggregate principal amount equal to the Asset Disposition Purchase Amount at the Asset Disposition Purchase Price on or before the date specified in such notice, which date will be no more than 60 Business Days after the occurrence of the Asset Disposition Trigger (the "Asset Disposition Purchase Date"), (y) the Trustee will mail a copy of the Asset
Disposition Purchase Offer to each Holders of the Senior Secured Notes and (z) the Company will cause a notice of the Asset Disposition Purchase Offer to be sent to the Dow Jones News Service or similar business news service in the United States of America. Any such Asset Disposition Purchase Offer will remain open from the time such offer is made until the Asset Disposition Purchase Date. The Company will purchase all Senior Secured Notes properly tendered pursuant to any such Asset Disposition Purchase Offer and not properly withdrawn. The Trustee will be under no obligation to ascertain, and the Trustee will not be deemed to have knowledge of, the occurrence of an Asset Disposition Trigger or to give notice with respect thereto other than as provided above upon receipt of an Asset Disposition Purchase Offer from the Company. The Asset Disposition Purchase Offer will state, among other things, the procedures that Holders of the Senior Secured Notes must follow to accept the Asset Disposition Purchase Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to the Senior Secured Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Senior Secured Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Senior Secured Indenture by virtue thereof.

     Capital Expenditures. The total amount of capital expenditures made by the Company for plant, property and equipment and acquisitions of assets or capital stock of a business or businesses (excluding reinvestments in Replacement
Collateral purchased with Net Cash Proceeds in an amount not to exceed $3,500,000 in any 365-day period at a purchase price which is not to exceed the Fair Market Value of the Replacement Collateral) and investments in joint ventures is not permitted to exceed in any Fiscal Year of the Company the sum of
(i) $15,000,000, (ii) an amount equal to the amount of Subordinated Indebtedness incurred during such Fiscal Year in connection with acquisitions of assets or capital stock of a business or businesses not to exceed $10,000,000 and (iii) an amount equal to the amount of Capital Stock (other than Disqualified Stock) of the Company issued during such Fiscal Year in connection with acquisitions of assets or capital stock of a business or businesses. If the aggregate capital expenditures made by the Company and its Subsidiaries in any Fiscal Year is less than $15,000,000, the difference between the capital expenditures actually made and $15,000,000 may be carried forward into the next Fiscal Year.

     Limitation on Transactions with Affiliates. Neither the Company nor any Restricted Subsidiary is permitted to conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are in writing, (ii) such Affiliate Transaction is in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) such Affiliate Transaction is on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arm's-length dealings with a Person who is not such an Affiliate and (iv) with respect to each Affiliate Transaction involving aggregate payments or value in excess of $500,000, such Affiliate Transaction was approved by a majority of the Board of Directors of the Company, including a majority of the disinterested members of such Board, as evidenced by a resolution of such Board, provided, however, that the foregoing will not prohibit (A) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directories of the Company, (B) loans or advances permitted under the Senior Secured Indenture to employees of the Company or any Restricted Subsidiary in the ordinary course of business in accordance with past practices of the Company, (C) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary, (D) any transaction between the Company and a wholly owned subsidiary of the Company or between Wholly Owned Subsidiaries or (E) reasonable and customary indemnification arrangements between the Company or any Restricted Subsidiary and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

Consolidation, Merger and Sale of Assets

     Neither the Company nor any Restricted Subsidiary is permitted to enter into any transaction or series of transactions to consolidate, amalgamate or merge with or into any other Person (other than the merger of a wholly owned subsidiary of the Company (i) with another wholly owned subsidiary of the Company or (ii) into the Company), or directly or indirectly through its Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all its property and assets to any Person (other than to one or more Wholly Owned Subsidiaries or to the Company) unless (i) if the Company is a party to such transaction and is not the surviving entity (the "Surviving Entity"), the Person formed by such consolidation or amalgamation or into which the Company is merged or that acquires, by sale, conveyance, assignment, transfer, lease or other disposition, all or substantially all the properties and assets of the Company as an entirety, will be a corporation organized and validly existing under the laws of the United States or any State thereof or the District or Columbia and will expressly assume (a) by a supplemental indenture all the obligations of the Company pursuant to the Senior Secured Notes and the Senior Secured Indenture and (b) by written instruments all the obligations of the Company pursuant to the other Collateral Documents; (ii) the Surviving Entity, if any Restricted Subsidiary is a party to such transaction and is not the Surviving Entity, will by written instruments executed and delivered to the Trustee, in form satisfactory to the Trustee, expressly assume all the obligations of such Restricted Subsidiary pursuant to the Collateral Documents;
(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions) no Default or Event of Default will have occurred and be continuing; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company, the Surviving Entity or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Company, such Surviving Entity or such Restricted Subsidiary at the time of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, will have a Consolidated Tangible Net Worth which is not less than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction or transactions; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating (A) that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) and written instrument (if any) comply with the Senior Secured Indenture, (B) that upon execution and delivery of such supplemental indenture or written instrument the Company or such Surviving Entity will be bound by the terms of the Senior Secured Indenture as thereby amended and the Senior Secured as thereby amended will be enforceable against the Company or such Successor Entity in accordance with its terms, and (C) that the perfected first priority Lien of the Trustee for the benefit of the Holders of the Senior Secured Notes with respect to the Collateral continues in all respects.

     Upon any transaction involving the Company in which the Company is not the Surviving Entity, such Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Secured Indenture, but the Company in the case of a transfer or lease will not be released from the obligation to pay the principal of, and interest on, the Senior Secured Notes.

Restricted and Unrestricted Subsidiaries

     The Board of Directors of the Company may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii) either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such Person becoming a Subsidiary of the Company or of a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the following paragraph, an Unrestricted Subsidiary may not be redesignated as a Restricted Subsidiary. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions. As of the effective date of the Plan of Reorganization, the Company designated Florida AAC Corporation as the only U.S. Restricted Subsidiary under the Senior Secured Indenture. Substantially all the non-U.S. subsidiaries of the Company are designated as Foreign Restricted Subsidiaries.

Events of Default

         An "Event of Default" occurs under the Senior Secured Indenture if:

          (i) the Company fails to make any payment of interest on any Securities when the same is due and payable, and such failure continues for a period of 30 days;

          (ii) the Company (A) fails to make the payment of the principal of any Securities when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption or declaration, or otherwise or (B) fails to redeem or purchase Securities when required pursuant to the Senior Secured Indenture or the Securities;

         (iii) the Company fails to comply with any of its covenants or agreements described under "Consolidation, Merger and Sale of Assets";

          (iv) the Company fails to comply with any of its covenants or agreements described under "Change of Control", "Certain
               Covenants--Limitation       on       Indebtedness,       "Certain
               Covenants--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock, "Certain Covenants--Limitation on Restricted Payments, "Certain Covenants--Transactions with Affiliates", "Certain Covenants--Limitation on Liens and Impairment of Collateral", "Certain Covenants--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock", "Certain Covenants--Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" or "Reports to Holders" (other than a failure to purchase Senior Secured Notes when required under "Change of Control" and "Certain
               Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock"), and such failure continues for 30 days after the notice specified below or the Company fails to give the notice specified below;

          (v) the Company fails to comply with any of its agreements in the Securities or the Senior Secured Indenture (other than those specified in clauses (i), (ii), (iii) and (iv)) and such failure continues for a period of 60 days after the notice specified below or the Company fails to give the notice specified below;

          (vi) principal of or interest on any Indebtedness of the Company or any Restricted Subsidiary for borrowed money is not paid when due within any applicable grace period or any Indebtedness of the Company or any Restricted Subsidiary is accelerated by the holders thereof, in each case, if the total amount so unpaid when due within any applicable grace period or accelerated exceeds $5,000,000 or its Dollar Equivalent at the time;

          (vii)(A) the Company fails to comply with any of its representations, warranties, covenants or agreements contained or incorporated by reference in any Collateral Document (other than the Senior Secured Indenture) and such failure continues beyond the applicable grace period provided in such Collateral Document, (B) on or after the Issue Date, other than in accordance with the provisions of the Senior Secured Indenture, for any reason, other than the satisfaction in full and discharge of all obligations secured thereby, any Collateral Document ceases to be or is not in full force and effect or any Lien with respect to Collateral with a Fair Market Value that exceeds $500,000 in the aggregate intended to be created by any Collateral Document ceases to be or is not a valid and perfected first priority Lien for more than 5 days, (C) the occurrence of any event of default under any Collateral Document or (D) on or after the Issue Date, other than in accordance with the provisions of the Senior Secured Indenture, the Company asserts in writing that any Collateral Document has ceased to be or is not in full force and effect;

         (viii)any judgment or decree aggregating in excess of $5,000,000 or its Dollar Equivalent at the time is rendered against the Company or any Restricted Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

          (ix) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or
               (D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

          (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company or any Restricted Subsidiary in an involuntary case; (B) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (C) orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstated and in effect for 60 days.

     A Default under clause (iv) or (v) will not be an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Senior Secured Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which, with the giving of notice and the lapse of time, would become an Event of Default under clause (iv), (v), (vi) or (viii), its status and what action the Company is taking or proposes to take with respect thereto.

     If an Event of Default (other than an Event of Default  specified in clause
(ix) or (x)) occurs and is continuing, the Trustee, by notice to the Company or the Holders of at least 25% in principal amount of the Senior Secured Notes by notice to the Trustee (who will promptly notify the Company), may declare the principal of and accrued interest on all the Senior Secured Notes to be due and payable. Upon such declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clause (ix) or (x) occurs, the principal of and interest on all the Senior Secured Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Senior Secured Notes. The Holders of a majority in principal amount of the Senior Secured Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Senior Secured Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal (other than principal due by reason of acceleration) of or interest on a any Security or (ii) a Default or Event of Default in respect of a provision that cannot be amended without the consent of each Holder affected. When a Default or Event of Default is waived, it is deemed cured, but no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

     A Holder of Senior Secured Notes may not pursue any remedy with respect to the Senior Secured Indenture, the other Collateral Documents or the Senior Secured Notes unless: (i) such Holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) Holders of at least 25% in principal amount of the Senior Secured Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority in principal amount of the Senior Secured Notes do not give the Trustee a written direction inconsistent with the request during such 60-day period.

Certain Bankruptcy Limitations

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Law, secured creditors such as the Trustee are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument; provided, that the secured creditor is given "adequate protection". The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Senior Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection". In addition, the Holders of the Senior Secured Notes would not be entitled to post-petition interest in any bankruptcy involving the Company if the bankruptcy court concluded that the Senior Secured Notes were not fully secured.

Collateral

     The Senior Secured Notes are secured by a Lien on the Collateral, which consists of substantially all the assets, real and personal, of the Company and the U.S. Restricted Subsidiaries. The Collateral includes after-acquired assets of the Company and the U.S. Restricted Subsidiaries to the extent that such assets are acquired by the Company or any such U.S. Restricted Subsidiary without financing secured by a Lien on such assets.

     The tangible assets of the Company pledged as part of the Collateral consists primarily of processing equipment; manufacturing equipment and tooling; spare parts; long-term receivables; leasehold improvements; and office furniture. The only real property owned by the Company that is part of the Collateral is the Graham, Texas site on which the Company's primary magnetics manufacturing facility is located. The Collateral does not include leases under which the Company operates data service centers and certain other facilities. The Collateral also consists of the Company's Accounts Receivable and Inventory and substantially all the assets of the Company's U.S. Restricted Subsidiaries and a pledge of all the common stock of the U.S. Restricted Subsidiaries and the Foreign Restricted Subsidiaries.

Possession, Use and Release of Collateral

     Unless an Event of Default has occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral securing the Senior Secured Notes (other than any cash, securities, obligations and Temporary Cash Investments constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Collateral Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

     Release of Collateral with Trustee Consent. Unless an Event of Default has occurred and be continuing, the Company has the right at any time and from time to time to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Monies, which are subject to release from the Lien of the Senior Secured Indenture and the other Collateral Documents as described under "Use of Trust Monies" or upon substituting Substitute Collateral therefor as described under "Substitute Collateral" below) (a "Release Transaction"), upon compliance with the requirements and conditions of the provisions described above under "Limitation on Sales of Assets and Restricted Subsidiary Stock" and the provisions described below, and the Trustee will release the same from the Lien of the Senior Secured Indenture and any of the other Collateral Documents upon receipt by the Trustee of a notice requesting such release and describing the property to be so released, provided that:

           (i) The security afforded by the Senior Secured Indenture and the other Collateral Documents will not be impaired by such release in contravention of the provisions of the Senior Secured Indenture and the other Collateral Documents, and either (1) other property is to be substituted as Substitute Collateral in accordance with the provisions set forth below or (2) the proceeds from the property to be released are being deposited in accordance with the provisions set forth above under "Limitation on Sales of Assets and Restricted Subsidiary Stock".

          (ii) The Company has disposed of or will dispose of the Collateral so to be released for a consideration representing its Fair Market Value.

         (iii) No Event of Default has occurred and is continuing (or will result therefrom).

          (iv) If the Collateral to be released is only a portion of a discrete parcel of real property, following such release and the release of the Lien of any applicable Mortgage with respect thereto, the non-released mortgaged property will (A) have sufficient utility services and sufficient access to transportation structures for the continued use of such mortgaged property in substantially the manner carried on by the Company and its Subsidiaries prior to such release; (B) comply in all material respects with applicable laws, rules, regulations and ordinances relating to land use and building and workplace safety; and (C) following such release, the Fair Market Value of the mortgaged property (exclusive of the Fair Market Value of the released mortgaged property) not be less than the Fair Market Value of such mortgaged property prior to such release.

           (v) If the Collateral to be released is only a portion of a discrete parcel of real property, the Company will have delivered to the Trustee a survey depicting the real property to be released.

          (vi) The first  priority  perfected  Lien  pursuant to the  Collateral
               Documents   is  in  full  force  and  effect   continuously   and
               uninterrupted at all times.

         (vii) If the Collateral to be released is subject to a prior Permitted Lien, there will be delivered to the Trustee a certificate of the trustee, mortgagee or other holder of such prior Permitted Lien that it has received the applicable Net Cash Proceeds (except to the extent that the assignment thereof would violate the terms thereof or any agreement relating thereto) and has been irrevocably authorized by the Company to pay over to the Trustee any balance of such Net Cash Proceeds remaining after the discharge of the Indebtedness secured by such prior Permitted Lien; and, if any property other than cash, Temporary Cash Investments or other obligations is included in the consideration for any Collateral to be released, there will be delivered to the Trustee such instruments of conveyance, assignment and transfer, if any, as may be reasonably necessary, in the Opinion of Counsel to be given pursuant to clause (ix), to subject to the Lien of the Senior Secured Indenture and the other Collateral Documents all the right, title and interest of the Company in and to such Collateral.

        (viii) If the Collateral to be released is only a portion of a discrete parcel of real property, there will be delivered to the Trustee evidence that a title company has committed to issue an endorsement to the title insurance policy relating to the non-released mortgaged property confirming that after such release, the Lien of the applicable Mortgage continues unimpaired as a first priority perfected Lien upon the remaining mortgaged property.

          (ix) The Company will deliver to the Trustee an Officers' Certificate, dated not more than 30 days prior to the date of the application for such release (and with respect to certain matters relating to the release an Opinion of Counsel), with respect to the matters described in clauses (i) through (vii).

     In case an Event of Default has occurred and is continuing, the Company, while in possession of the Collateral (other than cash, Temporary Cash Investments, securities and other personal property held by, or required to be deposited or pledged with, the Trustee under the Senior Secured Indenture or the other Collateral Documents or with the trustee, mortgagee or other holder of a prior Permitted Lien), may do any of the things described in the above paragraphs, if the Trustee, in its discretion, or the Holders of 66 2/3% in aggregate principal amount of the Senior Secured Notes outstanding, by appropriate action of such Holders, consent to such action, in which event any certificate filed pursuant to this paragraph will omit the statement to the effect that no Event of Default has occurred and is continuing. This paragraph does not apply, however, during the continuance of an Event of Default of the type specified in paragraphs (i), (ii), (iii), (ix) or (x) under "Events of Default".

     All cash or Temporary Cash Investments received by the Trustee pursuant to this covenant will be held by the Trustee, for the benefit of the Holders of the Senior Secured Notes, as Trust Monies subject to application as provided under "Use of Trust Monies" and "Limitation on Sales of Assets and Restricted Subsidiary Stock". All purchase money and other obligations received by the Trustee pursuant to the paragraphs above is held by the Trustee for the benefit of the Holders as Collateral.

     Substitute Collateral. Unless an Event of Default has occurred and be continuing, the Company is permitted to, at its option, obtain a release of any of the Collateral (including any Trust Monies other than Trust Monies which at such time (i) constitute Excess Proceeds as described under "Limitation on Sales of Assets and Restricted Subsidiary Stock" or (ii) have been deposited with the Paying Agent in an amount sufficient to pay (A) the aggregate Change of Control Purchase Price of all Senior Secured Notes or portions thereof that are to be purchased on the Change of Control Purchase Date as described under "Change of Control" or (B) the redemption price of and accrued interest on all Senior Secured Notes or portions thereof to be redeemed on the redemption date in accordance with the requirements of the Senior Secured Notes) by subjecting other property, if such substitute property has a Fair Market Value equal to or greater than the Collateral to be released (the "Substitute Collateral"), to the perfected first priority Lien of the Senior Secured Indenture and the other Collateral Documents or a similar instrument in place of and in exchange for any of the Collateral to be released upon receipt by the Trustee of certain documentation, appraisals, an Opinion of Counsel, surveys (in certain cases) and title insurance (in certain cases).

     Disposition of Inventory and Accounts Receivable Without Release. Notwithstanding the provisions of "Release of Collateral with Trustee Consent", the Company may without any release or consent by the Trustee sell, exchange or otherwise dispose of inventory in the Ordinary Course of Business, assign, collect, liquidate, sell, factor or otherwise dispose of Accounts Receivable in the Ordinary Course of Business and dispose of the Proceeds thereof in connection with the Company's business or to make other cash payments permitted by the Senior Secured Indenture. The fair value of all sales, exchanges or other dispositions of inventory and collections, liquidations, sales, factoring or other dispositions of Accounts Receivable and the use of each in connection with the Company's business and to make cash payments permitted by the Senior Secured Indenture by the Company in accordance with this paragraph will not be considered in determining whether the aggregate fair value of Collateral released from the Lien of the Senior Secured Indenture in any calendar year exceeds the 10% threshold specified in Section 314(d) of the Trust Indenture Act.

     In the event that the Company has sold, exchanged or otherwise disposed of or proposes to sell, exchange or other dispose of any item of inventory and Accounts Receivable which under the provisions described above may be sold, exchanged or otherwise disposed of by the Company without any release or consent of the Trustee, and the Company requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under the Senior Secured Indenture and the other Collateral Documents, the Trustee will execute such an instrument upon delivery to the Trustee of (i) an Officers' Certificate reciting the sale, exchange or other disposition made or proposed to be made, describing in reasonable detail the property affected thereby, and stating that such property may be sold, exchanged or otherwise disposed of by the Company without any release or consent of the Trustee in compliance with the provisions hereof and (ii) an Opinion of Counsel to the effect that the sale, exchange or other disposition made or proposed to be made by the Company is in compliance with the provisions hereof.

     Any releases of Collateral made in compliance with the provisions herein will be deemed not to impair the Lien of the Senior Secured Indenture and other Collateral Documents in contravention of the provisions of the Senior Secured Indenture.

     Disposition of Collateral Without Trustee Consent. Notwithstanding the provisions of "Limitation on Liens and Impairment of Collateral", "Release of Collateral with Trustee Consent", "Substitute Collateral" and "Disposition of Inventory and Accounts Receivable Without Release", so long as no Event of Default has occurred and be continuing, the Company will be permitted to, without any consent by the Trustee:

          (i) sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements, materials or supplies or other similar property subject to the Lien of the Senior Secured Indenture and the other Collateral Documents, which may have become worn or obsolete, not exceeding in value in any one calendar year $2,000,000;

          (ii) grant rights-of-way and easements over or in respect of any real property rights relating to the Collateral; provided, that such grant will not impair the usefulness of such property in any material respect in the conduct of the Company's business and will not be prejudicial to the interests of the Holders of the Senior Secured Notes;

         (iii) abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of the Senior Secured Indenture and the other Collateral Documents; provided, that any altered or substituted leases, contracts or rights-of-way will, without further action, be subject to the Lien of the Senior Secured Indenture and the other Collateral Documents to the same extent as those previously existing;

          (iv) surrender or modify any franchise, license or permit subject to the Lien of the Senior Secured Indenture and the other Collateral Documents which it may own or under which it may be operating; provided, that, if, after the surrender or modification of any such franchise, license or permit, the Company will not be entitled, under some other, or without any, franchise, license or permits to conduct its business in the territory in which it is then operating and the Fair Market Value of such franchise, license or permit exceeds $5,000,000, then the Board of Directors of the Company will have determined, in its reasonable opinion, that such territory is not material to the conduct of the Company's business; or

          (v) alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances; provided, that no change in the location of any such Collateral subject to the Lien of the Senior Secured Indenture and the other Collateral Documents will be made which (A) removes such property into a jurisdiction in which any instrument required by law to preserve the Lien of the Senior Secured Indenture and any other Collateral Document on such property has not been recorded, registered or filed in the manner required by law to preserve the Lien of the Senior Secured Indenture and the other Collateral Documents on such property,
               (B) does not comply with the terms of the Senior Secured Indenture and the other Collateral Documents or (C) otherwise impairs the Lien of the Senior Secured Indenture and the other Collateral Documents.

Use of Trust Monies

     All Trust Monies (including, without limitation, all Net Cash Proceeds consisting of cash and Temporary Cash Investments required to be deposited with the Trustee) will be held by the Trustee for the benefit of the Holders as a part of the Collateral securing the Senior Secured Notes and, so long as no Event of Default has occurred and be continuing, may, at the direction of the Company, be applied by the Trustee from time to time in accordance with the provisions described under "Limitation on Sales of Assets and Restricted Subsidiary Stock" or to the acquisition of property or assets to be made subject to the Lien of the Senior Secured Indenture and the other Collateral Documents pursuant to the provisions described under "Possession, Use and Release of Collateral--Substitute Collateral", to the payment of the principal of, and interest on, any Senior Secured Notes from time to time, at maturity or upon redemption, declaration or acceleration or in any one or more of such ways, in each case in accordance with the terms of the Senior Secured Indenture. Application of Trust Monies as described in this paragraph requires that the Company provide the Trustee with Officers Certificates, Opinions of Counsel and appraisals similar to those described in "Possession, Use and Release of Collateral--Release of Collateral with Trustee Consent" and "Substitute Collateral.

Amendment, Supplement and Waiver

     Subject to certain exceptions, the Senior Secured Indenture may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Senior Secured Notes then outstanding and any existing Default or compliance with any provisions may be waived with the consent of the Holders of at least a majority in principal amount of the Senior Secured Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Secured Note, no amendment may, among other things:

          (i) reduce the percentage of principal amount of Senior Secured Notes whose Holders must consent to an amendment;

          (ii) reduce the rate of or extend the time for payment of interest on any Senior Secured Notes;

         (iii) reduce the principal of or extend the Stated Maturity of any Senior Secured Notes;

          (iv) change the time at which any Senior Secured Notes may be redeemed;

          (v) make any Note payable in money other than that stated in the Note;

          (vi) impair the right of any Holder of Senior Secured Notes to institute suit for the enforcement of any payment on or with respect to any Senior Secured Notes;

         (vii) permit the creation of any Lien on the Collateral or any part; thereof (other than the Lien of the Senior Secured Indenture and the other Collateral Documents and other Permitted Liens (as defined on the Issue Date)) or terminate the Lien of the Senior Secured Indenture and the other Collateral Documents as to the Collateral or any part thereof or deprive the Holders of Senior Secured Notes of the security afforded by the Lien of the Senior Secured Indenture and the other Collateral Documents or any part thereof, except as set forth under "Limitation on Liens and Impairment of Collateral" and "Possession, Use and Release of Collateral"; or

        (viii) make any change in the amount of Senior Secured Notes whose Holders must consent to any amendment or action.

     Without the consent of any Holder of the Senior Secured Notes, the Company and the Trustee may, among other things, amend or supplement the Senior Secured Indenture to cure any ambiguity, omission, defect or inconsistency, to establish or maintain the Lien of the Senior Secured Indenture and the other Collateral Documents as a perfected first priority Lien of the Trustee in respect of the Collateral, to correct or amplify the description of any Collateral subject to the Lien of the Senior Secured Indenture or the other Collateral Documents, to subject additional property or assets to the Lien of the Senior Secured Indenture or the other Collateral Documents, to add Guarantees with respect to the Senior Secured Notes, to add to the covenants of the Company for the benefit of the Holders of the Senior Secured Notes or to surrender any right or power conferred upon the Company, to enter into any Intercreditor Agreement (as defined in the Security and Pledge Agreement), to make any change that does not adversely affect the rights of any Holder of the Senior Secured Notes, to provide for the acceptance of appointment hereunder by a successor Trustee, or to comply with any requirement of the Commission in connection with the qualification of the Senior Secured Indenture under the Trust Senior Secured Indenture Act; provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officer's Certificate stating that such amendment or supplement complies with the foregoing provisions.

     After an amendment under the paragraph above becomes effective, the Company will mail to Holders of Senior Secured Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of Senior Secured Notes, or any defect therein, does not impair or affect the validity of an amendment under the paragraph above.

Satisfaction and Discharge of the Senior Secured Indenture

     The Senior Secured Indenture will cease to be of further effect (except as otherwise expressly provided for in the Senior Secured Indenture) when either
(i) all outstanding Senior Secured Notes have been delivered (other than lost, stolen or destroyed Senior Secured Notes which have been replaced) to the Trustee for cancellation or (ii) all outstanding Senior Secured Notes have become due and payable and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Senior Secured Notes, including interest thereon (other than lost, stolen or destroyed Senior Secured Notes which have been replaced), and, in either case, the Company has paid all sums payable under the Senior Secured Indenture.

Concerning the Trustee

     The Bank of New York is the trustee under the Senior Secured Indenture. The trustee's current address is 101 Barclay Street, New York, NY 10286.

Governing Law

     The Senior Secured Indenture provides that it and the Senior Secured Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     The following definitions, among others, are used in the Senior Secured Indenture. Many of the definitions of terms used in the Senior Secured Indenture have been negotiated specifically for the purposes of the Senior Secured Indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of Senior Secured Notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Senior Secured Indenture.

     "Accounts Receivable" means any and all rights of the Company or any U.S. Restricted Subsidiary to payment for Inventory sold or services performed in the Ordinary Course of Business, whether due or to become due, whether or not earned by performance, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by or in the form of an account, note, draft, letter of credit, contract right, security agreement, chattel paper or other evidence of indebtedness or security. The term "Accounts Receivable" does not include any such right classified as long-term or the equivalent thereof on the Company's or such U.S. Restricted Subsidiary's financial statements prepared in accordance with GAAP.

     "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or other dispositions) of shares of Capital Stock (including, without limitation, the Pledged Stock) of any Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any Restricted Subsidiary (including by means of a merger, consolidation or similar transaction), other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a wholly owned subsidiary of the Company, (ii) a disposition of the Company's or any Restricted Subsidiary's Accounts Receivable, Lease Receivables or Inventory (other than the disposition of Inventory pursuant to a Sale/Leaseback Transaction) at Fair Market Value in the Ordinary Course of Business, (iii) a disposition of property or assets, whether in a single transaction or a series of related transactions which constitute a single plan of disposition, that have an aggregate Fair Market Value not in excess of $100,000, (iv) an operating lease entered into in the ordinary course of business with respect to property, plant or equipment that in the judgment of the Board of Directors of the Company constitutes excess capacity or (v) a "like-kind exchange" of an asset in exchange for an asset of a third party, so long as, in the judgment of the Company's Board of Directors, the asset received by the Company or such Restricted Subsidiary in such exchange
(x) has a Fair Market Value at least equal to the fair market value of the asset transferred by the Company or such Restricted Subsidiary and (y) is usable in a Permitted Line of Business to at least the same extent as the asset transferred by the Company or such Restricted Subsidiary. The term "Asset Disposition" includes the requisition of title to, seizure of or forfeiture of any property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any property or assets. The term "Asset Disposition" when used with respect to the Company does not include any disposition pursuant to "Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all the assets of the Company.

     "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Collateral Documents" means the Senior Secured Indenture, the Security and Pledge Agreement, the Mortgages and each other document, agreement or instrument evidencing, perfecting, assuring or otherwise relating to the Lien in respect of the Collateral and all amendments, supplements or other modifications thereto.

     "Consolidated Tangible Net Worth" means the amount by which (i) the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (x) the par or stated value of all outstanding Capital Stock of the Company plus (y) paid-in capital or capital surplus relating to such Capital Stock plus (z) any retained earnings or earned surplus exceeds (ii) the sum of
(A) any accumulated deficit, (B) any amounts attributable to Disqualified Stock,
(C) the amounts appearing on the assets side of such balance sheet for all contracts, patents, trademarks, copyrights and other intellectual property rights, franchises, licenses, goodwill, treasury stock, unamortized debt discount and expense and similar intangibles, (D) any increase in the amount of capitalized research and development and capitalized interest subsequent to the Issue Date, and (E) the amount of any write-up subsequent to the Issue Date in the book value of any asset owned on the Issue Date resulting from the revaluation thereof subsequent to such date, or any write-up in excess of the cost of any asset acquired subsequent to that date.

     "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the Holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Senior Secured Notes.

     "EBITDA" means, for any period, the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) any charge related to any penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, in each case for such period.

     The term  "Consolidated  Net Income" means, for any period,  the net income
(loss) of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP but excluding for such purposes the impact of any Fresh Start Accounting adjustment. The term "Consolidated Net Income" does not include (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv), the Company s equity in the net income of any such Person for such period is included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii)) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv), the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (v) any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (vi) any extraordinary gain or loss, (vii) the cumulative effect of any change in accounting principles and (viii) any nonrecurring restructuring changes for any fiscal quarter in the Fiscal Year of the Company commencing October 1, 1995.

     The term "Consolidated  Interest Expense" means, for any period, the sum of
(i) the total cash and non cash interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (A) interest expense attributable to capital Lease Obligations, (B) amortization of debt discount and debt issuance cost, (C) capitalized interest,
(D) accrued interest, (E) commissions, discounts and other fees and charges paid or owed with respect to letters of credit and bankers' acceptance financing, (F) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (G) net costs associated with Hedging Obligations (including amortization of discounts and fees), (H) the interest portion of any deferred obligation, (I) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Redeemable Stock of the Company held by Persons other than the Company or a wholly owned subsidiary of the Company and (J) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust. The term "Consolidated Interest Expense" does not include any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary, less (ii) to the extent included in clause (i), amortization or write-off of deferred financing costs of the Company and its consolidated Subsidiaries during such period and any charge related to any penalty paid in connection with redeeming or retiring any Indebtedness of the Company and its consolidated Subsidiaries prior to its Stated Maturity.

     "Fair Market Value" means, with respect to any property or asset, the price which could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided, that the foregoing does not prohibit sales of inventory at a discount or on terms which are typical in the industry to which such inventory relates.

     "Foreign Asset Disposition" means an Asset Disposition in respect of Capital Stock or assets of a Restricted Subsidiary of the type described in
Section 936 of the Internal Revenue Code of 1986, as amended, to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

     "Foreign Restricted Subsidiaries" means any Restricted Subsidiary that is incorporated in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

     "Guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay for (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Commodity Price Protection Agreements or Currency Exchange Protection Agreement or other similar agreement or arrangement.

     "Incur" means to, directly or indirectly, create, issue, assume, guarantee, incur (by conversion, exchange or otherwise) extend, assume, or otherwise become liable for, contingently or otherwise. Any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. "Incurrence", "Incurred" and "Incurring" each have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination, (without duplication) (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capital Lease Obligations and all Attributable Indebtedness of such Person; (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except (A) Trade Payables and (B) any obligation to pay any portion of such purchase price that becomes due only if the earnings attributable to such property or services satisfy predetermined minimum amounts subsequent to the purchase of such property or services and the amount of such obligation cannot be determined on the date of such purchase); (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iv)) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on any such letter of credit; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding in each case, any accrued dividends);
(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness is the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, obligations of such Person in respect of Hedging Obligations. For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price is calculated in accordance with the terms of such Stock as if such Stock were redeemed, repaid or repurchased on any date on which Indebtedness is required to be determined pursuant to the Senior Secured Indenture; provided, however, that if such Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price will be the book value of such Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Investments" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) such Person, or any purchase or acquisition of all or substantially all the business or assets of, Capital Stock, Indebtedness any other evidence of beneficial ownership or other similar instruments issued by, such Person. For purposes of "Limitation on Restricted Payments" and "Restricted and Unrestricted Subsidiaries", (i) the term "Investment" includes the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue and have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset will be valued at its Fair Market Value at the time of such Investment (unless otherwise specified in this definition).

     "Issue Date" means the date on which the Senior Secured Notes were issued pursuant to the Senior Secured Indenture, which was June 4, 1996.

     "Lien"  means  any  mortgage,   deed  of  trusts,  pledge,   hypothecation,
assignment, deposit arrangement, preference, priority, security interest, encumbrance, easement, restriction, covenant, right-of-way, servitude, lien (statutory or otherwise), charge, other security or similar agreement or preferential arrangement of any kind or nature whatsoever or other adverse claim of any kind or nature (including, without limitation, any conditional sale or other title retention agreement or lease having substantially the same economic effect of any of the foregoing.

     "Magnetics Division" means the property and assets of the Company or any Restricted Subsidiary used in connection with the manufacture, marketing and sale of magnetic tape, computer tape or other magnetic products.

     "Net Cash Proceeds" from an Asset Disposition means the sum of (i) cash payments and Temporary Cash Investments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom and (ii) the Fair Market Value of all securities issued to the Company or a Subsidiary of the Company in connection therewith, in each case net of (A) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition,
(B) all payments made on any Indebtedness which is secured by any property or assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such property or assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (C) all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (D) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; provided, that, in the event that any consideration for such Asset Disposition (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) is Net Cash Proceeds only at such time as it is released to the Company or any Restricted Subsidiary from escrow; provided, further, that any non-cash consideration received in connection with such Asset Disposition, which is subsequently converted to cash, will be deemed to be Net Cash Proceeds at such time and will thereafter be applied in accordance with "Limitation on Sales of Assets and Restricted Subsidiary Stock". The term "Net Cash Proceeds" from an issuance or sale of Capital Stock means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Ordinary Course of Business" means sales or assignments of inventory or accounts receivable or the performance of services at Fair Market Value or the collection of accounts receivable in the ordinary course of business of the Company and does not include any sale, assignment or collection (i) after any Foreclosure Event or (ii) after the voluntary or involuntary bankruptcy of the Company, including, without limitation, those events of the type described in clauses (ix) and (x) of the "Events of Default". The ordinary course of business includes (i) sales of inventory to customers, (ii) returns of merchandise to manufacturers or distributors for refunds or credit and (iii) exchanges of inventory with manufacturers or distributors for other inventory.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a wholly owned subsidiary of the Company (including any Person which will become a wholly owned subsidiary of the Company as a result of such Investment) or any Person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its business or assets to, the Company or any wholly owned subsidiary of the Company at the time such Investment is made; (ii) Temporary Cash Investments; (iii) receivables owing to the Company or such Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that nothing in this paragraph limits in any way the ability of the Company or such Restricted Subsidiary to settle, compromise or otherwise deal with such receivables in the ordinary course of business; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (v) loans or advances, in the aggregate principal amount of $6,000,000 outstanding from time to time, to employees of the Company or such Restricted Subsidiary made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or such Restricted Subsidiary or in satisfaction of judgments; (vii) joint ventures, whether in the form of cash or through a contribution of assets (the nature of which, if other than cash, to be determined in good faith by the Board of Directors of the Company, in an amount not to exceed $10,000,000 at any one time for any joint venture; provided, however, that the aggregate amount so invested in joint ventures may not exceed the amount permitted under "Capital Expenditures"; and
(viii) any other property, asset or Person if made pursuant to any written agreement of the Company or such Restricted Subsidiary in effect on the Issue Date; and (ix) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the provisions under "Limitation on Sales and Assets and Restricted Subsidiary Stock" or a disposition of assets pursuant to and in compliance with the provisions under "Successor Company" hereof.

     "Permitted Liens" means (i) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws, other types of social security benefits or similar legislation, or good faith deposits in connection with bids, tenders or contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics Liens, in each case for sums not yet due from the Company or any Restricted Subsidiary or being contested in good faith by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or other Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary, as the case may be, is prosecuting an appeal or other proceedings for review; (iii) Liens for property taxes or other taxes, assessments or governmental charges of the Company or any Restricted Subsidiary not yet due or payable or subject to penalties for nonpayment or which are being contested by the Company or such Restricted Subsidiary, as the case may be, in good faith by appropriate proceedings; (iv) Liens in favor of issuers of standby letters of credit, performance bonds and surety bonds; (v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property of the Company or any Restricted Subsidiary incidental to the ordinary course of conduct of the business of the Company or such Restricted Subsidiary or as to the ownership of properties of the Company or any Restricted Subsidiary, which, in either case, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary; (vi) Liens to secure Indebtedness permitted under clause (i) of "Limitations of Indebtedness" and clause (iv) of "Limitations of Subsidiary Indebtedness and Preferred Stock"; (vii) Liens outstanding immediately after the Issue Date as set forth on Schedule II under the Senior Secured Indenture (and not otherwise permitted by clause (vi)); (viii) Liens on property, assets or shares of stock of any Restricted Subsidiary at the time such Restricted Subsidiary became a Subsidiary of the Company; provided, however, that (A) if any such Lien is Incurred in anticipation of such transaction, such property, assets or shares of stock subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company in connection with the acquisition of such Restricted Subsidiary and (2) the Fair Market Value of all property and assets of such Restricted Subsidiary and (B) any such Lien can not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (ix) Liens on property or assets at the time the Company or any Restricted Subsidiary acquired such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; provided, however, that (A) if any such Lien is incurred in anticipation of such transaction, such property or assets subject to such Lien will have a Fair Market Value at the date of the acquisition thereof not in excess of the lesser of (1) the aggregate purchase price paid or owed by the Company or such Restricted Subsidiary in connection with the acquisition thereof and of any other property and assets acquired simultaneously therewith and (2) the Fair Market Value of all such property and assets acquired by the Company or such Restricted Subsidiary and (B) any such Lien will not extend to any other property or assets owned by the Company or any Restricted Subsidiary; (x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a wholly owned subsidiary of the Company; (xi) Liens to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (vii), (viii) and (ix); provided, however, that any such Lien will be limited to all or part of the same property or assets that secured the original Lien (plus improvements on such property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (vii), (viii) and (ix) at the time the original Lien became a Permitted Lien under the Senior Secured Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; and (xii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness (1) under Purchase Money Indebtedness or Capital Lease Obligations permitted under, in the case of the Company, and, in the case of such Restricted Subsidiary, "Limitations of Subsidiary Indebtedness and Preferred Stock"; provided, that (A) the amount of Indebtedness Incurred in any specific case does not, at the time such Indebtedness is Incurred, exceed the lesser of the cost or Fair Market Value of the property or asset acquired or constructed in connection with such Purchase Money Indebtedness or Capital Lease Obligation, (B) such Lien attachs to such property or asset upon acquisition of such property or asset, and (C) no property or asset of the Company or any Restricted Subsidiary (other than the property or asset acquired or contracted in connection with such Purchase Money Indebtedness or Capital Lease Obligation) are subject to any Lien securing such Indebtedness.

     "Pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Senior Secured Indenture, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable) as interpreted in good faith by the Board of Directors of the Company after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by such Board after consultation with such independent certified public accountants, as the case may be.

     "Purchase Money Indebtedness" means, with respect to any Person, all obligations of such Person (i) consisting of the deferred purchase price of any property or assets, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business) and other purchase money obligations, in each case where the maturity of such obligation does not exceed the anticipated useful life of the property or asset being financed, (ii) Incurred to finance the acquisition or construction of such property or asset and (iii) Incurred to finance the acquisition of 100% of the capital stock (other than directors' qualifying shares) of any other Person.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (collectively, "refinances," "refinancing" and "refinanced" have a correlative meaning) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness; provided, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and (B) any premiums, fees and other expenses paid by the Company or the Restricted Subsidiary, as the case may be, in connection with such refinancing; provided, further, that Refinancing Indebtedness does not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; provided further, that the covenants relating to the Refinancing Indebtedness are no more restrictive in the aggregate than those of the Indebtedness being refinanced and, if the Indebtedness being refinanced is subordinated to the Senior Secured Notes, the Refinancing Indebtedness is at least as subordinated to the Senior Secured Notes as the Indebtedness being refinanced.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including, without limitation, upon the happening of any event) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     "Refinancing Indebtedness" does not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Replacement Collateral" means, at any relevant date in connection with an Asset Disposition, property or assets used in, or Capital Stock of any Person related to, the Company's business, other than the Collateral.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Indebtedness" means all Indebtedness of the Company, including interest thereon, whether outstanding on the Issue Date or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Senior Secured Notes. Senior Indebtedness does not include (i) any liability for Federal, state, local or other taxes owed or owing by the Company, (ii) any Trade Payables, (iii) any Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Subordinated Obligations, (iv) any obligations with respect to any Capital Stock, (v) any Indebtedness Outstanding or Incurred in violation of the Senior Secured Indenture or (vi) any obligations of the Company to any Affiliate of the Company. For purposes of "Limitation on Sales of Assets and Restricted Subsidiary Stock", the amount of consideration received by the Company or any Restricted Subsidiary for the assumption of Senior Indebtedness by any purchaser of the Company's property, assets or shares are equal to the face value or the accreted value of such Senior Indebtedness.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated  Indebtedness"  means (i) the Senior  Subordinated  Notes and
(ii) any other unsecured Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which, pursuant to the terms of the instrument creating or evidencing the same or pursuant to the terms of any written agreement, is subordinate in right of payment to the Senior Secured Notes and as to which no principal is required to be repaid until after the Stated Maturity of the Senior Secured Notes.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the
United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the Dollar Equivalent thereof) and whose long-term indebtedness is rated "A" or higher according to Moody's (or such equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

     "Trust Monies" means all cash or Temporary Cash Investments received by the Trustee in accordance with the terms of the Senior Secured Indenture and the other Collateral Documents: (i) upon the release of property from the Lien of the Senior Secured Indenture and any of the other Collateral Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; (ii) as compensation for, or proceeds of sale of, any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to an order of, a governmental authority or otherwise disposed of;
(iii) as proceeds of insurance upon any part of the Collateral (other than any liability insurance proceeds payable to the Company or the Trustee for any loss, liability or expense Incurred by it); (iv) pursuant to certain provisions of the Mortgages; or (v) for application under the Senior Secured Indenture as provided in the Senior Secured Indenture or any other Collateral Documents, or whose disposition is not elsewhere specifically provided for in the Senior Secured Indenture or the other Collateral Documents.

     "Unrestricted Subsidiary" means (i) each Subsidiary of the Company that the Company has designated, or is deemed to have designated, pursuant to the provisions described under "Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and that has not been redesignated a Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an owner-ship interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "U.S. Restricted Subsidiaries" means any Restricted Subsidiary that is incorporated in the United States of America, any state or the District of Columbia.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                        DESCRIPTION OF OTHER OBLIGATIONS

Senior Subordinated Notes due 2002

     The 13% Senior Subordinated Notes mature on June 30, 2002 (the "Senior Subordinated Notes"), and are limited to an aggregate principal amount of $160,000,000, plus the principal amount of any Accrued Interest Securities (as defined below) issued pursuant to the Senior Subordinated Notes Indenture (the "Senior Subordinated Indenture"). The Senior Subordinated Notes bear interest at the rate of 13% per annum payable semi-annually on June 30 and December 31 of each year, beginning on December 31, 1996, to the person in whose name the Senior Subordinated Note (or any predecessor Senior Subordinated Note) is registered at the close of business on the preceding June 15 or December 15, as the case may be. In the case of any interest payment date for the Senior Subordinated Notes occurring on or prior to June 30, 1997, the Company will satisfy its obligation to pay interest on the Senior Subordinated Notes through the issuance of securities, in the form of the Senior Subordinated Notes (the "Accrued Interest Securities"), and having a principal amount corresponding to the amount of interest due on the Senior Subordinated Notes on such interest payment date.

     Principal of, and premium, if any, and interest on, the Senior Subordinated Notes are payable, and the Senior Subordinated Notes are exchangeable and transferable, at an office or agency of the trustee for the Senior Subordinated Notes or such other office or agency permitted under the Senior Subordinated Indenture. The Senior Subordinated Notes are issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes, except for any tax, assessment or other governmental charge that may be imposed in connection therewith.

     The following is a summary of the Senior Subordinated Notes. Capitalized terms used but not otherwise defined in this summary have the meanings assigned thereto in the Senior Subordinated Indenture.

     Subordination. Payment of principal and interest and all other amounts on the Senior Subordinated Notes is unsecured and subordinated; subject to the prior payment in full of all Senior Indebtedness. Upon (i) the maturity of any Senior Indebtedness, whether by lapse of time, upon redemption or by acceleration or otherwise, or (ii) any default in the payment of any amount due in respect of principal or interest in respect of any Senior Indebtedness or
(iii) any distribution or payment of assets or securities of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full of the principal thereof and interest due thereon before the holders of the Senior Subordinated Notes are entitled to receive any payment. During the continuance of any default or event of default under any agreement governing Senior Indebtedness permitting acceleration of the maturity thereof (other than a default or event of default relating to payment of principal or interest, either at maturity, upon redemption, by declaration or otherwise) and upon giving notice thereof, no payment may be made on the Senior Subordinated Notes for a period of 179 days after the notice is given, but payments may thereafter be resumed unless such payments are then prohibited by the Senior Subordinated
Indenture. Only one notice may be given effect within any period of 360 consecutive days, and no more than one notice may be given with respect to any continuing default or event of default. If, in any of the situations referred to above, a payment is made to the trustee for the Senior Subordinated Notes or to any holder thereof before all Senior Indebtedness has been paid in full or provision has been made for such payment to such trustee or such holder, such payment must be paid over to the holders of Senior Indebtedness or their respective representatives. The failure to make payment on account of principal of or other interest on the Senior Subordinated Notes by reason of such subordination will not prevent the occurrence of any event of default under the Senior Subordinated Indenture.

     Optional Redemption. The Senior Subordinated Notes may be redeemed at the option of the Company, in whole or from time to time in part, at any time, on not more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amounts thereof), together with accrued and unpaid interest (if any) to the date of redemption (subject to the rights of the holders of Senior Subordinated Notes to receive interest due on the related interest payment date): (i) 1996-103.000%; (ii) 1997-103.000%; (iii)
1998-102.625%;  (iv) 1999-102.250%;  (v) 2000-101.875%;  (vi) 2001-101.500%; and
(vii) 2002 and thereafter-100.000%.

     Mandatory Redemption. The Company will, prior to the fifth anniversary of the Senior Subordinated Notes Issue Date (as defined below), redeem for cash a principal amount of the Senior Subordinated Notes plus the aggregate principal amount of any Accrued Interest Securities issued under the Senior Subordinated Indenture. The redemption price will be the price that would then be applicable pursuant to the optional redemption schedule set forth above of the principal amount of the Accrued Interest Securities plus accrued and unpaid interest thereon to the date of redemption.

     Restrictive Covenants. Certain of the covenants in the Senior Subordinated Indenture are more restrictive on the operations and activities of Anacomp than the covenants in the Senior Secured Indenture. The covenants described are subject to a number of important qualifications and limitations.

     Limitation on Restricted Payments. The Senior Subordinated Indenture provides that, subject to certain exceptions, neither the Company nor any restricted subsidiary of the Company is permitted to, directly or indirectly, make certain restricted payments if, at the time of such restricted payments or after giving effect thereto: (i) a default or an event of default will have occurred and be continuing under the terms of the Senior Subordinated Indenture,
(ii) the Company could not incur at least $1.00 of additional indebtedness as described below under "Limitation on Indebtedness" or (iii) the aggregate amount of all restricted payments subsequent to the Senior Subordinated Notes Issuance Date (the "Senior Subordinated Notes Issue Date") would exceed (A) 50% of the consolidated net income (or if consolidated net income is a deficit, minus 100% of such deficit and also minus 100% of the amount of certain negative charges not otherwise reflected in consolidated net income during such period), of the Company accrued for the period (treated as one accounting period) beginning on the first day of the fiscal quarter of the Company immediately following the fiscal quarter in which the Senior Subordinated Notes Issue Date occurs and ending on the last day of the Company's last fiscal quarter ended at least 45 days prior to the date of such proposed restricted payment; (B) the aggregate net cash proceeds received by the Company from an issue or sale of certain of its qualified capital stock, subsequent to the Senior Subordinated Notes Issue Date (other than capital stock issued or sold to (x) a subsidiary of the Company, (y) an employee stock ownership plan or other trust established by the Company or any of its subsidiaries or (z) management employees); (C) the amount by which indebtedness of the Company or its restricted subsidiaries, as applicable, is reduced on the Company's balance sheet upon the conversion or exchange (other than by a subsidiary of the Company) of such indebtedness subsequent to the Senior Subordinate Notes Issue Date for qualified capital stock of the Company (less the amount of any cash or other property distributed by the Company or any restricted subsidiary upon such conversion or exchange); and (D) the net reduction in certain investments in unrestricted subsidiaries resulting from (x) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any restricted subsidiary, as applicable, from unrestricted subsidiaries or (y) the redesignation of unrestricted subsidiaries as restricted subsidiaries not to exceed, in the case of any unrestricted subsidiary, the amount of investments previously made (and treated as a restricted payment) by the Company or any restricted subsidiary in such unrestricted subsidiary.

     Limitation on Indebtedness. The Senior Subordinated Indenture provides that, subject to certain exceptions, the Company is not permitted to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become (directly or indirectly,) liable with respect to, contingently or otherwise (collectively, "incur"), indebtedness, except that the Company may incur, provided no default or event of default has occurred or is continuing and subject to certain limitations: (i) indebtedness represented by the Senior Secured Notes, the Senior Subordinated Notes and Accrued Interest Securities issued in connection with the Senior Subordinated Notes; (ii) indebtedness incurred by the Company and ranking pari passu with, or subordinated to, the Senior Subordinated Notes if, after giving pro forma effect to such incurrence, the consolidated coverage ratio would be equal to at least 1.75 to 1; (iii) indebtedness under interest rate protection agreements (provided the notional amount of such agreement does not exceed the principal amount of indebtedness related thereto) and currency exchange protection agreements relating to certain permitted indebtedness entered into in the ordinary course of the Company's financial management; provided, further, any such agreement may not increase the outstanding indebtedness of the Company other than as a result of fluctuations of interest or exchange rates or by reason of customary fees and indemnities payable thereunder; (iv) certain indebtedness owing to and held by any wholly owned subsidiary; (v) certain indebtedness incurred in connection with a prepayment of the Senior Subordinated Notes pursuant to a Change of Control Offer (as defined below); provided such indebtedness, (A) does not exceed 101% of the aggregate principal amount of the Senior Subordinated Notes and (B) has an average life equal to or greater than the remaining average life of the Senior Subordinated Notes and does not mature prior to the stated maturity
Senior Subordinated Notes; (vi) indebtedness in respect of certain purchase money indebtedness or capital lease obligations directly incurred by the Company; (vii) certain indebtedness incurred in the ordinary course of business of the Company (A) with respect to trade credit made available to the Company in connection with the obtaining of goods or services by the Company (in each case for a period not to exceed 180 days, in an amount not to exceed the purchase price for the goods or services for which such credit is made available) and (B) relating to services to be performed by or on behalf of the Company; (viii) indebtedness in respect of Company guarantees of permitted indebtedness incurred by a restricted subsidiary; (ix) indebtedness which ranks senior to the Senior Subordinated Notes and is not subordinated to any indebtedness of the Company if, after giving pro forma effect to such incurrence, (A) the consolidated coverage ratio will be equal to at least 2.5 to 1 or (B) the total principal amount of senior debt will not exceed $80 million; (x) certain refinancing indebtedness which refunds, refinances, replaces, renews, repays or extents (collectively, "refinancing") indebtedness incurred in respect of clauses (i),
(v), (xi) and (xii) hereof; (xi) the Senior Secured Notes in an aggregate principal amount not to exceed $112,190,000, less actual repayments of the Senior Secured Notes; (xii) certain indebtedness outstanding on the Senior Subordinated Notes Issue Date; and (xiii) in addition to indebtedness permitted in clauses (x)-(xii) above, up to an aggregate of (A) $25 million in principal amount of indebtedness at any one time outstanding minus (B) the outstanding principal amount of refinancing indebtedness of any restricted subsidiaries. The Company will not directly or indirectly incur any indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any subordinated obligations unless such indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such subordinated obligations.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Senior Subordinated Indenture provides that neither the Company nor any restricted subsidiary is permitted to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to (i) pay dividends or make any other distributions on or in respect to its capital stock to the Company or any restricted subsidiary or pay any indebtedness owed to the Company or any restricted subsidiary, (ii) make loans or advances to the Company or
(iii) transfer any of its property or assets to the Company or any restricted subsidiary, except under certain limited circumstances. Notwithstanding the restrictions contained in the preceding sentence, the Company may permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction (a) pursuant to an agreement entered into or in effect on the Senior Subordinated Note Issue Date, (b) pursuant to an agreement relating to any indebtedness incurred by such restricted subsidiary on or prior to the date on which such restricted subsidiary became a subsidiary of, or was acquired by, the Company (other than indebtedness incurred as consideration in, or to provide any portion of the funds or credit support utilized to consummate, the transactions pursuant to which such restricted subsidiary became a subsidiary of the Company) and outstanding on such date, (c) pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in such agreement relate solely to the property so acquired, (d) pursuant to an agreement effecting a refinancing of indebtedness incurred pursuant to an agreement (or any amendment thereof) referred to in clause (a), (b) or (c);
provided, however, that any encumbrance or restriction contained in any such refinancing agreement is no less favorable to the holders of the Senior Subordinated Notes than any encumbrance or restriction contained in such agreement, and (e) in the case of clause (iii) any encumbrance or restriction,
(1) that restricts the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, option or right with respect to, or lien on, any property or assets of the Company or any restricted subsidiary not otherwise prohibited by the terms of the Senior Subordinated Indenture or (3) arising or agreed to in the ordinary course of business and that does not detract from the value of property or assets of the Company or any restricted subsidiary in any material manner thereto.

     Limitation on Sales of Assets and Restricted Subsidiary Stock. The Senior Subordinated Indenture provides that neither the Company nor any restricted subsidiary is permitted to, make any asset disposition except in limited circumstances unless (i) consideration is received by the Company or restricted subsidiary at the time of such asset disposition at least equal to the fair market value of the shares, property and assets subject to such asset disposition, (ii) except in certain limited circumstances, at least 75% of such consideration consists of cash, temporary cash investments or the assumption of senior indebtedness of the Company or any restricted subsidiary and the release thereof from all liability relating thereto, (iii) 100% of the net cash proceeds from such asset disposition are applied as follows: (A) within the 365 day period after receipt of any net cash proceeds, or as permitted by the terms of the Senior Secured Indenture (the last day of such period, an "Application Date"), the Company or restricted subsidiary, as the case may be, may apply all or a portion of such net cash proceeds to the repayment of the Senior Secured Notes or the reinvestment (whether by acquisition of an existing business or expansion, including, without limitation, capital expenditures) in one or more certain permitted lines of business, or any combination thereof, and (B) to the extent such net cash proceeds are not applied as set forth above in clause (A), the Company will apply all remaining net cash proceeds of such asset disposition to an offer to purchase (an "Asset Disposition Purchase Offer") Senior Subordinated Notes, on the first Business Day occurring 60 Business Days after the Application Date (the "Asset Disposition Purchase Date") for cash at a purchase price equal to 100% of the principal amount of the Senior Subordinated Notes so purchased plus accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures set forth in the Senior Subordinated Indenture. Any net cash proceeds which remain after the acquisition by the Company of Senior Subordinated Notes in accordance with the procedures set forth in the Senior Subordinated Indenture will cease to be net cash proceeds. Notwithstanding the foregoing, the Company will not be required to make an Asset Disposition Purchase Offer until such time as the aggregate amount of net cash proceeds from asset dispositions required to be so applied to the purchase of Senior Subordinated Notes exceeds $10,000,000, and then the total amount of such net cash proceeds will be applied to an Asset Disposition Offer. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to any Asset Disposition Purchase Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Asset Disposition Purchase Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Limitations on Transactions with Affiliates. The Senior Subordinated Indenture provides that neither the Company nor any restricted subsidiary is permitted to, directly or indirectly, conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any affiliate of the Company unless such affiliate transaction (i) is in the best interest of the Company or such restricted subsidiary, as the case may be, (ii) is on terms as favorable to the Company or such restricted subsidiary, as the case may be, as those that could be obtained at the time of such transaction for a similar transaction in arm's-length dealings with a Person who is not such an affiliate and (iii) with respect to each such transaction involving aggregate payments or value in excess of $500,000, the transaction is approved by a disinterested majority of the board of directors of the Company; provided, however, that the foregoing will not prohibit (A) any restricted payment permitted to be paid under "Limitation on Restricted Payments", (B) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (C) loans or advances permitted under the Senior Subordinated Indenture to employees in the ordinary course of business in accordance with past practices of the Company, (D) the payment of reasonable fees to independent directors of the Company and its restricted subsidiaries,
(E) any transaction between the Company and a wholly owned subsidiary or between wholly owned subsidiaries or (F) reasonable and customary indemnification arrangements between the Company or any restricted subsidiary and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Senior Subordinated Indenture provides that the Company can not permit (i) any restricted subsidiary to issue any capital stock other than to the Company or a wholly owned subsidiary; or (ii) any Person (other than the Company or a wholly owned subsidiary) to, directly or indirectly, own or control any capital stock of any restricted subsidiary (other than directors' qualifying shares); provided, however, that clauses (i) and (ii) will not prohibit (a) any sale of 100% of the shares of the capital stock of any restricted subsidiary owned by the Company or any wholly owned subsidiary effected in accordance with "Limitation on Sales and Assets of Restricted Subsidiary Stock" or (b) any issuance of preferred stock to permitted Persons under "Limitation on Restricted Subsidiary Indebtedness and Preferred Stock".

     Limitation on Sale/Leaseback Transactions. The Senior Subordinated Indenture provides that neither the Company nor any restricted subsidiary is permitted to, directly or indirectly, enter into, guarantee or otherwise become liable with respect to any sale/leaseback transaction with respect to any property or assets unless (i) the Company or such restricted subsidiary, as the case may be, would be entitled to incur indebtedness secured by a permitted lien on such property or assets in an amount equal to the certain attributable indebtedness with respect to such sale/leaseback transaction, (ii) the net proceeds from such sale/leaseback transaction are at least equal to the fair market value of the property or assets subject to such transaction (such fair market value determined, in the event such property or assets have a fair market value in excess of $2 million, no more than 30 days prior to the effective date of such transaction, by the board of directors (including a majority of disinterested members) of the Company, and (iii) the net cash proceeds of such sale/leaseback transaction are applied in accordance with the provisions described under "Limitation on Sales of Assets and Restricted Subsidiary Stock".

     Limitations on Liens. The Senior Subordinated Indenture provides that neither the Company nor any of its restricted subsidiaries is permitted to to, directly or indirectly, create or permit to exist any lien (other than certain permitted liens) on any of its property or assets (including capital stock), whether owned on the Senior Subordinated Note Issue Date or thereafter acquired, or any right, title or interest thereto, unless the Company or such restricted subsidiary secures all payments hereunder and under the Senior Subordinated Notes on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a lien.

     Limitation on Certain Senior Indebtedness. The Senior Subordinated Indenture provides that neither the Company nor any subsidiary of the Company is permitted to, incur, directly or indirectly, certain indebtedness which, by its terms, is both (i) subordinate in right of payment to the Senior Secured Notes and (ii) senior in right of payment to the Senior Subordinated Notes. The Company is permitted to incur Senior Indebtedness under the Senior Subordinated Indenture under certain circumstances. See "Limitation on Indebtedness."

     Change of Control. The Senior Subordinated Indenture provides that upon a change of control, the Company offer to purchase (the "Change of Control Offer") the Senior Subordinated Notes for cash at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon to the Change of Control Purchase Date (such price, together with such interest, the "Change of Control Purchase Price") on or before the date specified in notice given to the trustee (who will then in turn notify the holders of the Senior
Subordinated Notes), which date will be no earlier than 30 days nor later than 60 business days after the occurrence of the change of control (the "Change of Control Purchase Date"). The Change of Control Offer will remain open from the time such offer is made until the Change of Control Purchase Date. The Company will purchase all Senior Subordinated Notes properly tendered in the Change of Control Offer and not properly withdrawn. The occurrence of certain of the events which would constitute a change of control could constitute a default under the Company's existing and future indebtedness. In addition, the exercise by the holders of the Senior Subordinated Notes of their right to require the Company to repurchase Senior Subordinated Notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on the Company. Finally, if a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the Senior Subordinated Notes that might be delivered by holders thereof seeking to accept the Change of Control Offer. Change of control for purposes of the Senior Subordinated Indenture means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an underwriter engaged in a firm commitment underwriting in connection with a public offering of the voting stock of the Company or a restricted subsidiary, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with certain directors elected or nominated and subsequently approved by election during such two year period by such board of directors) cease for any reason to constitute a majority of such Board then in office; or (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, conveys, leases or otherwise transfers, or one or more of such subsidiaries sell, convey, lease or otherwise transfer, all or substantially all the assets of the Company and the restricted subsidiaries, taken as a whole, to any Person (other than a restricted subsidiary). The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to any Asset Disposition Purchase Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Asset Disposition Purchase Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

SKC Trade Payable due 2001

     Anacomp's Supply Agreement with SKC described under "Business--Raw Materials and Suppliers" provides trade credit arrangements whereby the Company may defer payment for certain products purchased under the Supply Agreement having an aggregate purchase price of up to $25 million (the "SKC Trade Payable"). As of June 4, 1996, the effective date of the Plan of Reorganization, the SKC Trade Payable had an outstanding balance of $25 million. Interest on amounts owing under the SKC Trade Payable begins to accrue 30 days after the date of the related product invoice at a rate of 1.75% above the prime rate of the First National Bank of Boston (10.25% as of December 31, 1994). Anacomp is obligated to pay for products purchased under the Supply Agreement on a first in, first out basis as necessary to ensure that the outstanding amount owed under the SKC Trade Payable is equal to or less than $25 million and that the total amount of unpaid invoices due under the Supply Agreement is equal to or less than $29 million (subject to certain annual adjustments).

     Amounts owing under the SKC Trade Payable become due and payable on the earlier of December 31, 2001 and the occurrence of certain default events under the Supply Agreement.

     SKC has a security interest in up to $10 million of the products purchased by Anacomp under the Supply Agreement. The SKC Trade Payable ranks pari passu in right of payment with the Senior Secured Notes.


                              PLAN OF DISTRIBUTION

     Each of the Selling Noteholders is offering the Senior Secured Notes for its own account, and not for the account of the Company. The Company will not receive any of the net proceeds of the offering.

     The Senior Secured Notes to be offered by the Selling Noteholders may be sold, from time to time, on the over-the-counter market, or if the Senior Secured Notes is listed for trading thereon, exchanges, in regular brokerage transactions, in transactions directly with market-makers or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices. The Selling Noteholders also may pledge Senior Secured Notes as collateral, and such Senior Secured Notes could be sold pursuant to the terms of such pledges.

     Agents through whom the Senior Secured Notes may be offered may receive compensation in the form of discounts, concessions or commissions from the Selling Noteholders and/or the purchasers of the Senior Secured Notes for whom they may act as agent. The Selling Noteholders and any such agents that participate in the distribution of the Senior Secured Notes may be deemed to be underwriters, and any profits on the sale of the Senior Secured Notes by them and any discounts, commissions or concessions received by any such agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Noteholders may be deemed to be underwriters, the Selling Noteholders may be subject to certain statutory liabilities of the Securities Act, including but not limited to Section 11 and 12 of the Securities Act and Rule 10b-5 of the Exchange Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Senior Secured Notes offered by this Prospectus may not simultaneously engage in market making activities with respect to the Senior Secured Notes during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, such Selling Noteholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Senior Secured Notes by the Selling Noteholders.

     The registration relating to this Prospectus is being made pursuant to registration rights granted by the Company at the time the Senior Secured Notes was issued. The Company has agreed to indemnify the Selling Noteholders and their directors, officers and affiliates for certain losses, claims and liabilities in connection with the sale of Senior Secured Notes pursuant to the Registration Statement of which this Prospectus forms a part. The Company also has agreed to pay the expenses in connection with the Registration Statement of which this Prospectus forms a part, including filing fees. The Selling Noteholders will pay any brokerage or other fees or commissions, as well as Selling Noteholders' incidental expenses, in connection with the offering.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                  LEGAL MATTERS

     The validity of the Senior Secured Notes has been passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.



                                     EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing herein, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              Page

Audited Financial Statements


       Report of Independent Public Accountants.................................................................F-2

       Consolidated Balance Sheets--September 30, 1995 and 1994.................................................F-3

       Consolidated Statements of Operations--Years Ended September 30, 1995, 1994 and 1993.....................F-4

       Consolidated Statements of Cash Flows--Years Ended September 30, 1995, 1994 and 1993.....................F-5

       Consolidated Statements of Stockholders' Equity (Deficit)--Years Ended September 30,
              1995, 1994 and 1993...............................................................................F-7

       Notes to Consolidated Financial Statements...............................................................F-8

Unaudited Financial Statements

       Condensed Consolidated Balance Sheets--March 31, 1996 and September 30, 1995............................F-39

       Condensed Consolidated Statements of Operations--Three and Six Months Ended March 31,
              1996 and 1995....................................................................................F-40

       Condensed Consolidated Statements of Cash Flows--Six Months Ended March 31, 1996 and 1995...............F-41

       Condensed Consolidated Statements of Stockholders' Equity (Deficit)--Six Months Ended
              March 31, 1996 and 1995..........................................................................F-42

       Notes to Condensed Consolidated Financial Statements....................................................F-43


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Anacomp, Inc.:

     We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana Corporation) and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective June 30, 1995, the Company changed its method of accounting for the measurement of goodwill impairment.


                                        Arthur Andersen LLP



Indianapolis, Indiana
November 10, 1995,
except with  respect to Note 2
and the second  paragraph
of Note 22 as to which
the date is June 4, 1996.

                         ANACOMP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                September 30
                                                                                                ------------
                                                                                            1995            1994
                                                                                            ----            ----
                                                                                       (Dollars in thousands, except
                                                                                             per share amounts)

                                                       ASSETS
Current assets:
     Cash and cash equivalents                                                            $ 19,415        $ 19,871
     Accounts and notes receivable, less allowances for doubtful accounts of $7,367
       and $3,550, respectively                                                             90,091         117,441
     Current portion of long-term receivables                                                6,386           8,021
     Inventories                                                                            53,995          63,375
     Prepaid expenses and other                                                              5,306           5,421
                                                                                          --------        --------
Total current assets                                                                       175,193         214,129
                                                                                           -------         -------
Property and equipment, at cost less accumulated depreciation and amortization of
   $96,898 and $100,574, respectively                                                       44,983          66,769
Long-term receivables, net of current portion                                               12,322          16,383
Excess of purchase price over net assets of businesses acquired and other
intangibles, net                                                                           160,315         279,607
Deferred tax asset, net of valuation allowance of $108,400 and $57,000, respectively          ----          29,000
Other assets                                                                                28,216          52,751
                                                                                         ---------        --------
                                                                                          $421,029        $658,639
                                                                                          ========        ========



                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current liabilities:
     Current portion of long-term debt                                                    $389,900        $ 45,222
     Accounts payable                                                                       57,368          82,790
     Accrued compensation, benefits and withholdings                                        20,891          16,573
     Accrued income taxes                                                                    9,365           9,000
     Accrued interest                                                                       40,746          19,701
     Other accrued liabilities                                                              60,587          35,027
                                                                                           -------        --------
Total current liabilities                                                                  578,857         208,313
                                                                                           -------        --------
Long-term debt, net of current portion                                                        ----         366,625
Other noncurrent liabilities                                                                 5,841           9,467
                                                                                             -----        --------
Total noncurrent liabilities                                                                 5,841         376,092
                                                                                             -----         -------
Commitments and Contingencies (Note 11)
Redeemable preferred stock, $.01 par value, issued and outstanding 500,000 shares
     (aggregate preference value of $25,000)                                                24,574          24,478
                                                                                            ------        --------
Stockholders' equity:
     Common stock, $.01 par value; authorized 100,000,000 shares; 46,187,625 and
       45,728,505 issued, respectively                                                         462             457
     Capital in excess of par value of common stock                                        182,725         181,843
     Cumulative translation adjustment                                                       1,329            (269)
     Accumulated deficit                                                                  (372,759)       (132,275)
                                                                                          ---------       --------
Total stockholders' equity (deficit)                                                      (188,243)         49,756
                                                                                          ---------       --------
                                                                                          $421,029        $658,639

                                                                                          ========        ========


                 See Notes to Consolidated Financial Statements



                         ANACOMP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                    Year Ended September 30
                                                                                    -----------------------
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands,
                                                                                 except per share amounts)
Revenues:
     Services provided                                                    $219,881        $223,511        $213,302
     Equipment and supply sales                                            371,308         369,088         376,906
                                                                          --------        --------        --------
                                                                           591,189         592,599         590,208
                                                                          --------        --------        --------
Operating costs and expenses:
     Costs of services provided                                            161,211         156,214         141,998
     Costs of equipment and supplies sold                                  279,456         264,269         262,754
     Selling, general and administrative expenses                          109,127          92,539          96,822
     Special charges (See Note 1)                                          136,889            ----            ----
     Restructuring charges (See Note 3)                                     32,695            ----            ----
                                                                          --------    ------------    ------------
                                                                           719,378         513,022         501,574
                                                                          --------        --------        --------
Income (loss) from operations before interest, other income, income taxes, extraordinary credit, and cumulative effect of
     accounting change                                                    (128,189)         79,577          88,634
                                                                          --------          ------          ------
Interest income                                                              2,000           3,144           3,042
Interest expense and fee amortization                                      (70,938)        (67,174)        (68,960)
Financial restructuring costs (See Note 5)                                  (5,987)            ----            ----
Other income (expense)                                                        (212)           (192)         (2,225)
                                                                         ----------       --------        --------
                                                                           (75,137)        (64,222)        (68,143)
                                                                           --------       --------        --------
Income (loss) before income taxes, extraordinary credit and
     cumulative effect of accounting change                               (203,326)         15,355          20,491
Provision for income taxes                                                  35,000           8,400           8,800
                                                                          --------        --------        --------
Income before extraordinary credit and cumulative effect of
     accounting change                                                    (238,326)          6,955          11,691
Extraordinary credit--Reduction of income taxes arising from
     utilization of tax loss carryforwards                                    ----            ----           6,900
Cumulative effect on prior years of a change in accounting for                ----           8,000            ----
     income taxes                                                         ---------       --------       ---------
Net income (loss)                                                         (238,326)         14,955          18,591
Preferred stock dividends and discount accretion                             2,158           2,158           2,158
                                                                         ----------      ---------       ---------
Net income available to common stockholders                              $(240,484)       $ 12,797        $ 16,433
                                                                         ==========       ========        ========
Earnings (loss) per common and common equivalent share:
     Income (loss), net of preferred stock dividends and discount
       accretion                                                         $   (5.22)       $    .10        $    .22
     Extraordinary credit                                                     ----            ----             .17
     Cumulative effect on prior years of a change in accounting for
       income taxes                                                           ----             .17            ----
                                                                            --------          ------        ------
     Net income (loss) available to common stockholders                 $    (5.22)       $    .27        $    .39
                                                                        ===========       ========        ========



                                   See Notes to Consolidated Financial Statements





                                          ANACOMP, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended September 30
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands)
Cash flows from operating activities:
   Net income (loss)                                                     $(238,326)       $ 14,955        $ 18,591
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                          43,375          40,649          38,208
     Cumulative effect of a change in accounting for income taxes             ----          (8,000)           ----
     Provision (benefit) for losses on accounts receivable                   2,742            (695)           (892)
     Provision for inventory valuation                                      10,956            ----            ----
     Deferred taxes                                                         29,000           6,000            ----
     Special charges (See Note 1)                                          136,889            ----            ----
     Loss (gain) on disposition of assets                                    6,308             776            (721)
     Change in assets and liabilities net of effects from acquisitions:
       Decrease in accounts and long-term receivables                       30,948           3,040           1,215
       Decrease (increase) in inventories and prepaid expenses              (1,612)         15,254           1,308
       Increase in other assets                                             (8,207)        (11,349)         (5,329)
       Increase (decrease) in accounts payable and accrued expenses         11,465          (3,623)          1,125
       Decrease in other noncurrent liabilities                             (3,626)         (4,323)         (7,613)
                                                                          ---------       --------        --------
                  Net cash provided by operating activities                 19,912          52,684          45,892
                                                                          --------        --------        --------
Cash flows from investing activities:
   Proceeds from sale of assets                                             18,777           7,805          15,956
   Purchases of property, plant and equipment                              (14,372)        (18,868)        (20,726)
   Proceeds from notes receivable                                             ----            ----           1,343
   Payments to acquire companies and customer rights                        (1,262)        (14,565)         (1,114)
                                                                           --------       --------        --------
                  Net cash provided by (used in) investing activities        3,143         (25,628)         (4,541)
                                                                          --------        --------        --------
Cash flows from financing activities:
   Proceeds from issuance of common stock and warrants                         743           1,484           2,262
   Proceeds from revolving line of credit and long-term borrowings          22,529          39,000          39,799
   Principal payments on long-term debt                                    (45,859)        (71,095)        (77,958)
   Preferred dividends paid                                                 (1,031)         (2,062)         (2,062)
   Payments related to the issuance of debt and equity                        ----            ----          (7,707)
                                                                          --------        --------        --------
                  Net cash used in financing activities                    (23,618)        (32,673)        (45,666)
                                                                          ---------       --------        --------
Effect of exchange rate changes on cash                                        107             566            (644)
                                                                         ---------        --------        --------
Decrease in cash and cash equivalents                                         (456)         (5,051)         (4,959)
Cash and cash equivalents at beginning of year                              19,871          24,922          29,881
                                                                         ---------        --------        --------
                  Cash and cash equivalents at end of year                $ 19,415        $ 19,871        $ 24,922
                                                                          ========        ========        ========

                 See Notes to Consolidated Financial Statements

Supplemental disclosures of cash flow information:

                                                                                        Year Ended September
                                                                                       30
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands)
Cash paid (refunded) during the year for:
     Interest                                                              $39,426         $57,781         $59,552
     Income taxes                                                            4,128           2,007           3,468

Supplemental schedule of non-cash investing and financing activities:

     During 1995, 1994 and 1993, the Company acquired companies and rights to provide future services. In conjunction with these acquisitions, the purchase price consisted of the following:

                                             Year Ended September 30
                                      1995            1994            1993
                                 --------------  --------------  --------------
                                             (Dollars in thousands)

Cash paid                             $1,262         $14,565          $1,114
Credit memos issued                     ----           3,085             150
Notes payable issued                    ----           4,290           3,170
Stock issued                            ----          17,201            ----
                                      ------         -------          ------
Total fair value of acquisitions      $1,262         $39,141          $4,434
                                      ======         =======          ======


                 See Notes to Consolidated Financial Statements



                         ANACOMP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                             Years Ended September 30, 1995, 1994 and 1993
                                                             ---------------------------------------------
                                                                Capital in
                                                                Excess of
                                                                Par Value     Cumulative
                                                    Common      of Common    Transaction
                                                     Stock        Stock       Adjustment      Deficit        Total
                                                     -----        -----       ----------      -------        -----
                                                                        (Dollars in thousands)
BALANCE AT SEPTEMBER 30, 1992                         $397     $161,198        $8,200      $(161,505)        $8,290
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        4        1,253            --            --           1,257
Exercise of stock options                                5          997            --            --           1,002
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --       (12,944)           --         (12,944)
Other                                                   --         (239)           --            --            (239)
Net income for the year                                 --           --            --        18,591          18,591
                                                  --------     --------      --------      ---------       --------
BALANCE AT SEPTEMBER 30, 1993                          406      163,209        (4,744)     (145,072)         13,799
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        3          872            --            --             875
Exercise of stock options                                3          606            --            --             609
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --         4,475            --           4,475
NBS stock issuance                                      20        7,380            --            --           7,400
Graham stock issuance                                   25        9,776            --            --           9,801
Net income for the year                                 --           --            --        14,955          14,955
                                                   -------     --------      --------      ---------       --------
BALANCE AT SEPTEMBER 30, 1994                          457      181,843          (269)     (132,275)         49,756
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        3          689            --            --             692
Exercise of stock options                                1           50            --            --              51
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --         1,598            --           1,598
Graham stock issuance                                    1          143            --            --             144
Net loss for the year                                   --           --            --      (238,326)       (238,326)
                                                  ---------    --------       -------      ----------      ---------
BALANCE AT SEPTEMBER 30, 1995                         $462     $182,725        $1,329     $(372,759)      $(188,243)
                                                      ====     ========        ======     ==========     ==========


                 See Notes to Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated. Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

Foreign Currency Translation

     Substantially all assets and liabilities of Anacomp's international operations are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

Segment Reporting

     Anacomp operates in a single business segment: providing equipment, supplies and services for information management, including storage, processing and retrieval.

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

     Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present values of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Revenues from maintenance contracts are deferred and recognized in earnings on a pro rata basis over the period of the agreements.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by methods approximating the first-in, first-out basis.

     The cost of the inventories is distributed as follows:

                                                      September 30
                                                      ------------
                                                  1995             1994
                                                  ----             ----
                                                 (Dollars in thousands)

Finished goods                                   $38,702           $41,661
Work in process                                    4,955             5,903
Raw materials and supplies                        10,338            15,811
                                                  ------           -------
                                                 $53,995           $63,375
                                                 =======           =======

Property and Equipment

     Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years.

Debt Issuance Costs

     The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Remaining debt issuance costs of $12.7 million, and $18.4 million at September 30, 1995 and 1994, respectively, are included in "Other Assets" in the accompanying Consolidated Balance Sheets. During the fiscal years 1995, 1994 and 1993, the Company amortized $5.7 million, $5.3 million and $5.0 million of debt issuance costs which are included in "Interest Expense and Fee Amortization" in the accompanying Consolidated Statement of Operations.

Goodwill

     Excess of purchase price of net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the product acquired. Goodwill related to magnetics' products of $5.4 million and $5.2 million, net of accumulated amortization of $575,334 and $132,375, at September 30, 1995 and 1994, respectively, is being amortized over 15 years. Goodwill related to the micrographics business which includes supplies, COM systems, micrographics services and maintenance services is primarily being amortized over 40 years. When factors indicate that goodwill should be evaluated for impairment, Anacomp historically has evaluated goodwill based on comparing the unamortized balance of goodwill to undiscounted operating income over the remaining goodwill amortization period. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it is determined that impairment has occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit will be charged to operations. For purposes of determining fair value, the Company values the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp has concluded that fair value is a better measurement of the value of goodwill considering the Company's highly leveraged financial position and the circumstances discussed in Note 4.

     As discussed in Note 4, Anacomp has recently revised its projected operating results through 1999. This revision along with applying Anacomp's revised goodwill accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business for the year ended September 30, 1995. This write-off is reflected in "Special Charges" in the accompanying Consolidated Statement of Operations.

Other Intangibles

     Other intangibles of $21.3 million and $25.2 million, net of accumulated amortization of $16.1 and $12.0 million, at September 30, 1995 and 1994, respectively, represent the purchase of the rights to provide microfilm or maintenance services to certain customers and are being amortized on a straight-line basis over 10 years. These unamortized costs are evaluated for impairment each period by determining their net realizable value.

Research and Development

     The costs associated with research and development programs are expensed as incurred, and amounted to $2.2 million in 1995, $3.0 million in 1994 and $2.5 million in 1993.

     Deferred software costs are the capitalized costs of software products to be sold with COM systems in future periods. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Due to lower than expected sales of new software products introduced in 1995 and certain other matters as discussed in Note 2, Anacomp recently revised its projected future sales and operating results of software products through 1999. As a result, during 1995 Anacomp wrote off $20.3 million of deferred software costs and established a reserve of $8.6 million (of which $7.7 million was outstanding at September 30,
1995) for future payments to Pennant Systems for software royalty and system support obligations which are not recoverable based on these revised projections. These charges are reflected in "Special Charges" in the accompanying Consolidated Statement of Operations. Unamortized deferred software costs remaining as of September 30, 1995 total $7.7 million and are included in "Other Assets" on the accompanying Consolidated Balance Sheets.

Sale-Leaseback Transactions

     Anacomp entered into sale-leaseback transactions of $19.3 million in 1995, $11.9 million in 1994 and $9.9 million in 1993 relating to COM systems installed in the Company's data service centers. Part of the proceeds were treated as fixed asset sales and the remainder as sales of equipment. Revenues of $3.5 million, $5.6 million and $4.7 million were recorded for the years ended September 30, 1995, 1994 and 1993, respectively. All profits were deferred and are being recognized over the applicable leaseback periods.

Accrued Lease Reserves

     Other noncurrent liabilities include reserves established for unfavorable facility lease commitments, vacant facilities and related future lease costs. Total obligations recorded for these unfavorable lease commitments and future lease and related costs at their estimated amounts were $7.5 million and $12.5 million at September 30, 1995 and 1994, respectively. The current portion of these obligations was $2.0 million and $3.4 million as of September 30, 1995 and 1994, respectively, and is included in "Other accrued liabilities" in the accompanying Consolidated Balance Sheets.

Income Taxes

     In general, Anacomp's practice has been to reinvest the earnings of its foreign subsidiaries in those operations and to repatriate those earnings only when it was advantageous to do so. During 1995, Anacomp changed its practice whereby the Company now intends to repatriate these earnings in the foreseeable future. As a result, Anacomp recorded deferred taxes of $8.8 million on all undistributable foreign earnings.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). FAS 109 mandates the liability method for computing deferred income taxes and requires that the benefit of certain loss carryforwards be estimated and recorded as an asset unless it is "more likely than not" that the benefit will not be realized. Another principal difference is that changes in tax rates and laws will be reflected in income from continuing operations in the period such changes are enacted.

     Anacomp adopted FAS 109 in the first quarter of fiscal 1994. Under FAS 109, the Company has recorded a significant deferred tax asset to reflect the benefit of loss carryforwards that could not be recognized under prior accounting rules. The recording of this asset reduced goodwill and increased income as discussed in more detail in Note 14. During 1995, the deferred tax asset was reduced to zero as a result of the events described in Note 2.

Consolidated Statements of Cash Flows

     Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

NOTE 2 -- FINANCIAL RESTRUCTURING DEVELOPMENTS

     For the year ended September 30, 1995, the Company reported a $238.3 million net loss. The Company is highly leveraged, and certain developments had a material adverse effect on the Company's short term liquidity. Although revenues for the Company's core micrographic businesses had been declining over the last several fiscal years due to many factors, including the adverse effect of digital technologies, the Company believed that these declines would stabilize. However, based on weaker than anticipated results, including disappointing sales performance for the Company's new products, the Company did not have sufficient cash to make certain principal and interest payments on its existing debt obligations. As a result, on January 5, 1996, the Company filed a prenegotiated Debtors' Joint Plan of Reorganization ("Plan") with the U.S. Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

     On May 20, 1996, the U.S. Bankruptcy Court confirmed the Company's Third Amended Joint Plan of Reorganization (the "Plan of Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Plan of Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and/or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22,000,000 in cash, $112,190,000 principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160,000,000 principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), all of which are currently outstanding, equity securities consisting of 10,000,000 shares of common stock and 362,694 warrants, each of which is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share.

     As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Terms Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, all described in Note 11, were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock described in Note 12 and the Warrants and Stock Options described in Note 13 were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail below:

Senior Secured Notes

     On June 4, 1996, the Company issued $112,190,000 aggregate principal amount of 11 5/8% Senior Secured Notes due September 30, 1999. Interest is payable on March 31 and September 30 each year, beginning on September 30, 1996. The Company is required to redeem a portion of the notes at par on each interest payment date according to the following schedule:

         September 30, 1996                 $14,288,000
         March 31, 1997                     $14,286,000
         September 30, 1997                 $16,163,000
         March 31, 1998                     $16,161,000
         September 30, 1998                 $17,100,000
         March 31, 1999                     $17,100,000
         September 30, 1999                 $17,092,000

     The notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest. The Company is required in certain circumstances to make offers to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other distributions of assets by the Company or certain of its subsidiaries. Also, upon a change of control, the Company is required to make an offer to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Secured Notes are senior secured obligations of the Company and will rank pari passu with all other existing and future senior obligations of the Company, and senior to all existing and future subordinated or junior indebtedness of the Company. The collateral securing the Senior Secured Notes consists of substantially all of the assets of the Company and all future acquired assets of the Company to the extent such assets are acquired by the Company without secured financing.

     The indenture related to the Senior Secured Notes contains covenants limiting among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

Senior Subordinated Notes

     On June 4, 1996, the Company issued $160,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2002. Interest is payable on June 30 and December 31 each year, beginning on December 31, 1996. For the interest payable on December 31, 1996 and June 30, 1997, the Company will provide Payment-In-Kind ("PIK") notes in satisfaction of its interest obligation rather than a cash settlement. The PIK notes will have a principal amount corresponding to the amount of interest due on the notes on the related interest payment date.

     The Company is required to redeem prior to June 30, 2001 the principal amount of the Senior Subordinated Notes equal to the aggregate principal amount of PIK notes issued prior to such date, plus any accrued and unpaid interest on the PIK notes, at a redemption price equal to the price that would be then applicable in the case of an optional redemption. The remaining Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time, at various redemption prices ranging from 103% to 101.5% of the principal amount thereof through December 31, 2001. Thereafter, the Senior Subordinated Notes may be redeemed at the aggregate principal amount thereof. Also, upon a change in control, the Company is required to make an offer to purchase the Senior Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and rank pari passu with all other existing and future subordinated obligations of the Company. The payment of principal and interest is subordinated and subject to the prior payment in full of the Company's senior indebtedness.

     The indenture related to the Senior Subordinated Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments of the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) sale/leaseback transactions by the Company and certain of its subsidiaries, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the company to maintain a minimum interest coverage ratio.

New Common Stock and Warrants

     On June 4, 1996, the Company issued 10,000,000 shares of new Common Stock to certain creditors. In addition, the Company also issued 362,964 warrants to certain creditors and previous common and preferred stockholders. Each warrant is convertible into one share of new common stock at an exercise price of $12.23 per share. The warrants expire on June 3, 2001. In addition, the Plan of Reorganization approved for future issuance up to 810,811 shares of additional new Common Stock to the management of the Company.

Pro Forma Unaudited Financial Information

     See Note 23 for the Pro Forma Unaudited Financial Information related to the consummation of the Plan of Reorganization.

NOTE 3 -- RESTRUCTURING CHARGES

     Included in the operating results for 1995 are restructuring charges of $32.7 million. These charges are the result of the Company's reassessment of its strategy for ongoing financial improvement and a decision to downsize or exit certain areas of its business. Specifically, the Company closed its Omaha, Nebraska magnetic media manufacturing facility, exited the manufacture of readers and reader/printers at its San Diego, California manufacturing facility, and reduced headcount worldwide. These activities were completed by March 31, 1996. The restructuring charges included severance costs of $5.9 million, which includes personnel related to Omaha, Nebraska, reader and reader/printer manufacturing and other various personnel associated with the worldwide headcount reduction. Approximately 400 people were terminated pursuant to these plans. Also included in restructuring charges are inventory write downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10.0 million.

NOTE 4 -- GOODWILL

     Goodwill related to the micrographics business is summarized as follows

                                                   September 30
                                                   ------------
                                               1995            1994
                                               ----            ----
                                              (Dollars in thousands)
         Goodwill                            $315,561        $314,865
         Less goodwill write-off             (108,000)           ----
         Less accumulated amortization        (73,988)        (65,698)
                                              -------         -------
                                             $133,573        $249,167
                                             ========        ========


     The  developments  discussed  in  Notes  1,  2  and  3  have  significantly constrained Anacomp's ability to finance certain previously projected activities. In addition, Anacomp failed to achieve its original projections of fiscal 1995 operating results and has experienced lower than expected sale of new software products first introduced in January 1995. In light of Anacomp's withdrawn note offering, disappointing recent financial performance and default on its indebtedness, the Company prepared a revised business plan and operating forecast through 1999.

     Based on these developments and in connection with the change in accounting discussed in Note 1, Anacomp determined that goodwill had been impaired and measured the impairment based on a fair value approach. As required by generally accepted accounting principles, this accounting change, which amounted to a charge of $108.0 million, was recorded as a change in estimate and was included in the results of operations for the quarter ended June 30, 1995.

NOTE 5 -- FINANCIAL RESTRUCTURING COSTS

     On April 6, 1995, Anacomp announced that it had withdrawn its proposed offering of $225.0 million Senior Secured Notes and a related offer to purchase up to $50.0 million of the Company's outstanding 15% Senior Subordinated Notes. The offering would have deferred an aggregate of $153.0 million in scheduled principal payments in fiscal years 1995 through 1998, thereby providing Anacomp with increased liquidity and additional cash for product development. Also, as mentioned in Note 2, the Company has been engaged in continuous efforts since May 1995 to formulate a restructuring plan to satisfy its various investor constituencies. Costs directly related to these activities of $6.0 million are included as "Financial restructuring costs" in the accompanying Consolidated Statements of Operations.

NOTE 6 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade receivables and payables are considered to be their fair values. The carrying amounts and fair values of the Company's other financial instruments at September 30, 1995 and 1994, are as follows:

                                                                   September 30, 1995       September 30, 1994
                                                                    ------------------      ------------------
                                                                 Carrying        Fair        Carrying        Fair
                                                                  Amount        Value         Amount        Value
                                                                  ------        -----         ------        -----
                                                                               (Dollars in thousands)
Long-Term Debt:

     Revolving Loan                                               $31,328       $31,328      $ 23,000      $ 23,000
     Multicurrency Revolving Loan                                  28,813        28,813        20,665        20,665
     Term Loans                                                    13,039        13,039        40,261        40,261
     Series A Senior Notes                                           ----          ----         3,548         3,548
     Series B Senior Notes                                         58,908        58,908        67,500        74,410
     15% Senior Subordinated Notes                                220,281       181,224       219,384       249,357
     13.875% Convertible Subordinated Debentures                   21,155         4,376        20,922        23,232
     9% Convertible Subordinated Debentures                        10,479         1,880        10,479        10,479
Redeemable Preferred Stock                                         24,574          ----        24,478        19,371

     The September 30, 1995 estimated fair values of Long-Term Debt and Redeemable Preferred Stock are based on a restructuring proposal prepared as a result of discussion and negotiations with representatives of the lenders in connection with a "prepackaged" plan of reorganization.

     The September 30, 1994 estimated fair values of Long-Term Debt and Redeemable Preferred Stock are based on quoted market values or discounted future cash flows assuming current interest rates.

NOTE 7--ACQUISITIONS

     During  the  three  years  ended  September  30,  1995,  Anacomp  made  the acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant.

Fiscal 1995

     During fiscal 1995, Anacomp made no significant acquisitions.

Fiscal 1994

     During fiscal 1994, Anacomp acquired 16 data service centers or the related customer base (all were incorporated with existing Anacomp service centers), a computer tape products company and the customer base of a micrographics supplies business. Total consideration for these acquisitions was $39.1 million of which approximately $24.2 million has been assigned to excess of purchase price over net assets of businesses acquired and other intangible assets. In connection with these acquisitions, Anacomp issued $17.2 million of its common stock and increased debt and accrued liabilities by $4.3 million.

National Business Systems

     One of the acquisitions included above was the purchase of the COM services customer base of 14 data service centers operated by National Business Systems
(NBS). The acquisition was effective on January 3, 1994, and the acquisition cost consisted of the following:

                                                    (Dollars in
                                                    thousands)

Cash paid to NBS shareholders.....................    $ 7,400
Common stock issued to NBS shareholders...........      7,400
Acquisition costs incurred........................        416
                                                      -------
                                                      $15,216
                                                      =======

     Anacomp issued 1,973,000 common shares to the NBS shareholders at a price of $3.75 per share. As part of the acquisition agreement, Anacomp agreed to provide stock price protection at the end of two years on those shares so designated by the NBS shareholders (1,128,000 of the shares issued are subject to this protection).

     On January 3, 1996, Anacomp will recalculate the share price based on the average closing price of Anacomp stock for the 30 consecutive trading days ending on December 29, 1995. The revised price will be used to adjust the number of issued shares which are subject to the price protection. However, the revised price to be used for the revaluation will not be higher than 150% or lower than 50% of the original $3.75 per share price.

     If the per share price reached the 150% maximum, NBS shareholders would return 376,000 shares to Anacomp. If the per share price reached the 50% minimum, Anacomp would issue 1,128,000 additional shares to the NBS shareholders. The adjustment in the number of shares issued in connection with the NBS acquisition will not affect the recorded purchase price. Contingently issuable shares under the arrangement are measured at each reporting period based on the market price of the Company's stock at the close of the period being reported on and are considered in the computation of earnings per share when dilutive.

Graham Magnetics

     Another of the acquisitions included above was the purchase of Graham Acquisition Corporation (Graham), a computer tape products company. The acquisition was effective on May 4, 1994, and the acquisition cost consisted of the following:

                                                 (Dollars in
                                                 thousands)
Common stock issued to Graham shareholders......   $ 8,515
Common stock issued for a note payable..........     1,286
Issuance of note payable to a creditor..........     4,240
Cash paid to retire bank debt...................     5,540
Acquisition costs incurred......................       689
                                                   -------
                                                   $20,270
                                                   =======

     Anacomp issued 2,129,000 common shares to the Graham shareholders based on an agreed upon per share price. However, to determine the acquisition cost, the shares were valued at the market price on the date of closing.

     Contingent consideration of $7.6 million is payable in Anacomp common stock and will be based upon defined future earnings through September 1997. The contingent consideration will be computed based upon an agreed upon formula using a minimum stock price of $2.00 per share and will be issuable beginning in January 1995. The contingent consideration is not included in the acquisition cost total above but is recorded when the future earnings requirements have been met. The contingent consideration amount for fiscal 1994 is estimated to be approximately $144,000 and the estimate for fiscal 1995 is zero.

     Anacomp also issued 360,000 common shares to a Graham creditor at $3.57 per share to reduce the note payable to $4.2 million. The note is unsecured and bears interest at 10%. Principal payments of $345,000 plus accrued interest are payable quarterly beginning July 15, 1994. The note holder may at any time require Anacomp to prepay any amount of the note by issuing common stock. The shares of common stock to be issued will equal the prepayment amount divided by $3.57. The current outstanding note balance subject to prepayment was $2.5 million at September 30, 1995.

     Anacomp has reserved 3,800,000 shares of authorized common stock for the contingent acquisition consideration and 1,091,000 shares of authorized common stock for the contingent prepayment of the note.

Fiscal 1993

     During fiscal 1993, Anacomp acquired four micrographics service centers (all four were merged with existing Anacomp service centers) and certain assets of a microfilm reader maintenance services business for a total consideration of $4.4 million, of which approximately $1.9 million has been assigned to excess of purchase price over net assets of businesses acquired and other intangible assets.

NOTE 8 -- SKC AGREEMENT

     In March 1992, Anacomp entered into a ten-year supply agreement (the Supply Agreement) with SKC America, Inc., a New Jersey corporation (SKCA), and SKC Limited (SKCL), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as SKC. Pursuant to the Supply Agreement, Anacomp purchases substantially all of its requirements for magnetic-base polyester and coated duplicate microfilm from SKC.

     In October 1993, the Supply Agreement was extended to December 2003 and amended to include finished microfilm products manufactured by SKC exclusively for Anacomp. Concurrent with the modification of the Supply Agreement, SKC purchased Anacomp's Sunnyvale, California, duplicate microfilm manufacturing operation for $900,000, payable over five years. At September 30, 1995, $720,000 is due from SKC. Costs of $3.4 million associated with the Supply Agreement have been deferred and are being amortized over the life of the Supply Agreement. The unamortized balance at September 30, 1995 was $2.8 million.

     SKC is providing Anacomp with a $25.0 million trade credit arrangement which expires December 31, 2001. However, since Anacomp is in default under its various debt agreements as discussed in Note 11, SKC has the option to terminate the Supply Agreement at any time. If SKC were to terminate the Supply Agreement, all amounts owed pursuant to the trade credit arrangement or the Supply Agreement become immediately due and payable. The trade credit arrangement bears interest at 2.5% over the prime rate of The First National Bank of Boston (8.75% as of September 30, 1995). Anacomp has provided SKC a purchase money security interest of up to $10.0 million in products purchased by Anacomp under the Supply Agreement.

NOTE 9 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                               Estimated Useful               September 30
                                                                 Life in Years           1995              1994
                                                                 -------------       ------------      --------
                                                                                         (Dollars in thousands)

Land and buildings                                                   10-40             $   5,283        $   7,590
Office furniture                                                     3-12                 12,141           12,553
Manufacturing equipment and tooling                                  2-10                 31,351           28,901
Field support spare parts                                             4-7                 21,764           25,555
Leasehold improvements                                           Term of Lease            10,782           12,826
Equipment leased to others                                            2-4                  1,838            1,824
Processing equipment                                                 3-12                 58,722           78,094
                                                                                        --------        ---------
                                                                                         141,881          167,343
Less accumulated depreciation and amortization                                           (96,898)        (100,574)

                                                                                        ---------       ---------
                                                                                       $  44,983        $  66,769
                                                                                       =========        =========












NOTE 10 -- LONG-TERM RECEIVABLES

         Long-term receivables consist of the following:

                                                September 30
                                              -----------------
                                            1995             1994
                                        ------------     --------
                                           (Dollars in thousands)

Lease contracts receivable                 $15,678           $21,160
Other lease receivables                       ----              ----
Notes receivable from asset sales            2,619             1,015
Other                                          411             2,229
                                           -------           -------
                                            18,708            24,404
Less current portion                        (6,386)           (8,021)
                                           --------          -------
                                           $12,322           $16,383
                                           =======           =======

     Other long-term receivables include $1.1 million at September 30, 1994 due from officers. This receivable was settled during 1995.

     Lease contracts receivable result from customer leases of products under agreements which qualify as sales-type leases. Annual future lease payments under sales-type leases are as follows:

                                                      Year Ended
                                                     September 30
                                                (Dollars in thousands)

     1996                                               $7,024
     1997                                                5,337
     1998                                                3,328
     1999                                                1,971
     2000                                                  736
                                                        ------
                                                        18,396
     Less deferred interest                             (2,718)
                                                        ------
                                                       $15,678
                                                       =======

NOTE 11 -- LONG-TERM DEBT

         Long-term debt is comprised of the following:

                                                                                            September 30
                                                                                        1995             1994
                                                                                    ------------     --------
                                                                                       (Dollars in thousands)

Revolving Loan at 8.63% and 7.81%, respectively                                       $ 31,328          $ 23,000
Multicurrency Revolving Loan at 8.44% and 7.67%, respectively                           28,813            20,665
Term Loans at 8.56% and 7.56%, respectively                                             13,039            40,261
Series A Senior Notes at 7.56%                                                            ----             3,548
Series B Senior Notes at 12.25%                                                         58,908            67,500
15% Senior Subordinated Notes (net of unamortized discount of $4,619 and
     $5,516, respectively)                                                             220,281           219,384
13.875% Convertible Subordinated Debentures due January 15, 2002 (net of
     unamortized discount of $2,077 and $2,309, respectively)                           21,155            20,922
9% Convertible Subordinated Debentures due January 15, 1996                             10,479            10,479
Installment note payable at 10% due July 15, 1997                                        2,513             3,895
Other                                                                                    3,384             2,193
                                                                                      --------          --------
                                                                                       389,900           411,847
Less current portion                                                                  (389,900)          (45,222)
                                                                                      ---------         --------
                                                                                     $    ----          $366,625
                                                                                     =========          ========

     On April 26, 1995, the Company failed to make scheduled principal payments of $12.5 million on its Term Loan and $7.5 million on its Series B Senior Notes. The Company failed on May 1, 1995 to make a scheduled interest payment of $17.0 million on its 15% Senior Subordinated Notes (the "15% Notes") and on July 17, 1995 to make a scheduled interest payment of $1.6 million on its 13.875% Convertible Subordinated Debentures. As a result of these failures and the violation of various debt covenants, the Company is in default of all of its debt and all such amounts are classified as current.

     The Term Loan, Revolving Loans and Series B Senior Notes call for the payment of default interest in the amount of 2% annually of the outstanding principal. The 15% Notes call for the payment of default interest in the amount of 1% annually of the principal amount of the Notes and for the payment of interest on unpaid scheduled interest in the amount of 16% annually.

     The Company has accrued default interest and interest on unpaid scheduled interest as of September 30, 1995 in the amount of $3.3 million.

     The Company has agreed with its Senior Creditors (collectively the holders of the Term Loan, Revolving Loans and Series B Senior Notes) to continue to pay interest monthly on its Senior Debt at the regular non-default rate. At September 30, 1995, the Company was current in its payment of such interest obligations.

     The Company also failed on October 15, 1995 to make a $345,000 payment on the installment note payable, and on October 26, 1995 to make a scheduled Term Loan principal payment of $539,000 and a scheduled Series B Senior Note principal payment of $7.5 million. On October 26, 1995, the Company's Revolving Loans became due, but were not repaid. On November 1, 1995, the Company failed to make a scheduled interest payment on its 15% Notes in the amount of $17.2 million.

     The Company is currently in negotiations with its Senior and Subordinated Creditors to arrive at a resolution to the above described defaults and intends to continue to defer the above payments until an agreement is reached.

     The Multicurrency Revolving Loan has been borrowed by certain of the Company's foreign subsidiaries and by the Company in U.S. Dollars and German Marks in an equivalent amount of $28.8 million, and carries an interest rate of 275 basis points (excluding default interest) over the one, two, three or six-month reserve adjusted London Interbank Offered Rate ("LIBOR") of the borrowed currency, selected at the Company's option.

     The Revolving Loan carries an interest rate of 275 basis points (excluding default interest) over the one, two, three or six-month reserve adjusted LIBOR, selected at the Company's option.

     The Term Loans and Series A Senior Notes carry an interest rate of 275 basis points (excluding default interest) over the three-month LIBOR rate.

     The Series B Senior Notes carry an interest rate of 12.25% (excluding default interest).

     Subject to certain exceptions, 100% of proceeds from the sale of assets must be applied to repayment of the Senior Debt.

     The 15% Notes were issued in 224,900 units of $1,000 and 30.351 and detachable warrants to purchase Anacomp Common Stock at $1.873 per share. Accordingly, capital surplus was increased by $8,996,000 in fiscal 1991 with the issuance of these warrants and the notes were recorded at their discounted value of $215.9 million and are being accreted to their face value through the original due date in 2000.

     The Master Agreement, which covers the Term Loans, the Revolving Credit Commitment, and the Series A and Series B Senior Notes, gives the Senior Creditors a security interest in all of the assets of Anacomp; contains various limitations on advances and investments made by the Company; prohibits or restricts without prior approval of the Senior Creditors mergers, acquisitions, change of control, certain types of lease transactions, payment of dividends on Anacomp Common Stock, and voluntary payment in cash of any principal amount of Anacomp's subordinated debt; and contains certain other restrictive covenants related to net worth, cash flow, fixed charges, debt incurrence, capital expenditures and the current ratio.

     The Master Agreement also provided for the availability of letters of credit under the Revolving Loan. As of September 30, 1995, letters of credit for approximately $4.5 million have been issued. The revolving loan expired on October 26, 1995 without the Company repaying or funding the outstanding amount of $4.5 million in letter of credit commitments resulting in such commitments remaining outstanding.

     The 15% Notes are subordinated to the payment in full of the principal and interest on all Senior indebtedness. The 15% Notes rank pari passu to the remaining 12.25% Notes and 8.25% Senior Subordinated Notes (if and when issued) discussed in Note 12. Additionally, they are senior to the outstanding 9% Convertible Subordinated Debentures due 1996 and the 13.875% Convertible Subordinated Debentures due 2002.

     The 15% Note Indenture contains covenants relating to net worth, and limitations on restricted payments, liens, transactions with affiliates, incurrence of additional debt, asset sales, acquisitions, and change of control. The 15% Note holders will be granted a security interest in all of Anacomp's assets upon the repayment of all Senior Secured Indebtedness.

     The 13.875% Convertible Subordinated Debentures are convertible into 1,327,542 shares of Anacomp Common Stock at a conversion price of $17.50 per common share, and allow optional redemption at a price of 100% at any time. Anacomp International, N.V., a wholly-owned Netherlands Antilles subsidiary, has issued the 9% Convertible Subordinated Debentures with an original due date of January 15, 1996 guaranteed by Anacomp. The 9% debentures are convertible into 663,227 shares of Anacomp Common Stock at a conversion price of $15.80 per common share. In the event of certain changes affecting United States or Netherlands Antilles taxation, the interest rate will be increased for any taxes required to be withheld or, at Anacomp's option, all debentures outstanding may be redeemed at 100% of the principal amount plus accrued interest.

NOTE 12 -- REDEEMABLE PREFERRED STOCK

     Anacomp issued in a private placement in 1987, 500,000 shares of 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock (the Preferred Shares). Each Preferred Share has a preference value of $50 and is convertible into Anacomp common stock at a conversion price of $7.50. The redeemable preferred stock was recorded at fair value on the date of issuance less issue costs. The excess of the preference value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

     The Preferred Shares may be redeemed by Anacomp at prices declining from 105.78% to 100% of preference value, or earlier if the price of Anacomp common stock remains at 160% of the conversion price for 20 of 30 consecutive trading days. On March 15, 2000 and 2001, Anacomp must redeem at the preference value 125,000 shares each year unless a sufficient number of shares has already been redeemed or converted. All remaining outstanding shares must be redeemed by March 1, 2002.

     Dividends on the preferred shares have accrued but not paid since the March 15, 1995 quarterly dividend payment. Interest on the unpaid dividends compounds quarterly at an annual rate of 8.25%. If the Company is in arrears for the equivalent of four quarterly dividend payments, then two directors are to be added to the Board of Directors. The holders of the preferred shares have the exclusive right to elect the two additional directors.

     At any dividend payment date after March 15, 1990, Anacomp may exchange the Preferred Shares for an equal face amount of 8.25% Senior Subordinated Notes due March 1, 2002 (the "Exchange Debentures"). Except for certain shareholder rights, the Exchange Debentures will carry terms similar to the Preferred Shares. There were no such exchanges as of September 30, 1995.

NOTE 13 -- CAPITAL STOCK

Shareholder Rights Plan

     The Company has a Shareholder Rights Plan which was adopted by the Board of Directors on February 4, 1990. The Rights Plan provides that each share of the Company's common stock has associated with it a Common Stock Purchase Right. Each right entitles the registered holder to purchase from the Company one-tenth of a share of Anacomp common stock, par value $.01 per share, at a cash exercise price of $3.20 subject to adjustment.

     The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock of Anacomp, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 30% or more of the Company's common stock. If any person acquires 15% of Anacomp's common stock, the rights would entitle stockholders (other than the 15% acquiror) to purchase at $32 (as such price may be adjusted) a number of shares of Anacomp's common stock which would have a market value of $64 (as such amount may be adjusted). In the event that Anacomp is acquired in a merger or other business combination, the rights would entitle the stockholders (other than the acquiror) to purchase securities of the surviving company at a similar discount.

     Anacomp can redeem the rights at $.001 per right at any time until the tenth day following the announcement that a 15% ownership position has been acquired. Under certain circumstances as set forth in the Rights Plan, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as such term is defined in the Rights Plan). The rights expire February 26, 2000.

Preferred Stock

     Anacomp has authorized 1,000,000 shares of preferred stock, of which 500,000 shares of redeemable preferred stock were issued and outstanding at September 30, 1995 and 1994 (see Note 12).

Stock Option Plans

     Anacomp's stock option plans provide that the exercise price of the options be determined by the Board of Directors (the "Board"), and in no case be less than 100% of fair market value at the time of grant for qualified options, or less than the par value of the stock for non-qualified options. An option may be exercised subject to such restrictions as the Board may impose at the time the option is granted. In any event, each option shall terminate not later than 10 years after the date on which it is granted, except for certain non-qualified options which shall terminate not later than 20 years after the date on which granted.

     Shares available for grant under the plans were 1,401,328, 725,827 and 895,145 at September 30, 1995, 1994 and 1993, respectively. Options outstanding, of which 2,512,992 are exercisable as of September 30, 1995, are as follows:

                                                              Option Price
                                                 Shares        Per Share
                                            ---------------     ---------
Outstanding at September 30, 1992               3,680,709      $1.000-$7.875
    Granted                                     1,308,834       2.750- 9.000
    Canceled                                      (72,839)      2.000- 7.875
    Expired                                       (38,701)      2.000- 7.875
    Exercised                                    (463,475)      2.000- 3.500
                                                 --------       -----  -----
Outstanding at September 30, 1993               4,414,528       1.000- 9.000
    Granted                                       205,381       2.750- 4.000
    Canceled                                      (81,908)      1.000- 7.875
    Expired                                       (23,096)      2.000- 7.875
    Exercised                                    (306,646)      1.000- 3.375
                                                 --------       -----  -----
Outstanding at September 30, 1994               4,208,259       1.000- 9.000
    Granted                                     1,355,736        .563- 2.500
    Canceled                                   (2,010,753)       .563- 4.750
    Expired                                       (20,484)      2.000- 4.500
    Exercised                                     (24,863)       .563- 2.000
                                                  -------        ----  -----
Outstanding at September 30, 1995               3,507,895       $.563-$9.000
                                                =========       ============
Warrants

     In October 1990, Anacomp issued 6,825,940 warrants to holders of the 15% Senior Subordinated Notes. Each warrant entitles the holder to purchase one common share at a price of $1.873 and is exercisable through the date of expiration, November 11, 2000. Anacomp filed a shelf registration statement with respect to the warrants which became effective on February 25, 1991.

Other Items

     Under an Employee Stock Purchase Plan, Anacomp may offer to sell common stock to its employees. Purchases of these shares are made by employee participants periodically at 85% of the market price on the date of offer or exercise, whichever is lower.

     At September 30, 1995 approximately 23.4 million shares of Anacomp common stock are reserved for exercise of stock options, conversion of convertible subordinated debentures, purchases by stock purchase plan participants, conversion of preferred stock, exercise of warrants, Graham acquisition agreement requirements and other corporate purposes.

NOTE 14 -- INCOME TAXES

     The components of income (loss) before income taxes and extraordinary credits were:

                                         Year Ended September 30
                                -------------------------------------------
                                     1995            1994         1993
                                     ----            ----         ----
                                          (Dollars in thousands)
United States                    $ (209,151)       $ 7,143       $10,761
Foreign                               5,825          8,212         9,730
                                      -----          -----         -----
                                  $(203,326)       $15,355       $20,491
                                  =========        =======       =======

     The components of income tax expense after utilization of net operating loss carryforwards and the adjustment of the tax reserves are summarized below:


                                        Year Ended September 30
                                 ---------------------------------------
                                      1995          1994         1993
                                      ----          ----         ----
                                         (Dollars in thousands)
Federal                            $  ----       $  ----      $ 5,800
Foreign                              4,800         3,300        4,800
State                                 ----           300        1,900
                                    ------         -----        -----
                                     4,800         3,600       12,500
Tax reserve adjustment               1,200        (1,200)      (3,700)
Deferred                            29,000         6,000         ----
                                    ------         -----        -----
Continuing operations               35,000         8,400        8,800
Extraordinary credit, reduction
of income taxes arising from
    carryforward of prior year's
    operating losses                  ----          ----       (6,900)
                                    ------         -----       ------
                                  $ 35,000       $ 8,400      $ 1,900
                                  ========       =======      =======

         The following is a reconciliation of the United States federal statutory rate to the rate used for the provision for income taxes:


                                                                                   Year Ended September 30
                                                                          -------------------------------------------
                                                                               1995           1994          1993
                                                                               ----           ----          ----
                                                                                    (Dollars in thousands)


Provision for income taxes at U.S. statutory rate.......................    $(71,200)       $5,374          $7,131
Increase in deferred tax asset valuation allowance......................      51,400          ----           -----
Nondeductible amortization and write-off of intangible assets...........      40,500         3,175           2,973
U.S. tax on distributed and undistributed foreign earnings..............      12,300          ----            ----
Tax reserve adjustment..................................................       1,200        (1,200)         (3,700)
State and foreign income taxes..........................................       2,800           821           2,140
Other...................................................................      (2,000)          230             256
                                                                              ------         -----           -----
                                                                             $35,000        $8,400          $8,800
                                                                             =======        ======          ======

     The Company adopted FAS 109 in the first quarter of fiscal 1994 and recorded a deferred tax asset of $95.0 million representing the federal and state tax savings from net operating loss carryforward ("NOLs") and tax credits. The Company also recorded a valuation allowance of $60.0 million reducing the deferred tax asset to a net $35.0 million. Recognition of the deferred tax asset reduced goodwill by $27.0 million and provided a cumulative effect increase to income of $8.0 million. During 1994, the net deferred tax asset was reduced to $29.0 million, reflecting usage of the asset to reduce income taxes payable by $6.0 million. During 1995, tax effects of future differences and carryforwards increased from $86.0 million to $108.4 million, an increase of $22.4 million resulting from the tax effect of the 1995 taxable loss ($5.6 million) and the tax effect of an increase in cumulative temporary differences ($16.8 million) between income reported for financial reporting purposes and for tax purposes. The valuation allowance was increased from $57.0 million to $108.4 million to reduce the net deferred tax asset to zero as a result of the uncertainty associated with the utilization of these assets in future periods due to the events described in Note 2.

     The components of deferred tax assets and liabilities at September 30, 1995 and 1994 are as follows:


                                                                        September 30,     September 30,
                                                                             1995                1994
                                                                             ----                ----
                                                                             (Dollars in thousands)
Tax effects of future tax deductible differences related to:
    Inventory reserves                                                     $  5,700          $  2,600
    Depreciation                                                              1,700             1,600
    Building reserves                                                         1,800             5,000
    EPA reserve                                                               2,500             2,300
    Sale/leaseback of assets                                                  2,800               900
    Restructuring reserves                                                    8,000              ----
    Asset sale                                                                3,200              ----
    Capitalized software                                                      1,600              ----
    Bad debt reserve                                                          2,100              ----
    Other net deductible differences                                          5,500             4,100
Tax effects of future taxable differences related to:
    Undistributed foreign earnings                                           (8,800)             ----
    Leases                                                                   (3,300)           (4,500)
    Capitalized software                                                       ----            (6,000)
                                                                          ---------           -------
Net tax effects of future differences                                        22,800             6,000
                                                                          ---------           -------
Net tax effects of carryforward benefits:
    Federal net operating loss carryforwards                                 78,600            73,000
    Federal general business tax credits                                      3,000             3,000
    Foreign tax credits                                                       4,000             4,000
                                                                              -----             -----
Tax effects of carryforwards                                                 85,600            80,000
                                                                             ------            ------
Tax effects of future differences and carryforwards                         108,400            86,000
Less valuation allowance                                                   (108,400)          (57,000)
                                                                           --------           -------
Net deferred tax asset                                                   $     ----          $ 29,000
                                                                         ==========          ========

     At September 30, 1995, the Company has NOLs of approximately $218.0 million available to offset future taxable income. This amount will increase to $281.0 million as certain timing differences reverse in future periods. The Company also has tax credit carryforwards of $3.0 million available to reduce future tax liabilities, including $1.0 million of preacquisition tax credits. The NOLs expire commencing in 1996 ($2.0 million) with remaining amounts in various periods through 2010. The tax credit carryforwards expire substantially in 1997.

     During 1995, 1994 and 1993, the Company settled various income tax matters, including issues associated with the 1988 Xidex acquisition. Settlement of these issues and other considerations resulted in an unfavorable adjustment to federal and foreign income tax reserves in 1995 of $1.2 million and favorable adjustments in 1994 and 1993 to federal and foreign income tax reserves of $1.2 million and $3.7 million, respectively. The adjustments are reflected as a charge or credit to income tax expense.

     The 1993 provision for income taxes includes an amount which is offset by the utilization of federal and foreign NOLs. The tax benefit from utilization of these NOLs prior to the adoption of FAS 109 is reported as an extraordinary credit in the Consolidated Statements of Operations. The net tax provision results from foreign and state income taxes which cannot be reduced by NOLs from prior years.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment. Lease terms generally cover periods from five to twelve years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations, including the unfavorable lease commitments and vacant facilities discussed in Note 1, which extend beyond one year:

                                                      Year Ended
                                                     September 30
                                                 ----------------
                                                     (Dollars in
                                                      thousands)
1996                                                      23,508
1997                                                      18,822
1998                                                      15,540
1999                                                       7,789
2000                                                       4,558
2000 and thereafter                                       28,985
                                                          ------
                                                         $99,202
Less liabilities recorded as of
September 30, 1994 related to unfavorable
lease commitments and future lease costs
for vacant facilities                                     (6,664)
                                                          ------
                                                         $92,538
                                                         =======

     The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $1.9 million. No material losses in excess of the liabilities recorded are expected in the future.

     Anacomp leases certain equipment installed in its data service centers. As a result of the Company's default under its debt obligations, as more fully discussed in Notes 2 and 11, Anacomp is in default under these lease agreements whereby the lessors have the right to require that Anacomp prepay the remaining future lease payments. Because the equipment lease payments have been made and are expected to be made in a timely manner, the Company does not expect that the lessors will assert this right under these lease agreements.

     In November 1993, Anacomp and Pennant Systems, a division of IBM, announced a joint effort to develop software which will allow Anacomp's XFP 2000 to process and image IBM Advanced Function Presentation ("AFP") formatted data. This program resulted in the XFP 2000 being able to interpret AFP data streams, including those containing fonts, logos, signatures and other images on microfiche.

     As consideration for the development of the AFP, Anacomp paid Pennant Systems a development fee of $6.5 million. Anacomp must also pay Pennant Systems minimum annual royalty payments for the licensed system installations for six years. The minimum royalty payments for years one through three are $1.5 million per year and $1.0 million per year for years four through six. In addition, Anacomp must pay Pennant Systems for ongoing system support which begins in December 1995 and continues for 10 years. The minimum system support payments over the 10 year period are $5.7 million. As of September 30, 1995, Anacomp established a reserve of $7.7 million for future payments to Pennant Systems for software royalty and systems support obligations which are not recoverable as more fully discussed in Note 1.

     The Company sold $10.5 million and $5.9 million of lease receivables in the years ended September 30, 1995 and 1994, respectively. Under the terms of the sale, the purchasers have recourse to the Company should the receivables prove to be uncollectible. The amount of recourse at September 30, 1995 is $5.5 million.

     Anacomp also is involved in various claims and lawsuits incidental to its business and believes that the outcome of any of those matters will not have a material adverse effect on its consolidated financial position or results of operations.

NOTE 16 -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                              Year Ended September 30
                                       ---------------------------------------
                                           1995         1994         1993
                                           ----         ----         ----
                                               (Dollars in thousands)

Maintenance and repairs                  $16,609       $12,759      $11,765
Depreciation and amortization:
    Property and equipment                19,406        17,524       17,149
    Deferred software costs                3,449         3,673        2,873
    Intangible assets                     13,143        13,418       12,984
Rent and lease expense                    23,755        19,371       19,312

NOTE 17 -- OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                Year Ended
                                               September 30
                                         -------------------------
                                             1995         1994
                                             ----         ----
                                          (Dollars in thousands)
Deferred profit on
sale/leaseback transactions                $14,559       $ 9,165
EPA reserve                                  7,350         6,420
Accrued lease reserve                        7,672          ----
Other                                       31,006        19,442
                                            ------        ------
                                           $60,587       $35,027
                                           =======       =======


     Xidex was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA reserve noted above relates to its estimated liability for cleanup costs for the aforementioned location and other sites. No material losses are expected in excess of the liabilities recorded above.

NOTE 18 -- EARNINGS PER SHARE

     The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options, exercise of warrants and acquisitions. Fully diluted earnings (loss) per share also reflect additional dilution related to stock options, due to the use of the market price at the end of the period, when higher than the average price for the period.

     The weighted average number of common and common equivalent shares used to compute earnings (loss) per share is:

                                                                           1995          1994           1993
                                                                           ----          ----           ----
For earnings (loss) per common and common equivalent share               46,061,818     47,335,723    42,749,933
For earnings (loss) per share assuming full dilution                     46,061,818     47,534,485    42,964,380

NOTE 19 -- INTERNATIONAL OPERATIONS

     Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Information as to U.S. and international operations for the years ended September 30, 1995, 1994 and 1993 is as follows:

                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1995
Customer sales                                 $   404,239       $   186,950      $      ----       $   591,189
Inter-geographic                                    24,973              ----          (24,973)             ----
                                               -----------       -----------      -----------       -----------
Total sales                                    $   429,212       $   186,950      $   (24,973)      $   591,189
                                               ===========       ===========      ===========       ===========
Operating Income                               $  (135,811)      $     7,622      $      ----       $  (128,189)
                                               ===========       ===========      ===========       ===========
Identifiable assets                            $   350,310       $    70,719      $      ----       $   421,029
                                               ===========       ===========      ===========       ===========





                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1994
Customer sales                                    $421,339          $171,260      $      ----          $592,599
Inter-geographic                                    23,726              ----          (23,726)             ----
                                                  --------          --------      -----------          --------
Total sales                                       $445,065          $171,260      $   (23,726)         $592,599
                                                  ========          ========      ===========          ========
Operating Income                                  $ 60,794          $ 18,783      $      ----          $ 79,577
                                                  ========          ========      ===========          ========
Identifiable assets                               $590,743          $107,492      $      ----          $698,235
                                                  ========          ========      ===========          ========


                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1993
Customer sales                                    $414,726          $175,482      $      ----          $590,208
Inter-geographic                                    26,101              ----          (26,101)         $   ----
                                                    ------          --------          -------          --------
Total sales                                       $440,827          $175,482      $   (26,101)         $590,208
                                                  ========          ========      ===========          ========
Operating Income                                  $ 66,883          $ 21,751    $         ---          $ 88,634
                                                  ========          ========    =============          ========
Identifiable assets                               $570,863          $ 72,685    $         ---          $643,548
                                                  ========          ========    =============          ========

NOTE 20 -- QUARTERLY FINANCIAL DATA (Unaudited)


                                                   First             Second           Third           Fourth
                                                  Quarter           Quarter          Quarter          Quarter
                                                  -------           -------          -------          -------
                                                       (Dollars in thousands, except per share amounts)
Fiscal 1995
Revenues                                             $151,812       $151,489          $148,933         $138,955
Gross profit                                           42,089         39,667            39,147           29,619
Net income (loss)                                         281         (7,664)         (138,829)         (92,114)
Preferred stock dividends and discount
      accretion                                           540            539               540              539
                                                   ----------       --------         ---------         --------
Net loss to common stockholders                    $     (259)      $ (8,203)        $(139,369)        $(92,653)
                                                   ==========       ========         =========         ========
Earnings (loss) per common share (primary
and fully diluted):
Net Loss to common stockholders                     $    (.01)     $    (.18)      $     (3.02)       $   (2.01)




                                                  First            Second            Third            Fourth
                                                 Quarter           Quarter          Quarter           Quarter
                                                 -------           -------          -------           -------
                                                       (Dollars in thousands, except per share amounts)
Fiscal 1994
Revenues                                             $136,949         $146,569          $145,581         $163,500
Gross profit                                           41,337           42,049            40,944           47,786
Income before cumulative effect of
    accounting change                                   1,401              942             2,185            2,427
Cumulative effect on prior years of a
    change in accounting for income taxes               8,000              ----             ----              ---
                                                        -----         ---------          -------          -------
     Net income                                       $ 9,401               94             2,185            2,427
Preferred   stock  dividends  and  discount
    accretion                                             540              539               540              539
                                                        -----         --------          --------          -------
Net income available to common stockholders           $ 8,861          $   403          $  1,645         $  1,888
                                                        =====         ========          ========         ========

Earnings per common share (primary and fully diluted):
    Income  before   cumulative  effect  of
    accounting  change  (net  of  preferred
    stock dividends)                                  $    .02         $   .01          $    .03          $   .04
Net income available to common stockholders           $    .20         $   .01          $    .03          $   .04


NOTE 21 -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

     The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the fiscal years ended September 30, 1995, 1994 and 1993:


                                             Balance at    Charged to                    Balance
                                             Beginning     Costs and                     at End
Description                                  of Period     Expenses       Deductions    of Period
- -----------                                  ---------     --------       ----------    ---------


YEAR ENDED SEPTEMBER 30, 1995:
Allowance for doubtful accounts                $3,550       $4,670       $   853[1]    $  7,367
                                               ======       ======       ==========    ========

YEAR ENDED SEPTEMBER 30, 1994:
Allowance for doubtful accounts                $4,245       $ (268)      $   427[1]    $  3,550
                                               ======      ========      ==========    ========

YEAR ENDED SEPTEMBER 30, 1993:
Allowance for doubtful accounts                $7,365      $   669       $ 3,789[1]    $  4,245
                                               ======      =======       ==========    ========

[1]       Uncollectible accounts written off, net of recoveries.

NOTE 22 -- SUBSEQUENT EVENTS

     Subsequent to September 30, 1995, Anacomp sold its Image Conversion Services Division ("ICS") for approximately $13.5 million which resulted in a net gain to the Company of approximately $6.2 million. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20.0 million of revenues per year.

     On  June  4,  1996,   the  Company   emerged  from  Chapter  11  Bankruptcy
proceedings. See Note 2 for further discussion.


NOTE 23 -- PRO FORMA UNAUDITED FINANCIAL INFORMATION RELATED TO THE
               CONSUMMATION OF THE PLAN OF REORGANIZATION

     The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1995 and the unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities will be recorded as stockholders' equity with retained earnings restated to zero.

     The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on September 30, 1995. The unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1994.

     Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995
                         ANACOMP, INC. AND SUBSIDIARIES

                                                                              Pro Forma
(Unaudited) (Dollars in thousands)                       Historical           Adjustments                 Pro Forma
- ----------------------------------                       ----------           -----------                 ---------
ASSETS

Current assets:
  Cash......................................                 $19,415                 $13,500  (a)              $----
                                                                                     (12,700) (a)
                                                                                      (6,994) (b)
                                                                                      (3,000) (h)
                                                                                      (2,750) (i)
                                                                                      (7,500) (i)
                                                                                        (800) (i)
                                                                                      (1,250) (n)
                                                                                       2,079  (o)
  Receivables, net of reserves..............                  96,477                  (3,800) (a)             92,677
  Inventories...............................                  53,995                    (500) (a)             53,495
  Prepaid expenses and other................                   5,306                    ----                   5,306
                                                             -------                 -------                 -------
Total current assets                                         175,193                 (23,715)                151,478

Property and equipment (net)................                  44,983                  (2,000) (a)             42,983
Long term receivables.......................                  12,322                    ----                  12,322
Excess of purchase price over net assets of
   businesses acquired and other intangibles                 160,315                (160,315) (l)               ----
Other assets................................                  28,216                 (12,721) (c)             15,495
Reorganization value in excess of identifiable
   assets...................................                    ----                 275,018  (m)            275,018
                                                            --------                 -------                 -------
                                                            $421,029                 $76,267                $497,296
                                                            ========                 =======                ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Current portion of long-term debt........                $389,900               ($361,324) (d)         $   28,576
   Accounts payable.........................                  57,368                  (5,094) (b)             54,353
                                                                                       2,079  (o)
   Accrued compensation, benefits and
   withholdings.............................                  20,891                    ----                  20,891
   Accrued income taxes.....................                   9,365                    ----                   9,365
   Accrued interest.........................                  40,746                 (37,806) (d)              2,940
   Other accrued liabilities................                  60,587                   1,000  (a)             61,406
                                                                                      (1,900) (b)
                                                                                      (1,031) (f)
                                                                                       4,000  (h)
                                                                                      (1,250) (n)
                                                             -------                 --------               --------
Total current liabilities                                    578,857                (401,326)                177,531
                                                             -------                --------                 -------
Long-term debt, net of current..............                     ---                 234,456  (d)            234,456
Other noncurrent liabilities................                   5,841                    ----                   5,841
                                                               -----                 -------                 -------
Total noncurrent liabilities                                   5,841                 234,456                 240,297
                                                               -----                 -------                 -------

Redeemable preferred stock..................                  24,574                 (24,574) (f)               ----
                                                              ------                 -------                 -------
Stockholders' equity (deficit):
Common stock................................                     462                    (462) (g)                100
                                                                                         100  (e)
Capital in excess of par value..............                 182,725                  79,368  (e)             79,368
                                                                                      25,605  (f)
                                                                                         462  (g)
                                                                                    (324,824) (j)
                                                                                       1,329  (k)
                                                                                    (160,315) (l)
                                                                                     275,018  (m)
Cumulative translation adjustment...........                   1,329                  (1,329) (k)               ----
Retained earnings (deficit).................                (372,759)                  6,200  (a)               ----
                                                                                      (7,000) (h)
                                                                                     324,824  (j)
                                                                                      48,735  (i)
                                                   ------------------      ------------------      ------------------
Total Stockholders' equity (deficit)                        (188,243)                267,711                  79,468
                                                   -----------------       ------------------      ------------------
                                                            $421,029                 $76,267                $497,296
                                                   ==================      ==================      ==================

              See notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES

                  Notes to Pro Forma Consolidated Balance Sheet
                            as of September 30, 1995
           (unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

(a) Reflects the sale of certain assets of the ICS division subsequent to the balance sheet date. Assets sold principally consisted of approximately $500 of inventory, $3,800 of accounts receivable and $2,000 of fixed assets for $13,500 cash. In addition, the Company incurred legal fees and wind-down costs of approximately $1,000, which is reflected in other accrued liabilities on the Pro Forma Consolidated Balance Sheet, resulting in a net gain of $6,200. The Pro Forma adjustment reflects a substantial portion of the proceeds ($12,700) used to pay down the Old Credit Facilities.

(b) Represents cash paid to SKC America ("SKC"), a supplier to the Company, on June 4, 1996, the effective date of the Plan of Reorganization ("Effective Date") related to certain amounts payable to SKC.

(c) For financial reporting purposes, old deferred financing costs of $12,721 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

(d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the confirmation of the Plan. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11-5/8% to 15%. The change in debt consists of the following:


                                                                       Current
                                                                      Portion of
                                                       Accrued        Long-Term         Long-Term
                                                       Interest          Debt              Debt          Total
                                                    --------------  ------------         ---------       -----

Historical                                                $40,746        $389,900        $    --          $430,646
                                                          -------        --------        --------         --------
Cancellation of Old Revolving Loan                                        (31,328)                         (31,328)
Cancellation of Old Multicurrency Cancellation
    of Revolving Loan                                                     (28,813)                         (28,813)
Cancellation of Old Term Loan                                             (13,039)                         (13,039)
Cancellation of Old Series B Senior Notes                                 (58,908)                         (58,908)
Cancellation of Old Senior Subordinated Notes                            (220,281)                        (220,281)
Cancellation of Old 9% Subordinated Debentures                            (10,479)                         (10,479)

Cancellation of Old 13.875% Subordinated
    Debentures                                                            (21,155)                         (21,155)
Installment Note and Other                                                 (5,897)          4,584           (1,313)
Accrued Interest                                          (37,806)                                         (37,806)
New Senior Secured Notes due 1999                                          28,576          83,614          112,190
New 13% Senior Subordinated Notes due 2002  (Face
    Value $160,000)                                                                       146,258          146,258
                                                          -------        --------         -------         --------
     Pro Forma adjustments                                (37,806)       (361,324)        234,456         (164,674)
                                                          --------       ---------        -------         ---------
     Pro Forma balance                                     $2,940         $28,576        $234,456         $265,972
                                                          =======        =========       ========         =========


     Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and Other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the New Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the New Senior Subordinated Notes.

(e)  Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01)
     at  an  estimated   market  price  of  $79,468   under  the  terms  of  the
     Restructuring.


                                                                          Capital in
                                                Common Stock         Excess of Par Value         Total
                                                ------------         -------------------         -----

          To Holders of old debt........               $100                  $79,368             $79,468


(f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

          Historical carrying value......................        $24,574
          Accrued dividends..............................          1,031
                                                                   -----

          Capital in excess of par value adjustment......        $25,605
          -------------------------------------------------      =======

(g) Reflects the transfer from common stock to capital in excess of par value of $462, resulting from the cancellation of 46,187,625 shares of Old Common Stock.

(h) Reflects a $3 million cash payment and the recognition of a $4 million liability related to certain non-recurring fees and expenses incurred in connection with the Plan of Reorganization.

(i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

  Historical carrying value of old debt securities..............      $389,900
  Historical carrying value of related accrued interests........        37,806
  Write off of old deferred financing costs.....................       (12,721)
  Market value of consideration exchanged for the Old Debt:
      Plan Securities (Face Value $272,190).....................      (258,448)
      New Common Stock (New shares issued 10,000,000)...........       (79,468)
      Installment note and other................................        (4,584)
  Cash used to reduce debt:
      Proceeds from sale of ICS division........................       (12,700)
      Payment on new Senior Secured Notes on Effective Date.....        (7,500)
      Payment on installment note on Effective Date.............          (800)
  Senior Restructuring Premium..................................        (2,750)
                                                                        ------
                                                                        48,735
  Tax provision.................................................            --
                                                                       -------
  Extraordinary gain..............................................     $48,735
                                                                       =======
For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

(j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

(k) In accordance with SOP 90-7 this adjustment reflects the elimination of deferred translation against capital in excess of par value.

(l) Reflects the write-off of "Excess of Purchase Price Over Net Assets of Businesses Acquired and other intangibles" of $160,315. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets". See note (m).

(m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities excluding debt, is being used to implement fresh start reporting. The Reorganization Value in excess of identifiable assets is calculated below.

Reorganization Value................................................  $350,000
Plus:  Current liabilities excluding debt (Pro Forma)...............   148,955
       Noncurrent liabilities excluding debt (Pro Forma)............     5,841
Less:  Current assets (Pro Forma)...................................  (151,478)
       Cash used to pay new Senior Secured Notes on Effective Date..    (7,500)
       Noncurrent tangible assets (Pro Forma).......................   (70,800)
                                                                       -------
Reorganization value in excess of identifiable assets...............  $275,018
                                                                      ========

     Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

     The valuation methodologies considered by the Financial Advisor are described below:

     Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the reorganization value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

     Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies. The Financial Advisor reviewed valuation multiples of revenues, EBITDA, EBIT, net income and book value.

     Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions. The Financial Advisor reviewed acquisition multiples of revenues, EBITDA, EBIT and net income.

     The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

     The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

(n) Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization to settle certain disputed claims.


(o)  Represents reclassification of negative cash balance to accounts payable.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                                  Year Ended September 30, 1995 (unaudited)
                                                                  -----------------------------------------
                                                              (Dollars in thousands, except per share amounts)
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
Revenues:
     Services provided.............................        $219,881           ($20,357) (a)          $199,524
     Equipment and supplies........................         371,308             (1,164) (a)           370,144
                                                            -------             ------                -------
         Total revenues............................         591,189            (21,521)               569,668
                                                            -------            -------                -------
Operating costs and expenses:
     Costs of services provided....................         161,211            (17,585) (a)           143,626
     Costs of equipment sold.......................         279,456               (737) (a)           278,719
     Selling, general and administrative...........         109,127             (1,691) (a)           173,747
                                                                                66,311  (f)
   Special and restructuring charges...............         169,584                 --                169,584
                                                            -------             ------                -------
                                                            719,378             46,298                765,676
                                                            -------             ------                -------
Loss before interest, other income, and income taxes       (128,189)           (67,819)              (196,008)
                                                            -------            -------                -------

Interest income....................................           2,000                 --                  2,000
Interest expense and fee amortization..............         (70,938)            27,047  (b)           (43,891)
Other expenses.....................................          (6,199)             5,987  (c)              (212)
                                                            -------             ------                -------
                                                            (75,137)            33,034                (42,103)
                                                            -------             ------                -------
Loss before income taxes...........................        (203,326)           (34,785)              (238,111)
Provision for income taxes.........................          35,000                 --                 35,000
                                                            -------             ------                -------

Net loss                                                   (238,326)           (34,785)              (273,111)

Preferred stock dividends and discount accretion...           2,158             (2,158) (e)                --
                                                              -----             ------                -------

Net loss available to common Stockholders per share       ($240,484)          ($32,627)             ($273,111)
                                                          =========           ========              =========

Net loss available to common Stockholders per share                                                   ($27.31)
                                                                                                      =======

Weighted average common shares outstanding.........
                                                                                                   10,000,000 (d)

                                                                                                   ==========


         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                      For the year ended September 30, 1995
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

     (a) The Company sold its ICS division subsequent to September 30, 1995 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses during the year ended September 30, 1995.

     (b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

 Interest expense on new debt:
      11 5/8%  Senior Secured Notes (Face Value $112,190).............  $13,042
      13% Senior Subordinated Notes (Face Value $160,000).............   20,800
      Interest on other debt and trade credit arrangements............    7,759
      Interest accretion on new debt discount.........................    2,290
                                                                          -----
            Subtotal..................................................   43,891

      Reversal of actual expense during the twelve month period
            ended September 30, 1995..................................  (70,938)
                            --- -----                                   -------
      Pro forma adjustment............................................  $27,047
                                                                        =======

          In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

     (c) Represents $5,987 of costs incurred during fiscal 1995 related to the Financial Restructuring costs which is being excluded from the pro forma results for the year ended September 30, 1995.

     (d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the year ended September 30, 1995 as if the effective date under the Plan of Reorganization had occurred on October 1, 1994.

     (e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

     (f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.


                                                                                Amortization            Annual
                                                              Amount               Period            Amortization
                                                              ------               ------            ------------

    New Intangible Assets............................           $275,018          3.5 Years                $78,577
    Historical Intangible Assets
    Amortization.....................................                                                       12,266
                                                                                                            ------
                                                                                                           $66,311
                                                                                                           =======

Reorganization fees directly attributable to the Restructuring totaling $7,000 have been excluded from pro forma operating results for the year ended September 30, 1995.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-07. The extraordinary gain, net of taxes, resulting in the Restructuring has been estimated as follows:

Historical carrying value of Old Securities.....................      $389,900
Historical carrying value of related accrued interests..........        37,806
Write off of old deferred financing costs.......................       (12,721)
Market value of securities exchanged for the old debt:
       Plan Securities (Face Value $272,190)....................      (258,448)
       New Common Stock (10,000,000 shares).....................       (79,468)
Installment note and other......................................        (4,584)
Cash used to reduce debt
       Proceeds for the sale of ICS division....................       (12,700)
       Payment on New Senior Secured Notes on Effective Date            (7,500)
       Payment on Installment Note on Effective Date                      (800)
Senior Restructuring Premium....................................        (2,750)
                                                                        48,735
                                                                        ------

Tax provision...................................................         --
Extraordinary gain..............................................       $48,735
                                                                       =======

     The Company believes that it will not recognize any gain for tax purposes due to any cancellation of indebtedness resulting from the Restructuring. The gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

     Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

                         ANACOMP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)


                                                                                      March 31,       September 30,
                                                                                         1996             1995
                                                                                         ----             ----
                                                                                     (Dollars in thousands, except
                                                                                          per share amounts)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                             $49,259           $19,415
   Accounts and notes receivable, less allowances for doubtful accounts
     of $6,968 and $7,367, respectively                                                   72,894            90,091
   Current portion of long-term receivables                                                5,680             6,386
   Inventories                                                                            42,535            53,995
   Prepaid expenses and other                                                              6,412             5,306
                                                                                           -----             -----
Total current assets                                                                     176,780           175,193
                                                                                         -------           -------
Property and equipment, at cost less accumulated depreciation
   and amortization                                                                       36,663            44,983
Long-term receivables, net of current portion                                              9,133            12,322
Excess of purchase price over net assets of businesses acquired
   and other tangibles, net                                                              155,473           160,315
   Other assets                                                                           13,942            28,216
                                                                                          ------            ------
                                                                                        $391,991          $421,029
                                                                                        ========          ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES NOT SUBJECT TO COMPROMISE:
Current liabilities:
   Current portion of long-term debt                                                    $122,619          $389,900
   Accounts payable                                                                       52,894            57,368
   Accrued compensation, benefits and withholdings                                        14,369            20,891
   Accrued income taxes                                                                   11,334             9,365
   Accrued interest                                                                        4,888            40,746
   Other accrued liabilities                                                              48,587            60,587
                                                                                          ------            ------
Total current liabilities                                                                254,691           578,857
                                                                                         -------           -------
Long-term debt, net of current portion                                                        --                --
Other noncurrent liabilities                                                               5,548             5,841
                                                                                           -----             -----
Total noncurrent liabilities                                                               5,548             5,841
                                                                                           -----             -----
LIABILITIES SUBJECT TO COMPROMISE (See Note 4):
   Current Portion of long-term debt                                                     258,611                --
   Accrued Interest                                                                       46,838                --
                                                                                          ------             -----
                                                                                         305,449                --
                                                                                         -------             -----
Redeemable  preferred  stock including  accrued  dividends as of March 31, 1996,
$.01 par value, 500,000 issued, 402,325 and 500,000 outstanding, respectively
(aggregate preference value of $20,116 and 25,000 respectively)                           21,340            24,574
                                                                                          ------            ------
Stockholders' equity (deficit):
   Common stock, $.01 par value; authorized 100,000,000 shares;
     48,013,246 and 46,187,625 issued, respectively                                          480               462
   Capital in excess of par value of common stock                                        187,512           182,725
   Cumulative translation adjustment                                                         (52)            1,329
   Accumulated deficit                                                                  (382,977)         (372,759)
                                                                                        --------          --------
Total stockholders' equity                                                              (195,037)         (188,243)
                                                                                        --------          --------
                                                                                        $391,991          $421,029
                                                                                        ========          ========

            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)


                                                                   Three Months Ended          Six Months Ended
                                                                        March 31                   March 31,
                                                                        --------                   ---------
                                                                1996            1995           1996           1995
                                                                ----            ----           ----           ----
                                                                  (Dollars in thousands, except per share amounts)
                                                                    (See Notes 4 & 5)           (See Notes 4 & 5)
Revenues:
   Services provided                                                $48,262          $55,956        $99,190       $110,836
   Equipment and supply sales                                        77,649           95,533        156,986        192,465
                                                                     ------           ------        -------        -------
                                                                    125,911          151,489        256,176        303,301
                                                                    -------          -------        -------        -------
Operating costs and expenses:
   Costs of services provided                                        26,687           30,971         54,525         60,752
   Costs of equipment and supplies sold                              58,813           69,952        120,574        142,810
   Selling, general and administrative expenses                      23,148           37,562         47,595         68,842
                                                                     ------           ------         ------         ------
                                                                    108,648          138,485        222,694        272,404
                                                                    -------          -------        -------        -------
Income before interest,  other income,  reorganization items and
income taxes                                                         17,263           13,004         33,482         30,897
                                                                     ------           ------         ------         ------
Interest expense and fee amortization  (contractual interest for three  and six  months  ending  March 31,  1996 is  $14,732  and
$29,804, respectively)                                               (5,499)         (16,051)       (23,785)       (34,000)
Interest income                                                         431              608            932          1,083
Cost of withdrawn refinancing                                            --           (3,000)            --         (3,000)
Other income (expense) (See Note 7)                                      24           (1,125)         6,644           (963)
                                                                     ------          -------        -------        -------
                                                                     (5,044)         (19,568)       (16,209)       (36,880)
                                                                     ------          -------        -------        -------
Income (loss) before reorganization items and income taxes           12,219           (6,564)        17,273         (5,983)

Reorganization Items:
   Write-off of deferred debt issue costs and discounts             (17,551)            --          (17,551)          --
   Financial restructuring costs                                     (3,135)            --           (5,936)          --
   Interest earned on accumulated cash resulting from Chapter
   11 proceedings                                                       236             --              236           --
                                                                     ------            -----          -----         ------
                                                                    (20,450)            --          (23,251)          --

Loss before income taxes                                             (8,231)          (6,564)        (5,978)        (5,983)
Provision for income taxes (See Note 8)                               2,500            1,100          3,700          1,400
                                                                      -----            -----          -----          -----

Net Loss                                                            (10,731)          (7,664)        (9,678)        (7,383)

Preferred stock dividends and discount accretion                        --               539            540          1,079
- ------------------------------------------------                    -------          -------       --------        -------
Net loss available to common stockholders                           (10,731)         $(8,203)      $(10,218)       $(8,462)
                                                                    =======          =======       ========        =======

Net loss per common and common equivalent share                      $ (.23)           $(.18)         $(.22)         ($.18)
                                                                    =======          =======       ========        =======


            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)


                                                                                             Six Months Ended
                                                                                                March 31,
                                                                                         ------------------------
                                                                                            1996         1995
                                                                                            ----         ----
                                                                                          (Dollars in thousands)

Cash flows from operating activities:
   Net loss                                                                                $(9,678)     $(7,383)
   Adjustments to reconcile net income to net cash used in operating activities:
   Cumulative effect of a change in accounting for income taxes
   Depreciation and amortization                                                            14,564       21,397
   Loss on disposition of assets                                                                53          865
   Change in assets and liabilities, net of acquisitions:
     Decrease (increase) in accounts and long-term receivables                              16,652        2,778
     Increase in inventories and prepaid expenses                                            9,501       (9,352)
     Increase in other assets                                                                1,914       (7,864)
     Decrease in accounts payable and accrued expenses                                     (17,301)       3,335
     Decrease in other noncurrent liabilities                                                  113       (1,868)
                                                                                           -------      -------
         Net cash used in operating activities                                               9,616        1,908
Operating cash flow from reorganization items (see notes 4 & 5):
   Loss with write-off of debt issue costs and debt discounts                               17,551          --
   Financial restructuring costs                                                             5,936          --
   Interest earned on accumulated cash resulting from Chapter 11 procedures                   (236)         --
                                                                                          --------      -------
            Net cash provided by operating activities                                       32,867        1,908
                                                                                          --------      -------

Cash flows from investing activities:
   Proceeds from sale of assets                                                             13,554       14,520
   Purchases of property, plant and equipment                                               (2,357)      (7,631)
   Payments to acquire companies and customer rights                                         --          (1,285)
                                                                                          --------     --------
         Net cash provided by investing activities                                          11,017        5,604
                                                                                          --------     --------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                                    --             519
   Proceeds from revolving line of credit and long-term borrowings                           1,329       20,000
   Principal payments on long-term debt                                                    (14,991)     (40,777)
   Preferred dividends paid                                                                  --          (1,031)
                                                                                          --------     --------
         Net cash provided by (used in) financing activities                               (13,662)     (21,289)
                                                                                          --------     --------
Effect of exchange rate changes on cash                                                       (378)         138
                                                                                          --------     --------
Increase (decrease) in cash and cash equivalents                                            29,844      (13,639)
Cash and cash equivalents at beginning of period                                            19,415       19,871
                                                                                          ---------    --------
Cash and cash equivalents at end of period                                                 $49,259       $6,232
                                                                                          =========    ========
Supplemental disclosures of cash flow information
Cash paid during the period for:
   Interest                                                                                 $8,175      $27,961
   Income taxes                                                                             $1,297       $2,361



            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC., AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                          EQUITY (DEFICIT) (Unaudited)


                                                                 Six Months Ended March 31, 1996
                                                                 -------------------------------
                                                                 Capital in
                                                                 Excess of
                                                                 Par Value   Cumulative    Retained
                                                       Common    of Common   Translation   Earnings
                                                        Stock       Stock     Adjustment   (Deficit)     Total
                                                        -----       -----     ----------   ---------     -----
                                                                        (Dollars in thousands)
   BALANCE AT SEPTEMBER 30, 1995                         $462       $182,725     $1,329    $(372,759)  $(188,243)
   Exercise of stock options                                7          4,798         --           --       4,805
   Preferred stock dividends                               --             --         --         (516)       (516)
   Accretion of redeemable preferred stock discount        --             --         --          (24)        (24)
   Translation adjustment for period                       --             --     (1,381)          --      (1,381)
   Graham Stock Issuances                                  11            (11)        --           --          --
   Net income for the period (Note 3)                      --             --         --       (9,678)     (9,678)
                                   -                     ----       --------       ----       ------      ------
   BALANCE AT MARCH 31, 1996                             $480       $187,512       $(52)   $(382,977)  $(195,037)
                    === ====                             ====       ========       ====    =========   =========

                                                                    Six Months Ended March 31, 1995
                                                                    -------------------------------
                                                                   Capital in
                                                                   Excess of
                                                                   Par Value    Cumulative   Retained
                                                       Common     of Common   Translation   Earnings
                                                       Stock        Stock      Adjustment   (Deficit)    Total
                                                       -----        -----      ----------   ---------    -----
                                                                        (Dollars in thousands)
   BALANCE AT SEPTEMBER 30, 1994                         $457       $181,843        $(269)  $(132,275)   $49,756
   Exercise of stock options                                1             50           --          --         51
   Shares issued for purchases under the                    2            466           --          --        468
      Employee Stock Purchase Plan
   Preferred stock dividends                               --             --           --      (1,031)    (1,031)
   Accretion of redeemable preferred stock discount        --             --           --         (48)       (48)
   Translation adjustment for period                       --             --        1,421          --      1,421
   Graham stock issuances                                   1            143           --          --        144
                                                         ----       --------        -----    ---------   -------
   Net income for the period (Note 3)                      --             --           --      (7,383)    (7,383)
                                                         ----       --------        -----   ---------    -------
   BALANCE AT MARCH 31, 1995                             $461       $182,502       $1,152   $(140,737)   $43,378
                                                         ====       ========       ======   =========    =======

            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 -- GENERAL

     The condensed consolidated financial statements included herein have been prepared by Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements included herein should be read in conjunction with the Financial Statements for fiscal 1995 and the notes thereto.

     In the opinion of management, the accompanying interim financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial condition, results of operations, and changes in financial position and stockholders' equity of Anacomp and its subsidiaries for interim periods. Certain amounts in the prior interim consolidated financial statements have been reclassified to conform to the current period presentation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of Anacomp, Inc. and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated.

Foreign Currency Translation

     Substantially all assets and liabilities of Anacomp's international operations are translated at the period-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the period. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

Segment Reporting

     Anacomp  operates  in  a  single  business  segment--providing   equipment,
supplies and services for information management, including storage, processing and retrieval.

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Other intangibles, net of accumulated amortization, of $19.5 million represent the purchase of the rights to provide microfilm or maintenance services to certain customers and are being amortized on a straight-line basis over 10 years. These unamortized costs are evaluated for impairment each period by determining their net realizable value.

Research and Development

     The costs associated with research and development programs are expensed as incurred.

     Deferred software costs are the capitalized costs of software products to be sold with COM systems in future periods. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Unamortized deferred software costs remaining as of March 31, 1996 total $5.4 million and are included in "Other Assets" on the accompanying Condensed Consolidated Balance Sheets.

Income Taxes

     Beginning in 1995, Anacomp's practice is to repatriate the income of its foreign subsidiaries as it is earned. Accordingly, deferred tax is recorded on foreign income as it is earned.

Consolidated Statements of Cash Flows

     Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

Revenue Recognition

     Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Revenue from maintenance contracts is recognized in earnings on a pro rata basis over the period of the agreements.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by methods approximating the first-in, first-out basis.

     The cost of the inventories is distributed as follows:

                                                March 31, 1996    September 30,
                                                      1996           1995
                                                      ----           ----
                                                   (Dollars in thousands)
   Finished goods                                      $30,207           $38,702
   Work in progress                                      3,487             4,955
   Raw materials and supplies                            8,841            10,338
                                                         -----            ------
                                                       $42,535           $53,995
                                                   =============      ==========
Debt Issuance Costs

     The Company has historically capitalized all costs related to its issuance of debt and amortized those costs using the effective interest method over the life of the related debt instruments. During the three months ended March 31, 1996, the Company wrote-off $11.1 million of debt issue costs. (See notes 4 &
5). Remaining debt issue costs related to senior debt of $671,000 at March 31, 1996 are included in "Other Assets" in the accompanying Condensed Consolidated Balance Sheets.

Property and Equipment

     Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years.

Goodwill

     Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the product acquired. Goodwill related to magnetics' products, net of accumulated amortization, of $5.2 million is being amortized over 15 years. Goodwill, net of accumulated amortization of $130.8 million is related to the micrographics business which includes supplies, COM systems, micrographics services and maintenance services and is primarily being amortized over 40 years. When factors indicate that goodwill should be evaluated for impairment, Anacomp historically has evaluated goodwill based on comparing the unamortized balance of goodwill to undiscounted operating income over the remaining goodwill amortization period. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it is determined that impairment has occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit will be charged to operations. For purposes of determining fair value, the Company values the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp has concluded that fair value is a better measurement of the value of goodwill considering the Company's highly leveraged financial position.

NOTE 3 -- RECENT DEVELOPMENTS


     For the year ended September 30, 1995, the Company reported a $238.3 million net loss. The Company is highly leveraged and certain developments had a material adverse effect on the Company's short term liquidity. Although revenues for the Company's core micrographic businesses had been declining over the last several fiscal years due to many factors, including the adverse effect of digital technologies, the Company believed that these declines would stabilize. However, based on weaker than anticipated results, including disappointing sales performance for the Company's new products the Company did not have sufficient cash to make certain principal and interest payments on its existing debt obligations. As a result, on January 5, 1996, the Company filed a prenegotiated Debtors' Joint Plan of Reorganization ("Plan") with the U.S. Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

     On May 20, 1996, the U.S. Bankruptcy Court confirmed the Company's Third Amended and Joint Plan of Reorganization (the "Plan of Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Plan of Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and/or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22,000,000 in cash, $112,190,000 principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160,000,000 principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), all of which are currently outstanding, equity securities consisting of 10,000,000 shares of common stock and 362,694 warrants, each of which is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share.

     As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Terms Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock and the Warrants and Stock Options were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail below:

Senior Secured Notes

     On June 4, 1996, the Company issued $112,190,000 aggregate principal amount of 11 5/8% Senior Secured Notes due September 30, 1999. Interest is payable on March 31 and September 30 each year, beginning on September 30, 1996. The Company is required to redeem a portion of the notes at par on each interest payment date according to the following schedule:

         September 30, 1996              $14,288,000
         March 31, 1997                  $14,286,000
         September 30, 1997              $16,163,000
         March 31, 1998                  $16,161,000
         September 30, 1998              $17,100,000
         March 31, 1999                  $17,100,000
         September 30, 1999              $17,092,000

     The notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest. The Company is required in certain circumstances to make offers to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other distributions of assets by the Company or certain of its subsidiaries. Also, upon a change of control, the Company is required to make an offer to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Secured Notes are senior secured obligations of the Company and will rank pari passu with all other existing and future senior obligations of the Company, and senior to all existing and future subordinated or junior indebtedness of the Company. The collateral securing the Senior Secured Notes consists of substantially all of the assets of the Company and all future acquired assets of the Company to the extent such assets are acquired by the Company without secured financing.

     The indenture related to the Senior Secured Notes contains covenants limiting among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

Senior Subordinated Notes

     On June 4, 1996, the Company issued $160,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2002. Interest is payable on June 30 and December 31 each year, beginning on December 31, 1996. For the interest payable on December 31, 1996 and June 30, 1997, the Company will provide Payment-In-Kind ("PIK") notes in satisfaction of its interest obligation rather than a cash settlement. The PIK notes will have a principal amount corresponding to the amount of interest due on the notes on the related interest payment date.

     The Company is required to redeem prior to June 30, 2001 the principal amount of the Senior Subordinated Notes equal to the aggregate principal amount of PIK notes issued prior to such date, plus any accrued and unpaid interest on the PIK notes, at a redemption price equal to the price that would be then applicable in the case of an optional redemption. The remaining Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time, at various redemption prices ranging from 103% to 101.5% of the principal amount thereof through December 31, 2001. Thereafter, the Senior Subordinated Notes may be redeemed at the aggregate principal amount thereof. Also, upon a change in control, the Company is required to make an offer to purchase the Senior Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and rank pari passu with all other existing and future subordinated obligations of the Company. The payment of principal and interest is subordinated and subject to the prior payment in full of the Company's senior indebtedness.

     The indenture related to the Senior Subordinated Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments of the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) sale/leaseback transactions by the Company and certain of its subsidiaries, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

New Common Stock and Warrants

     On June 4, 1996, the Company issued 10,000,000 shares of new Common Stock to certain creditors. In addition, the Company also issued 362,964 warrants to certain creditors and previous common and preferred stockholders. Each warrant is convertible into one share of new common stock at an exercise price of $12.23 per share. The warrants expire on June 3, 2001. In addition, the Plan of Reorganization approved for future issuance of up to 810,811 shares of additional new Common Stock to the management of the Company.

Pro Forma Unaudited Financial Information

     See Note 10 for the Pro Forma Unaudited Financial Information related to the consummation of the Plan of Reorganization.

NOTE 4 -- ACCOUNTING AND REPORTING REQUIREMENTS DURING BANKRUPTCY

     Under Chapter 11 of the Bankruptcy Code, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the U.S. bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-possession. Under AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7") the Company is required to adjust liabilities subject to compromise to the amount of the claim allowed by the court. In the case of Anacomp, only its subordinated debt was adjusted and along with the related accrued interest reflected as liabilities subject to compromise. This resulted in a write-off of certain deferred debt issuance costs and debt discounts of approximately $17.6 million on the date of the bankruptcy filing. These adjustments are reflected in the Company's results for the three months ended March 31, 1996. Senior debt was not included in liabilities subject to compromise as it is fully secured and not expected to be adjusted in bankruptcy. Accounts payable was not adjusted as the Company's reorganization plan calls for trade creditors to be paid in full and because the Bankruptcy Court has allowed the Company to pay its trade creditors during the proceedings.

     In addition, SOP 90-7 requires the Company to report interest expense during the bankruptcy proceedings only to the extent that it will be paid during the proceeding or that it is probable to be an allowed priority, secured, or unsecured claim. Accordingly, the Company recorded interest expense only for its senior debt subsequent to the bankruptcy filing. Interest expense and fee amortization for the three and six months ended March 31, 1996 was $5.5 million and $23.8 million compared to $16.1 million and $34.0 million in the same periods for the prior year. The difference between the reported interest expense and the contractual interest expense for the three and six months ended March 31, 1996 is disclosed in the accompanying Condensed Consolidated Statements of Operations. The contractual interest disclosure is not comparable to interest expense in the prior period as the disclosure does not include amounts for fee and discount amortization.

NOTE 5 -- REORGANIZATION ITEMS

     In accordance with SOP 90-7, the Condensed Consolidated Statements of Operations should portray the results of operations of the Company while it is in Chapter 11. Expenses resulting from the restructuring are reported separately as reorganization items. In the accompanying Condensed Consolidated Statements of Operations for the three and six months ending March 31, 1996, the Company wrote-off $17.6 million of deferred debt issues costs and debt discounts. Anacomp incurred financial restructuring costs of $3.1 million and $5.9 million for the three and six months ending March 31, 1996. The Company also earned interest income of $236,000 on accumulated cash resulting from Chapter 11 proceedings.

NOTE 6 -- CONDENSED COMBINED FINANCIAL STATEMENTS

     In accordance with SOP 90-7, Consolidated Financial Statements that include one or more entities in reorganization proceedings and one or more entities not in reorganization proceedings should include condensed combined financial statements of the entities in reorganization proceedings. Accordingly, the condensed combined financial statements as of March 31, 1996 of Anacomp, Inc. and certain of its subsidiaries including Kalvar Microfilm, Inc., Anacomp International N.V., Florida AAC Corporation, and Xidex Development Company are presented below.

CONDENSED COMBINED BALANCE SHEET (Unaudited)

                                                           March 31, 1996
                                                   -----------------------------
                                                   (Dollars in thousands, except
                                                           per share amounts)

ASSETS
Current assets:
    Cash and cash equivalents                                  $ 44,641
    Accounts and notes receivable                                47,819
    Current portion of long-term receivables                      1,971
    Inventories                                                  31,858
    Prepaid expenses and other                                    4,955
                                                                  -----
Total current assets                                            131,244
                                                                -------
Property and equipment                                           26,940
Long-term receivables, net of current portion                     5,137
Excess of purchase price over net assets of businesses
    acquired and other intangibles, net                         152,041
Other assets                                                     53,578
                                                                 ------
                                                               $368,940
                                                               ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE:
Current liabilities:
    Current portion of long-term debt                          $116,266
    Accounts payable                                             49,581
    Other accrued liabilities                                    65,175
                                                                 ------
Total current liabilities                                       231,022
                                                                -------

Long-term debt, net of current portion                              --
Other noncurrent liabilities                                      3,144
                                                                  -----
Total noncurrent  liabilities                                     3,144
                                                                  -----

LIABILITIES SUBJECT TO COMPROMISE:
Current portion of long-term debt                               258,611
Accrued Interest                                                 46,838
                                                                 ------
                                                                305,449

Redeemable preferred stock including accrued dividends           21,340
                                                                 ------

Stockholders' equity (deficit):
    Common stock                                                    480
    Capital in excess of par value                              187,512
    Cumulative translation adjustment                                --
    Accumulated deficit                                        (380,007)
                                                               --------
    Total stockholders' equity (deficit)                       (192,015)
                                                               --------
                                                               $368,940
                                                               ========

CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)


                                                                  Three months ended           Six months ended
                                                                    March 31, 1996              March 31, 1996
                                                                 --------------------        -----------------
                                                                 (Dollars in thousands, except per share amounts)

Revenues                                                                  $89,288                    $185,598
Operating costs and expenses                                               76,137                     159,613
                                                                           ------                     -------
Income before interest, other income, reorganization
     items and income taxes                                                13,151                      25,985
Interest and other income (expense), net                                   (5,066)                    (16,320)
                                                                           ------                     -------
Income before reorganization items and income taxes                         8,085                       9,665
Reorganization Items                                                      (20,450)                    (23,251)
                                                                          -------                     -------
Loss before income taxes                                                  (12,365)                    (13,586)
Provision for income taxes                                                     --                          --
Net loss                                                                  (12,365)                    (13,586)
Preferred stock dividends and discount accretion                               --                         540
                                                                          -------                     -------
Net loss available to common stockholders                                $(12,365)                   $(14,126)
                                                                         ========                    ========
Net loss per common and common equivalent share                             $(.26)                      $(.30)
                                                                         ========                    ========

CONDENSED COMBINED STATEMENT OF CASH FLOWS (Unaudited)

                                                                                                Six Months ended
                                                                                                 March 31, 1996
                                                                                             (Dollars in thousands)
                                                                                            -------------------------

Cash flows from operating activities:
     Net loss                                                                                      $(13,586)
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                               12,569
         Gain on disposition of other assets                                                           (398)
         Gain on sale of ICS Division                                                                (6,202)
         Change in assets and liabilities, net                                                       22,439
                                                                                                     ------
              Net cash provided by operating activities before reorganization items                  14,822

         Operating cash flow from reorganization items                                               23,251
                                                                                                     ------
              Net cash provided by operating activities                                              38,073
                                                                                                     ------

Cash flows from investing activities:
     Proceeds from sale of ICS Division                                                              13,554
     Purchases of property, plant and equipment                                                      (2,350)
                                                                                                     ------
         Net cash provided by investing activities                                                   11,204
                                                                                                    -------

Cash flows from financing activities:
     Principal payments on long-term debt                                                           (12,495)
                                                                                                    -------
         Net cash used in financing activities                                                      (12,495)
                                                                                                    -------

Increase in cash and cash equivalents                                                                36,782
Cash and cash equivalents at beginning of period                                                      7,859
                                                                                                      -----
  Cash and cash equivalents at end of period                                                        $44,641
                                                                                                    =======

Supplemental disclosures of cash flow information:

Cash paid (refunded) during the period for:
     Interest                                                                                        $7,732
     Income taxes                                                                                    $ (183)



CONDENSED COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (Unaudited)


                                                                  Six Months Ended March 31, 1996
                                                                  -------------------------------

                                                                    Capital in        Retained
                                                    Common          excess of         Earnings
                                                    Stock           Par Value         (Deficit)          Total
                                                    -----           ---------         ---------          -----
                                                                      (Dollars in thousands)

BALANCE AT SEPTEMBER 30, 1995                       $   462          $182,725       $(365,881)        $(182,694)
Preferred stock conversion                                7             4,798               --            4,805
Preferred stock dividends                               ---               ---            (516)             (516)
Accretion of redeemable preferred stock
     discount                                           ---               ---             (24)              (24)
NBS stock issuance                                       11               (11)            ---              ----
Net loss for the period                                                               (13,586)
                                                        ---               ---                           (13,586)
                                                    -------          --------       ---------          ---------
BALANCE AT MARCH 31, 1996                         $     480          $187,512       $(380,007)         $192,015
                 === ====                         =========          ========       =========          ========

NOTE 7 -- SALE OF ICS DIVISION

     Effective November 1, 1995 Anacomp sold its Image Conversion Services Division ("ICS") for approximately $13.5 million which resulted in a net gain to the Company of $6.2 million. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20.0 million of revenues per year.

NOTE 8 -- INCOME TAXES

     Income tax expense is reported for the six months ended March 31, 1996, based on the actual effective tax for the interim period as the Company believes this rate is the best estimate of the effective tax rate for the year ended September 30, 1996. Also for the six months ended March 31, 1996, the U.S. Federal tax benefit of the domestic loss was offset by a corresponding increase to the valuation allowance. Accordingly, the income tax provision for 1996 relates entirely to foreign taxes.

     At March  31,  1996,  the  Company  had U.S.  Federal  net  operating  loss carryforwards ("NOLS") of approximately $222.0 million available to offset future taxable income. These NOLS will be used to offset approximately $67.0 million of income from cancellation of indebtedness in connection with the Company's Chapter 11 bankruptcy reorganization. In the future, usage of these NOLS will be limited to approximately $4.0 million annually. However, the Company may authorize the use of other tax planning techniques to utilize a portion of the remaining NOLS before they expire. In any event, the Company expects that substantial amounts of the NOLS will expire unused.

NOTE 9 -- EARNINGS (LOSS) PER SHARE

     The computation of earnings (loss) per common and common equivalent share is based upon the weighted average number of common shares outstanding during the periods plus (in the periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options and exercise of warrants.

     The fully diluted per share computation reflects the effect of common shares contingently issuable upon the exercise of warrants in periods in which such exercise would cause dilution. Fully diluted earnings (loss) per share also reflect (in the periods in which they have a dilutive effect) additional dilution related to stock options due to the use of the market price at the end of the period, when higher than the average price for the period. Under the reorganization plan as proposed, current shareholder ownership interest will be significantly diluted as more fully discussed in Note 3.

     Fully diluted earnings (loss) per share are the same as primary earnings per share for the periods presented.

NOTE 10 -- PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities has been recorded as stockholders' equity with retained earnings restated to zero.

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on March 31, 1996. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1995.

     Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.

                         ANACOMP, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

                                                                      March 31, 1996 (unaudited)
                                                                      --------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                            (Dollars in thousands except per share amounts)
ASSETS

Current assets:
     Cash..........................................       $  49,259            $(1,250) (a)       $   26,965
                                                                                (6,994) (b)
                                                                                (3,000) (h)
                                                                               (11,050) (i)
     Receivables, net of reserves..................          78,574                 --                78,574
     Inventories...................................          42,535                 --                42,535
     Prepaid expenses and other....................           6,412                 --                 6,412
                                                              -----             ------                 -----
Total current assets...............................         176,780            (22,294)              154,486

Property and equipment (net).......................          36,663                 --                36,663
Long-term receivables..............................           9,133                 --                 9,133
Excess of purchase price over net assets of
     businesses acquired and other  intangibles....         155,473           (155,473) (l)               --
Other assets.......................................          13,942               (601) (c)           13,341
Reorganization value in excess of identifiable assets            --            258,957  (m)          258,957
                                                             ------            -------               -------
                                                           $391,991            $80,589              $472,580
                                                           ========            =======              ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt.............        $381,230          $(350,905) (d)          $30,325
     Accounts payable..............................          52,894             (5,094) (b)           44,800
                                                                                (3,000) (h)
     Accrued compensation, benefits and withholdings         14,369                 --                14,369
     Accrued income taxes..........................          11,334                 --                11,334
     Accrued interest..............................          51,726            (47,134) (d)            4,592
     Other liabilities.............................          48,587             (1,250) (a)           49,437
                                                                                (1,900) (b)
                                                                                 4,000  (h)
                                                            -------           --------               -------
Total noncurrent liabilities.......................         560,140           (405,283)              154,857
                                                            -------           --------               -------

Long-term debt, net of current.....................              --            229,872  (d)          229,872
Other noncurrent liabilities.......................           5,548                 --                 5,548
                                                              -----                                    -----

Total noncurrent liabilities.......................           5,548            229,872               235,420
                                                              -----            -------               -------
Redeemable preferred stock.........................          21,340            (21,340) (f)               --
                                                             ------            -------               -------
Stockholders' equity (deficit):
Common stock.......................................             480               (480) (g)              100
                                                                                   100  (e)
Capital in excess of par value.....................         187,512             82,203  (e)           82,203
                                                                                21,340  (f)
                                                                                   480  (g)
                                                                              (312,764) (j)
                                                                                   (52) (k)
                                                                              (155,473) (l)
                                                                               258,957  (m)
Cumulative translation adjustment..................             (52)                52  (k)               --
Retained earnings (deficit)........................        (382,977)            (4,000) (h)               --
                                                                               312,764  (j)
                                                                                74,213  (i)
Total Stockholders' equity (deficit)...............    ----------------  ---------------       ---------------
                                                           (195,037)           277,340                82,303
                                                           --------            -------                ------
                                                           $391,991            $80,589              $472,580
                                                           ========            =======              ========

              See Notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 1996
           (Unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

     (a) Represents cash paid the Effective Date to settle certain disputed claims.

     (b) Represents cash paid to SKC America ("SKC"), a supplier to the Company on the Effective Date related to certain amounts payable to SKC.

     (c) For financial reporting purposes, old deferred financing costs of $601 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

     (d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the consummation of the Plan of Reorganization. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of June 4, 1996, the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The change in debt consists of the following:

                                                  Accrued       Current Portion      Long-Term
                                                  Interest      of Long-Term Debt       Debt             Total
                                                  --------      -----------------       ----             -----

Historical Balance                                $51,726           $381,230            $--            $432,956
                                                  -------           --------          --------         --------
Cancellation of Old Revolving Loan                                   (28,043)                           (28,043)
Cancellation of Old Multicurrency Revolving
     Loan                                                            (26,056)                           (26,056)
Cancellation of Old Term Loan                                        (11,863)                           (11,863)
Cancellation of Old Series B Senior Notes                            (53,595)                           (53,595)
Cancellation of Old Senior Subordinated
    Notes                                                           (224,900)                          (224,900)
Cancellation of Old 9% Subordinated Notes                            (10,479)                           (10,479)
Cancellation of Old 13.875% Subordinated
     Debentures                                                      (23,232)                           (23,232)
Cancellation of Old Installment Note                                  (1,313)                            (1,313)
Cancellation of Old Accrued Interest               (47,134)                                             (47,134)
New 11 5/8% Senior Secured Notes due 1999                             28,576            83,614          112,190
New 13% Senior Subordinated Notes due 2002                                             146,258          146,258
                                                   -------          --------           -------         --------
Total Pro Forma adjustments                        (47,134)         (350,905)          229,872         (168,167)
                                                   -------          --------           -------         --------
Pro Forma balance                                  $ 4,592           $30,325          $229,872         $264,789
                                                   =======           =======          ========         ========

Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the Senior Subordinated Notes.

     (e) Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01 per share) at an estimated market price of $82,303 under the terms of the restructuring set forth in the Plan of Reorganization (the "Restructuring").

                                                      Capital in
                                                      Excess of
                                       Common Stock   Par Value      Total
                                       ------------   ---------      -----
To Holders of Old Senior
Subordinated Notes and Old
Subordinated Debentures                    $100        $82,203      $82,303

     (f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

           Historical carrying value                $19,793
           Accrued dividends                          1,547
                                                      -----
           Capital in excess of par value
           adjustment                               $21,340
                                                    =======

     (g) Reflects the transfer from common stock to capital in excess of par value of $480, resulting from the cancellation of 48,013,246 shares of Old Common Stock.

     (h) Reflects a $3,000 cash payment and the recognition of a $4,000 liability related to certain non-recurring fees and expenses incurred in connection with consummating the Plan of Reorganization.

     (i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of old debt securities..........  $381,230
           Historical carrying value of related accrued interests.....   47,134
           Write off of old deferred financing costs..................     (601)
           Market value of consideration exchanged for the Old Debt:
                  Plan Securities (Face Value $272,190)............... (258,448)
                  New Common Stock (New shares issued 10,000,000).....  (82,303)
                  Installment Note and other..........................   (1,749)
                  Cash*..............................................   (11,050)
                                                                         ------
                                                                         74,213
           Tax provision..............................................       --
           Extraordinary gain.........................................  $74,213
                                                                        =======

* Represents cash paid on the June 4, 1996, effective date of the Plan of Reorganization, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on Senior Secured Notes and $800 related to payment on the Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

     (j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

     (k) In accordance with SOP 90-7, this adjustment reflects the elimination of deferred translation against capital in excess of par value.

     (l) Reflects the write-off of "Excess of Purchase price Over Net Assets of Businesses Acquired and other intangibles" of $155,473. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets." (See note
          (m)).

     (m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities, excluding debt, is being used to implement "fresh start" reporting. The Reorganization Value in excess of identifiable assets is calculated below.

           Reorganization Value....................................... $350,000
           Plus:    Current liabilities excluding debt (Pro Forma)..    124,532
                    Noncurrent liabilities excluding debt (Pro Forma)     5,548
           Less:    Current assets (Pro Forma)........................ (154,486)
                    Payment on Senior Secured Notes on Effective Date..  (7,500)
                    Noncurrent tangible assets (Pro Forma)............  (59,137)
                                                                        -------
           Reorganization value in excess of identifiable assets.......$258,957
                                                                        ========

          Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

          The valuation methodologies considered by the Financial Advisor are described below:

         Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the reorganization value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

         Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies. The Financial Advisor reviewed valuation multiples of revenues, EBITDA, EBIT, net income and book value.

         Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions. The Financial Advisor reviewed acquisition multiples of revenues, EBITDA, EBIT and net income.

         The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

         The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1996


                                                                 Six Months ended March 31, 1996 (unaudited)
                                                                 -------------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                              (Dollars in thousands, except per share amounts)
Revenues:
     Services provided.............................         $99,190            $(1,402) (a)          $97,788
     Equipment and supplies........................         156,986               (101) (a)          156,885
                                                            -------             ------               -------
         Total revenues............................         256,176             (1,503)              254,673
                                                            -------             ------               -------
Operating costs and expenses:
     Costs of services provided....................          54,525             (1,078) (a)           53,447
     Cost of equipment sold........................         120,574                (80) (a)          120,494
   Selling, general and administrative.............          47,595               (332) (a)           79,538
                                                                                32,275  (f)
                                                            --------            ------               -------
                                                            222,694            (30,785)              253,479
                                                            -------            -------               -------

Income (loss) before interest, other income,                 33,482            (32,288)                1,194
     reorganization items and income taxes                   ------            -------               -------


Interest income....................................             932                 --                   932
Interest expense and fee amortization..............         (23,785)             2,391  (b)          (21,394)
Other income.......................................           6,644             (6,200) (a)              444
                                                            -------             ------               -------
                                                            (16,209)            (3,809)              (20,018)
                                                            -------             ------               -------
Income (loss) before reorganization items and
     income taxes..................................          17,273            (36,097)              (18,824)
Reorganization items...............................         (23,251)            23,251  (c)               --
Provision for income taxes.........................           3,700                 --                 3,700
                                                              -----             ------                ------

Net loss                                                     (9,678)           (12,846)              (22,524)

Preferred stock dividends and discount accretion...             540               (540) (e)               --
                                                              -----             ------                ------

Net loss available to common                               $(10,218)          $(12,306)             $(22,524)
     Stockholders per share........................        ========           ========              ========


Net loss available to common                                                                          ($2.25)
     Stockholders per share........................                                                   ======


Weighted average common shares outstanding.........                                               10,000,000 (d)
                                                                                                  ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                     For the six months ended March 31, 1996
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

     (a) The Company sold its ICS division during the six-month period ended March 31, 1996 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses, and the one-time gain during the period.

     (b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

           Interest expense on new debt:
                11 5/8% Senior Secured Notes (Face Value $112,190)....  $6,521
                13% Senior Subordinated Notes (Face Value $160,000)... 10,400 Interest on other debt and trade credit arrangements.. 3,328
                Interest accretion on new debt discount...............   1,145
                                                                       -------
                      Subtotal........................................  21,394

                Reversal of actual expense during the six-month period
                      ended March 31, 1996............................ (23,785)
                                                                        -------
                Pro forma adjustment..................................  $2,391
                                                                       =======

               In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

     (c) Represents $23,251 of costs incurred during the six-month period ended March 31, 1996 related to the Reorganization which is being excluded from the pro forma results for the period.

     (d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the six-months ended March 31, 1996 as if the effective date under the Plan of Reorganization had occurred on October 1, 1995.

     (e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

     (f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and half year period.


                                                                           Amortization           Six-Month
                                                              Amount          Period            Amortization
                                                              ------         ------            ------------

New Intangible Assets............................           $258,957          3.5 Years            $36,994
Historical Intangible Assets
Amortization.....................................                                                   (4,719)
                                                                                                    ------
                                                                                                   $32,275
                                                                                                   =======

Fees in connection with the Plan of Reorganization directly attributable to the Restructuring of $4,000 have been excluded from pro forma operating results for the six-month period ended March 31, 1996.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of Old Securities................ $381,230
           Historical carrying value of related accrued interests.....   47,134
           Write off of old deferred financing costs..................     (601)
           Market value of consideration exchanged for the old debt:
                  Plan Securities....................................  (258,448)
                  New Common Stock (New shares issued 10,000,000)....   (82,303)
                  Installment Note and other..........................   (1,749)
                  Cash*...............................................  (11,050)
                                                                        -------
                                                                         74,213
           Tax provision..............................................     --
                                                                        -------
           Extraordinary gain.........................................  $74,213
                                                                        =======

* Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on the new Senior Secured Notes, and $800 related to payment on Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the Warrants are assumed to have no value.

=============================================   ===============================
No dealer,  salesman or any other  person has     $50,000,000
been authorized to give any information or to
make any  representations  other  than  those
contained in this  Prospectus  in  connection
with the offer made by this  Prospectus  and,
if  given  or  made,   such   information  or
representations  must not be  relied  upon as         ANACOMP, INC.
having  been   authorized   by  the  Company.
Neither the delivery of this  Prospectus  nor
any  sale  made  hereunder  shall  under  any
circumstances  create  any  implication  that
there has been no change  in the  affairs  of   11 5/8% Senior Secured Notes
the  Company  since  the  date  hereof.  This              due 1999
Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


               Table of Contents

                                         Page
                                         ----

Available Information.......................2
Prospectus Summary..........................3            Prospectus
Summary Consolidated Financial Data.........6
Risk Factors................................9
Use of Proceeds............................13
Capitalization.............................13
Selected Consolidated Financial Data.......14
Pro Forma Unaudited Financial Data.........17
Management's Discussion and
   Analysis of Results of Operations
   and Financial Condition.................29
The Company................................36
Management.................................49
Security Ownership of Certain Beneficial
   Owners and Management...................55
Certain Relationships and Related
   Transactions............................57
Selling Noteholders........................57
Description of the Senior Secured Notes....58
Description of Other Obligations...........83
Plan of Distribution.......................89
Legal Matters..............................89
Experts....................................89
Index to Consolidated Financial
   Statements.............................F-1


                                                   Dated     , 1996